EXECUTION COPY

CREDIT AGREEMENT

dated as of May 21, 2012

among

Garrison Funding 2012-1 LLC,

 as Borrower,

the Lenders Referred to Herein,

Natixis, New York Branch,
as Administrative Agent and Arranger,

and

Deutsche Bank Trust Company Americas,
as Collateral Agent and Custodian

SCHEDULES AND EXHIBITS

Schedule A	- Moody's Industry Classifications
Schedule B	- Moody's Rating Procedures
Schedule C	- Approved Appraisal Firms
Schedule D	- Collateral Quality Matrix
Schedule E	- Diversity Score Calculation
Schedule F	- List of Initial Collateral Loans
Schedule G	- Prohibited Assignees

Exhibit A-1	- Form of Note for Class A-R Loans
Exhibit A-2	- Form of Note for Swingline Loans
Exhibit A-3	- Form of Note for Class A-T Loans
Exhibit B	- Form of Notice of Borrowing
Exhibit C	- Form of Assignment and Assumption Agreement
Exhibit D	- Form of Joinder Agreement
Exhibit E	- Scope of Collateral Report
Exhibit F	- Scope of Payment Date Report
Exhibit G	- Scope of Asset-Level Reporting to Lenders
Exhibit H	- Form of Retention of Net Economic Interest Letter

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of May 21, 2012, is entered into by and among GARRISON FUNDING 2012-1 LLC, a limited liability company organized under the law of the State of Delaware, as Borrower, the Lenders party hereto from time to time, NATIXIS, NEW YORK BRANCH, as Administrative Agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent and Custodian.

WITNESSETH:

WHEREAS, the Borrower desires that the Lenders make Loans on a revolving and term loan basis to the Borrower on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower on the date hereof shall be used by the Borrower to purchase and originate Collateral Loans, to pay fees and expenses relating to this Agreement, to acquire Collateral Loans from Garrison Funding 2010-1 and Garrison BDC, to refinance Swingline Loans and pay Unfunded Amounts, all in accordance with the terms hereof; and

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower after the date hereof shall be used by the Borrower to purchase and originate Collateral Loans and fund Exposure Amounts, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment of all Secured Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, and to secure the due and punctual performance of all of the obligations of the Borrower contained in this Agreement and the other Loan Documents, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the "Pledged Collateral"):

(a)          all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b)          (i)  the Custodial Account and all Collateral which is delivered to the Collateral Agent in the future pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) purchased with funds on deposit in the Covered Accounts, and all income from the investment of funds in the Covered Accounts;

(c)          moneys, securities, reserves and other property now or at any time in the possession of the Collateral Agent or its bailee, agent or custodian (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d)          all property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral, or any Related Contract;

(e)          the Interest Hedge Agreements;

(f)          the Master Transfer Agreement;

(g)          the Collateral Management Agreement;

(h)          the Collateral Administration Agreement;

(i)          the Sub-Collateral Management Agreement;

(j)          all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC) and all other personal property; and

(k)          all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. The following terms, as used herein, have the following meanings:

"ABL Facility" means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels, or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

"Account Control Agreement" means the Account Control Agreement among the Borrower, as debtor, DBTCA, as secured party, and DBTCA, as custodian and securities intermediary, dated on or about the date hereof.

"Accountants' Report" means an agreed upon procedures report prepared by a firm of independent certified public accountants of recognized international reputation appointed by the Borrower.

"Additional Lender" means a Lender that has made an Additional Loan or provided an Increased Commitment hereunder.

"Additional Loans" has the meaning assigned to such term in Section 2.11(a).

"Adjusted London Interbank Offered Rate" means, with respect to any Interest Period, a rate per annum (expressed as a percentage) equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

"Administration Agreement" means the proposed Administration Agreement expected to be entered into after the BDC Conversion by and between Garrison BDC and Garrison Capital Administrator LLC, as amended, supplemented or replaced from time to time.

"Administrative Agent" means Natixis, New York Branch in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

"Administrative Agent Fee" means the fee payable to the Administrative Agent in arrears on each Quarterly Payment Date, equal to $12,500 per Quarterly Payment Date; provided that the Administrative Agent Fee will be payable only if there is more than one Class A-R Lender.

"Administrative Expenses" means, without duplication, fees, expenses (including indemnities) and other amounts due or accrued with respect to any Quarterly Payment Date (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a)          first, to the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Collateral Administrator, the Custodian and DBTCA as securities intermediary (if any), and for the reimbursement of other reasonable Administrative Expenses and disbursements incurred by the Collateral Agent, the Collateral Administrator, the Custodian and DBTCA as securities intermediary under any Loan Documents in accordance with the provisions of this Agreement;

(b)          second, to the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable expenses and disbursements incurred by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement;

(c)          third, on a pro rata basis, the following amounts (excluding indemnities unless otherwise noted) to the following parties:

(i)          the Borrower and the Collateral Manager for the reimbursement of reasonable expenses and disbursements incurred by the Borrower and the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower and the Collateral Manager in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts (but excluding Collateral Management Fees);

(ii)        any Rating Agency rating any Class of Loans for fees and reasonable expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of credit estimates by such Rating Agency and ongoing Rating Agency surveillance fees;

(iii)       any other Person in respect of any governmental fee, charge or tax incurred on behalf of the Borrower; and

(iv)       any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents; and

(d)          fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) or the Collateral Manager or (iii) any Increased Costs; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(h).

"Administrative Officer" means, (i) when used with respect to the Collateral Agent (in each of its capacities), any vice president, assistant vice president, treasurer, assistant treasurer, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject and (ii) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

"Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

"Advisory Contract" means the Investment Advisory Agreement dated as of December 17, 2010 between Garrison BDC and Garrison Capital Advisers LLC, as amended, supplemented or replaced from time to time.

"Affiliate" or "Affiliated" means, with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) above.

"Agents" means the Administrative Agent and the Collateral Agent (including in its capacities of Custodian and securities intermediary), and "Agent" means either of them.

"Aggregate Maximum Principal Balance" means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

"Aggregate Participation Exposure" means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

"Aggregate Participation Percentage" means, for any Selling Institution at any time, the percentage of Borrower's Total Capitalization represented by the Aggregate Participation Exposure at such time for such Selling Institution.

"Aggregate Principal Balance" means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

"Agreement" means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a)          the Prime Rate in effect on such day;

(b)          the Federal Funds Rate in effect on such day plus ½ of 1% per annum; and

(c)          LIBOR.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

"Applicable Lending Office" means, with respect to any Lender, the office or offices designated as its "Lending Office" opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

"Applicable Margin" means:

(a)          from (and including) the Closing Date to (and excluding) the Quarterly Payment Date falling in February 2013, either (x) 2.75% per annum if column F of the Collateral Quality Matrix set forth in Schedule D is applicable based on the Grid Number then in effect or (y) 3.25% per annum if column E of the Collateral Quality Matrix set forth in Schedule D is applicable based on the Grid Number then in effect; and

(b)          from (and including) the Quarterly Payment Date falling in February 2013, 3.25% per annum;

provided that (i) in the event that the Reinvestment Period expires without the occurrence of the CLO Closing Date and the payment in full of the Loans and all other Obligations, the Applicable Margin will increase by an incremental 0.25% on the date of such expiration and then by a further incremental 0.25% on each six-month anniversary of the date of such expiration, and (ii) in the event that a Trigger Event occurs, the Applicable Margin will increase by an incremental 0.25% on the earlier to occur of (1) the six-month anniversary of the date of the Trigger Event and (2) the date on which the Reinvestment Period would have otherwise expired as set forth in clause (i) above, and then by a further incremental 0.25% on each subsequent six-month anniversary of the applicable date as provided in clauses (1) and (2) above (interest accrued at the increased margin(s) pursuant to clauses (i) and (ii) above, the "Incremental Interest"); provided further that, unless an Event of Default shall have occurred and be continuing, in no event shall the Applicable Margin exceed 4.50% per annum. Notwithstanding the foregoing or anything else to the contrary in the Loan Documents, in the event that Versailles, Natixis and any of their Affiliates do not collectively hold at least $50,000,000 of Loans and/or Commitments, then the Applicable Margin will be determined without further reference to, or inclusion of, Incremental Interest.

"Applicable Rate" means,

(a)          with respect to each Syndicated Loan, (i) if Versailles or any other CP Conduit is a Lender with respect to such Syndicated Loan, the sum of (x) the Cost of Funds Rate for such Syndicated Loan plus (y) the Applicable Margin and (ii) if any other Person is a Lender with respect to such Syndicated Loan, the sum of (x) the Adjusted London Interbank Offered Rate applicable to the relevant Interest Period plus (y) the Applicable Margin (provided in the case of this clause (ii) that, in the case of any Interest Period on or after the first day on which a Lender shall have notified the Administrative Agent pursuant to Section 11.1 that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to such Lender of funding its Loans for such Interest Period or shall have notified the Administrative Agent pursuant to Section 11.2 that it is not permitted to fund Loans at the Adjusted London Interbank Offered Rate (and such Lender shall not have subsequently notified the Administrative Agent that the circumstances giving rise to such situation no longer exist), the Applicable Rate shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period plus (2) the Applicable Margin for such Loans); and

(b)          with respect to each Swingline Loan for each day such Swingline Loan is outstanding, the Alternate Base Rate in effect on such day plus the Applicable Margin.

"Appraisal" means, with respect to any Collateral Loan, an appraisal of either (A) such Collateral Loan or (B) the assets securing such Collateral Loan, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Loan or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Loan or such assets in an expedited sale on an arm's-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

"Appraised Value" means, with respect to any Collateral Loan, the value (determined in Dollars) of either (A) such Collateral Loan or (B) the assets securing such Collateral Loan, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values. If the Borrower owns less than 100% of the total lenders' interests secured by the assets securing any Collateral Loan or has sold Participation Interests in such Collateral Loan, then the Appraised Value with respect to such Collateral Loan will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower's interest under the Collateral Loan.

"Approved Appraisal Firm" means those entities whose names are set forth on Schedule C, as it may be amended from time to time in accordance with Section 5.32(b), provided that (a) any such entity shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Loans and (ii) that the Borrower or the Collateral Manager determines, in accordance with the Servicing Standard, is qualified with respect to each Collateral Loan and (b) at no time may the Borrower, the Collateral Manager or any Affiliate thereof be an Approved Appraisal Firm.

"Approved Foreign Jurisdiction" means each of the United Kingdom, Japan, Germany, France, Luxembourg, Canada, Australia, the Netherlands and the Approved Tax Jurisdictions; provided that each such country has a ceiling for foreign currency bonds that is at least "Aa2" by Moody's.

"Approved Indices" has the meaning assigned to such term in the definition of Eligible Loan Index.

"Approved Lender" means (a) with respect to any Lender that is not a CP Conduit, a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a Moody's short-term rating of "P-1" (which rating of "P-1" is not on credit watch for possible downgrade) (or, if such entity does not have such rating, but such entity's parent has absolutely and unconditionally guaranteed its obligations hereunder, such parent has a Moody's short-term rating of "P-1" (which rating of "P-1" is not on credit watch for possible downgrade)) and (b) any CP Conduit whose Commercial Paper Notes have a Moody's short-term rating of "P-1" (which rating of "P-1" is not on credit watch for possible downgrade); provided that any Revolving Lender (including a CP Conduit) that has fully funded its Defaulting Lender Account in accordance with the provisions set forth in Sections 8.3(g) and 11.5(b) shall be an Approved Lender notwithstanding that its (or any such parent guarantor's or its Commercial Paper Notes') ratings are below such levels.

"Approved Tax Jurisdiction" means each of Bermuda, the Cayman Islands, Netherlands Antilles, the British Virgin Islands, the Channel Islands, the Isle of Man and Marshall Islands; provided that each such country has a ceiling for foreign currency bonds that is at least "Aa2" by Moody's.

"Article 122a" means article 122a of the amended Capital Requirements Directive, Directive 2009/111/EC.

"Assigned Moody's Rating" means the monitored, publicly available rating or the estimated rating expressly assigned to a debt obligation (or facility) by Moody's that addresses the full amount of the principal and interest promised.

"Assignee" has the meaning set forth in Section 12.6(c).

"Assignment and Assumption" means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee and, if applicable, the Borrower, the Administrative Agent and the Swingline Lender.

"Assignment Completion Date" means the earlier to occur of (i) the date that is 15 days prior to the Calculation Date immediately preceding the Quarterly Payment Date falling in August 2012 (or if such day is not a Business Day, the next succeeding Business Day) and (ii) the date on which the Borrower or the Collateral Manager provides to the Agents and Moody's a certification from an Authorized Officer of the Borrower or the Collateral Manager that the Assignment Conditions have been satisfied.

"Assignment Conditions" means the assignment to the Borrower of, such that the Borrower is the owner and lender of record in respect of, Collateral Loans in an Aggregate Principal Balance that is equal to or greater than $228,460,000.

"Assignment Period" means the period from and including the Closing Date to and including the Assignment Completion Date.

"Assumed Reinvestment Rate" means, at any time, LIBOR minus 1.00% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

"Authorized Officer" means:

(a)          with respect to each of the Borrower and the Collateral Manager, those of its respective officers and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b)          with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

"Bankruptcy Code" means Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

"Base Rate Loans" means Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

"BDC Conversion" has the meaning assigned to such term in the Prospectus and Registration Statement of Garrison BDC filed with the U.S. Securities and Exchange Commission on February 21, 2012.

"Board" has the meaning assigned to such term in Section 4.22.

"Borrower" means Garrison Funding 2012-1 LLC, a limited liability company organized under the law of the State of Delaware.

"Borrower Order" mean a written order or request dated and signed in the name of the Borrower by an Authorized Officer of the Borrower.

"Borrower's Total Capitalization" means, at any time, the sum of (a) the Principal Collateralization Amount, (b) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)) and (c) the aggregate amount of the undrawn Commitments above the Net Aggregate Exposure Amount; provided that during the Assignment Period, the Borrower's Total Capitalization shall be deemed to be equal to $285,575,000. For purposes of this definition and anything to the contrary herein notwithstanding, Current Pay Obligations will be valued at par and Defaulted Loans will be valued at Market Value for purposes of calculating the Principal Collateralization Amount.

"Borrowing Date" means the date of a Borrowing.

"Borrowings" has the meaning assigned to such term in Section 2.1.

"Bridge Loan" means any loan or other obligation that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

"Business Day" means any day except a Saturday, Sunday or a day on which commercial banks in London, England, New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Santa Ana, California) are authorized or required by law to close; provided that, if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Administrative Agent and the Lenders.

"Calculation Date" means, with respect to any Quarterly Payment Date, the last day of the calendar month immediately preceding such Quarterly Payment Date; provided that, if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

"Cash" means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

"Class" means each class of Loans that may be made hereunder, which are the Class A-R Loans, the Class A-T Loans and the Swingline Loans.

"Class A Lender" means a Lender with a Class A-R Commitment, a Class A-T Commitment or that holds any Class A Loan.

"Class A Loans" means, collectively, the Class A-R Loans and the Class A-T Loans.

"Class A-R Borrowing" has the meaning assigned to such term in Section 2.1.

"Class A-R Commitment" means, with respect to each Class A-R Lender, the commitment of such Class A-R Lender to make Class A-R Loans to the Borrower in the amount set forth opposite such Class A-R Lender's name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated, reduced or increased (including pursuant to Section 2.11) from time to time in accordance with the terms of this Agreement.

"Class A-R Commitment Period" means the period commencing on the Closing Date and ending on the earliest of:

(a)          the time at which the Class A-R Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b)          the last day of the Reinvestment Period;

provided that the Class A-R Commitment Period shall not end unless and until no Swingline Loans are outstanding and, if necessary, the Future Funding Reserve Borrowing has occurred.

"Class A-R Loan" has the meaning assigned to such term in Section 2.1.

"Class A-R Lender" means a Lender with a Class A-R Commitment or which holds any Class A-R Loan.

"Class A-T Borrowing" has the meaning assigned to such term in Section 2.1.

"Class A-T Commitment" means, with respect to each Class A-T Lender, the commitment of such Class A-T Lender to make Class A-T Loans to the Borrower in the amount set forth opposite such Class A-T Lender's name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated, reduced or increased (including pursuant to Section 2.11) from time to time in accordance with the terms of this Agreement.

"Class A-T Lender" means a Lender with a Class A-T Commitment or that holds any Class A-T Loan.

"Class A-T Loan" has the meaning assigned to such term in Section 2.1.

"Class A-T Loan Partial Prepayment Amount" means, with respect to any reduction of the Maximum Class A Loan Amount pursuant to the third paragraph of Section 2.7(a), an amount equal to:

(a)          the applicable MCALA Reduction Amount multiplied by

(b)         a fraction:

(x)         the numerator of which is the sum of (i) the undrawn and available portion of the Total Class A-T Commitment and (ii) the aggregate outstanding principal amount of the Class A-T Loans; and

(y)        the denominator of which is the sum of (i) the undrawn and available portion of the Total Class A-T Commitment, (ii) the aggregate outstanding principal amount of the Class A-T Loans, (iii) the undrawn and available portion of the Total Class A-R Commitment and (iv) the aggregate outstanding principal amount of the Revolving Loans.

"CLO Closing Date" means the date on which the Takeout Transaction is fully consummated.

"Closing Date" means May 21, 2012.

"Closing Expense Account" means the trust account established pursuant to Section 8.3(h).

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral" means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

"Collateral Administration Agreement" means the Collateral Administration Agreement dated as of the Closing Date among the Borrower, the Collateral Manager and the Collateral Administrator, as amended from time to time.

"Collateral Administrator" means DBTCA, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

"Collateral Agent" means DBTCA in its capacity as collateral agent under this Agreement, and its successors in such capacity.

"Collateral Agent Fee" means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the Fee Letter, dated as of May 17, 2012, between the Borrower and the Collateral Agent.

"Collateral Loan" means a Senior Secured Loan or Second Lien Loan (in each case whether originated by or assigned to the Borrower) or a Participation Interest in any such loan that as of the date of acquisition or origination by the Borrower meets each of the following criteria:

(a)          provides the Borrower with a valid, perfected security interest in the related collateral at the level of priority indicated in the related Underlying Instruments; constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); may be pledged and assigned freely by the Borrower; with respect to which all steps required by Section 8.7 have been taken and in which the Collateral Agent holds a first-priority perfected security interest for the benefit of the Secured Parties; and, at the time such Collateral Loan was purchased or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any applicable law, rule or regulation;

(b)          is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency) and is governed by the law of a state of the United States or the law of the Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction) where the Obligor is located;

(c)          is an obligation of an Obligor organized or incorporated in the United States (or any state thereof) or an Approved Foreign Jurisdiction;

(d)          is not a Defaulted Loan;

(e)          is not a Credit Risk Loan, a Bridge Loan, a Synthetic Security, a Zero Coupon Loan or a Real Estate Loan;

(f)           is not a Structured Finance Obligation, a finance lease or chattel paper;

(g)          is not subject to material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard;

(h)          (i) is not an equity security or a component of an equity security; and (ii) is not exchangeable or convertible into equity at the option of the Obligor; provided that, notwithstanding the foregoing, a Unit may be a Collateral Loan if the relevant conversion or exchange right with respect to the equity component thereof has a value that is less than 2.0% of the purchase price of such Collateral Loan as determined by the Borrower in its discretion;

(i)           is not a Cov-Lite Loan;

(j)           is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Underlying Instrument);

(k)          does not constitute Margin Stock;

(l)           does not subject the Borrower to withholding tax unless the Obligor is required to make "gross-up" payments constituting 100% of such withholding tax (including in the event of a change of law);

(m)         (i) provides for the full principal balance to be payable at or prior to its maturity and (ii) has a maturity date falling no later than the Stated Maturity of the Loans;

(n)          if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution incorporated or organized under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution incorporated or organized outside the United States or (ii) with respect to Collateral Loans the Obligors of which are organized or incorporated in an Approved Foreign Jurisdiction, a Selling Institution organized or incorporated in an Approved Foreign Jurisdiction, in each case to the extent such Selling Institution satisfies the Moody's Counterparty Criteria;

(o)          provides for payment of interest at least semi-annually;

(p)          is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(q)          will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(r)           is not (i) a Subordinated Loan, (ii) a mezzanine loan or debt security or (iii) an unsecured loan or debt security; and

(s)          the acquisition price (exclusive of the portion thereof attributable to accrued interest) paid by the Borrower therefor does not exceed 101% of the Principal Balance thereof.

"Collateral Management Agreement" means the Collateral Management Agreement dated as of May 21, 2012 between the Borrower and the Collateral Manager relating to the Loans and the Collateral, as amended from time to time in accordance with the terms hereof and thereof.

"Collateral Management Fees" means, collectively, the Senior Management Fees and the Subordinated Management Fees.

"Collateral Manager" means Garrison Funding 2012-1 Manager LLC, a Delaware limited liability company, or any successor in such capacity in accordance with the Collateral Management Agreement.

"Collateral Quality Matrix" means the Collateral Quality Matrix set forth on Schedule D. As of the Closing Date, Grid Number 7 shall be in effect for purposes of calculations relating to the Collateral Quality Tests. Thereafter, upon not less than one Business Day's notice to the Agents (with a copy to each Rating Agency then rating any Class of Loans and the Lenders), the Borrower may specify a different Grid Number to be in effect for purposes of calculations relating to the Collateral Quality Matrix; provided that, after giving effect to such change, each of the Collateral Quality Tests will be satisfied; provided further that the Borrower will be limited in specifying a different Grid Number to 3 times in any fiscal quarter.

"Collateral Quality Test" means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a)          the Minimum Weighted Average Spread Test;

(b)          the Minimum Weighted Average Coupon Test;

(c)          the Minimum Weighted Average Moody's Recovery Rate Test;

(d)          the Weighted Average Life Test;

(e)          the Maximum Moody's Rating Factor Test; and

(f)           the Minimum Diversity Test.

"Collateral Report" has the meaning set forth in Section 5.1(h).

"Collateral Report Determination Date" means the last day of each calendar month; provided that, if any such date is not a Business Day, such Collateral Report Determination Date shall be the next succeeding Business Day.

"Collection Account" means the trust account established pursuant to Section 8.2(a).

"Collections" means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor's obligation to make payments with respect thereto.

"Commercial Paper Funding" means, with respect to any Loan funded by a CP Conduit, at any time, the funding by a CP Conduit of all or a portion of the outstanding principal amount of such Loan with funds provided by the issuance of Commercial Paper Notes.

"Commercial Paper Funding Period" means, with respect to any Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Commercial Paper Funding.

"Commercial Paper Notes" means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit in the commercial paper market from time to time.

"Commercial Paper Rate" means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of a commercial paper conduit providing funding to a CP Conduit, plus (ii) if not included in the calculations in clause (i), the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or Funding Agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

"Commitments" means, collectively, the Class A-R Commitments and the Class A-T Commitments (including, in each case, the Increased Commitments relating to each Class of Loans).

"Commitment Fee" has the meaning set forth in Section 2.6(a).

"Commitment Shortfall" means the amount by which:

(a)          the aggregate Unfunded Amount exceeds

(b)          the sum of (i) the Total Class A-R Commitment minus the aggregate principal amount of Class A-R Loans and Swingline Loans outstanding at such time plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

"Concentration Limitations" means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed purchase or origination of a Collateral Loan, proposed to be owned) by the Borrower comply with all of the requirements set forth below (or, in connection with a proposed purchase or origination, if not in compliance, the relevant requirements are maintained or improved as a result of such purchase or origination), calculated as a percentage of Borrower's Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a)          not more than 20.0% consist of Collateral Loans that are not Senior Secured Loans;

(b)          not more than 5.0% consist of Fixed Rate Obligations;

(c)          not more than 10.0% consist of DIP Loans, provided that each such DIP Loan has a publicly monitored rating by Moody's (or a credit estimate from Moody's);

(d)          not more than 5.0% consist of Current Pay Obligations;

(e)          not more than 3.0% consist of obligations of any one Obligor (and Affiliates thereof);

(f)          not more than 5.0% consist of Collateral Loans whose Obligors are organized or incorporated in an Approved Foreign Jurisdiction; provided that not more than 3.0% of such Collateral Loans consist of Collateral Loans whose Obligors are organized or incorporated in an Approved Tax Jurisdiction (provided that a majority of the assets owned by, and revenue of, each such Obligor that is organized or incorporated in an Approved Tax Jurisdiction is located in or from the United States or any other Approved Foreign Jurisdiction);

(g)          not more than 5.0% consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

(h)          not more than 10.0% consist of Revolving Collateral Loans and Delayed Funding Loans;

(i)           not more than 12.0% consist of Collateral Loans with Obligors in the same Moody's Industry Classification, except that the largest Moody's Industry Classification may represent up to 17.5%;

(j)           not more than 10.0% consist of Collateral Loans as to which the Moody's Rating is derived from a publicly monitored rating by Standard & Poor's;

(k)          not more than 20.0% consist of Collateral Loans as to which the Moody's Rating is determined using Moody's "RiskCalc" (as described in Schedule B);

(l)           the Aggregate Participation Exposure is not more than 20.0%; provided that this clause (l) will only be applicable after the Assignment Period;

(m)          not more than 20% consist of Collateral Loans that (1) (i) have a Moody's Rating below "B2" or (ii) are in the process of receiving a credit estimate from Moody's and (2) have a trailing twelve month EBITDA of less than $12,500,000 (as determined by the Collateral Manager); provided that Collateral Loans that receive a credit estimate from Moody's equal to or above "B2" will be excluded from such 20% limitation once such credit estimate is received;

(n)          not more than 10.0% consist of PIK Loans; and

(o)          not more than 5.0% consist of Collateral Loans that have attached Equity Kickers.

"Conduit Assignee" means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

"Conduit Rating Agency" means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

"Conduit Support Provider" means, without duplication, (i) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

"Consolidated" means "consolidated" in accordance with GAAP.

"Constituent Documents" means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Contingent Obligation" as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent Financial Statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person's guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

"Corporate Trust Office" means the corporate trust office of the Collateral Agent currently located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Structured Credit Services – Garrison Funding 2012-1, or such other address as the Collateral Agent may designate from time to time by notice to the Borrower, the Administrative Agent, and the Lenders or the principal corporate trust office of any successor Collateral Agent.

"Cost of Funds Rate" means, with respect to any Loan funded by a CP Conduit, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by Versailles or another CP Conduit shall be associated with the Commercial Paper Funding undertaken by Versailles or such other CP Conduit, as the case may be.

"Cost of Funds Rate Cap" means the sum, for any Interest Period, of (i) the Adjusted London Interbank Offered Rate applicable to such Interest Period plus (ii) 0.50% per annum; provided that, if, pursuant to Section 11.1(a), the Administrative Agent is unable to obtain a quotation for the London Interbank Offered Rate, the Cost of Funds Rate Cap shall mean the sum, for each day in any Interest Period, of (i) the Alternate Base Rate applicable to such day plus (ii) 0.50% per annum.

"Cov-Lite Loan" means a Collateral Loan the Related Contracts for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts).

"Coverage Tests" means each of the Overcollateralization Ratio Test and Interest Coverage Ratio Test.

"Covered Accounts" means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Payment Account, the Defaulting Lender Account, the Closing Expense Account and any subaccounts of each of the foregoing.

"CP Conduit" means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets and that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

"Credit Facility" means, with respect to any Loan by any CP Conduit, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

"Credit Funding" means, with respect to any Loan by any CP Conduit, at any time, funding by a CP Conduit of all or a portion of the outstanding principal amount of such Loan with funds provided under a Credit Facility.

"Credit Funding Period" means, with respect to any Loan by any CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Credit Funding.

"Credit Funding Rate" means, with respect to any Credit Funding on any day, the per annum rate of interest provided for in the relevant Credit Facility on such day.

          "Credit Improved Loan" means any Collateral Loan that in the Borrower's or the Collateral Manager's commercially reasonable business judgment applying the Servicing Standard has significantly improved in credit quality from the condition of its credit at the time of origination or purchase, which judgment may (but need not) be based on one or more of the following facts:

(a)          the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was originated or purchased by the Borrower;

(b)          the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was originated or purchased by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c)          with respect to which one or more of the following criteria applies: (i) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by any Rating Agency then rating any Class of Loans since the date on which such Collateral Loan was originated or purchased by the Borrower; (ii) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (iii) the price of such Collateral Loan has changed during the period from the date on which it was originated or purchased by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Loan changed during the period from the date on which it was originated or purchased by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Collateral Manager over the same period plus 0.50%.

"Credit Risk Loan" means a Collateral Loan that is not a Defaulted Loan but which has, in the Borrower's or the Collateral Manager's reasonable judgment applying the Servicing Standard, a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan.

"Current Pay Obligation" means a Collateral Loan that would otherwise be a Defaulted Loan as to which (i) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Collateral Manager reasonably expects, and delivers to Moody's (if Moody's is then rating any Loans) a certificate of an Authorized Officer certifying, that the remaining scheduled interest and principal payments due will be paid in cash, (ii) the Moody's Rating of such Collateral Loan is at least "Caa2" and is not on a watch list for possible downgrade, (iii) the Market Value (which is not determined pursuant to clause (d) of the definition thereof) of such Collateral Loan is at least 85% of par and (iv) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest due and payable on such Collateral Loan; provided that to the extent that more than 5% of the Borrower's Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Loans designated by the Borrower having a Principal Balance plus aggregate Exposure Amounts at least equal to such excess shall be deemed not to constitute Current Pay Obligations (and shall therefore constitute Defaulted Loans).

"Custodial Account" means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4.

"Custodian" has the meaning set forth in Section 8.4(a).

"Daily Report" has the meaning set forth in Section 8.9.

"DBTCA" means Deutsche Bank Trust Company Americas.

"Deemed Rating Confirmation" has the meaning assigned to such term in Section 5.38(c).

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulted Loan" means any Collateral Loan as to which:

(a)          a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days in the case of interest or three Business Days in the case of principal if the Borrower or the Collateral Manager certifies to the Collateral Agent in writing that such default is unrelated to credit-related causes, but in no case beyond the passage of any grace period applicable thereto);

(b)          the Borrower or the Collateral Manager has received written notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after passage of three Business Days, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(c)          except in the case of a DIP Loan, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d)          such Collateral Loan has a Moody's Rating of "Ca" or lower or has a "probability of default" rating assigned by Moody's of "D" or "LD", or had any such rating immediately before such rating was withdrawn;

(e)          the Borrower or the Collateral Manager has received notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has a Moody's Rating of "Ca" or lower or has a "probability of default" rating assigned by Moody's of "D" or "LD", or had any such rating immediately before such rating was withdrawn;

(f)          a default with respect to which the Borrower or the Collateral Manager has received written notice, or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge, that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments;

(g)          such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h)          such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a "Defaulted Loan" (other than under this clause (h)) or with respect to which the Selling Institution has a Moody's Rating of "Ca" or lower or has a "probability of default" rating assigned by Moody's of "D" or "LD", or had any such rating immediately before such rating was withdrawn; or

(i)           the Borrower or the Collateral Manager has in accordance with the Servicing Standard otherwise declared such Collateral Loan to be a "Defaulted Loan";

provided that Current Pay Obligations up to 5% of Borrower's Total Capitalization shall be deemed not to be Defaulted Loans.

"Defaulting Lender" means, at any time, a Lender that:

(a)          in the case of a Revolving Lender (but only during the Class A-R Commitment Period), fails to be an Approved Lender at such time; or

(b)          has at any time failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (1) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute or (2) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure continues for five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission).

"Defaulting Lender Account" means the trust account established pursuant to Section 8.3(g).

"Delayed Funding Loan" means a Collateral Loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the undrawn commitment and only for so long as any future funding obligations remain in effect.

"DIP Loan" means any interest in a loan or financing facility with a Moody's Rating (i) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a "Debtor") organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor's otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor's estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor's encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code (provided, in the case of this clause (d), that notice has been provided to Moody's prior to the acquisition of such loan).

"Discount Loan" means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 80%, if its Moody's Rating is "B3" or above, or less than 85%, if its Moody's Rating is below "B3", of the principal balance of such Collateral Loan; provided that such Collateral Loan shall cease to be a Discount Loan at such time as the Market Value of such Collateral Loan, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Loan, equals or exceeds 90% of the principal balance of such Collateral Loan.

"Distribution" means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

"Diversity Score" means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule E hereto.

"Dollars" and "$" mean lawful money of the United States of America.

"Due Date" means each date on which a Distribution is due on a Collateral Loan.

"Due Period" means, with respect to any Quarterly Payment Date, the period commencing on the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date relating to the Stated Maturity, or the Maturity of all Loans, ending on the day preceding such Quarterly Payment Date).

"EBITDA" means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Loan, in the manner provided in the Related Contracts).

"Eligibility Criteria" means, in connection with each acquisition or origination of a Collateral Loan, each of the following:

(a)          each Concentration Limitation is satisfied (or, if not satisfied immediately prior to such acquisition or origination, compliance with such Concentration Limitation is maintained or improved);

(b)          each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such acquisition or origination, compliance with such Collateral Quality Test is maintained or improved);

(c)          each Coverage Test is satisfied; and

(d)          there is no Commitment Shortfall after giving effect to such acquisition or origination.

"Eligible Account Bank" means, with respect to any specified account, a financial institution that if such account is a fully segregated trust account with the trust department or corporate trust department of such financial institution, has a short-term credit rating of "P-1" by Moody's or a long-term credit rating of at least "A2" by Moody's (neither of which rating is on credit watch for possible downgrade).

"Eligible Investment Required Ratings" means, in the case of each Eligible Investment, (a) if such Eligible Investment has no long-term credit rating from Moody's, a short-term credit rating of "P-1" by Moody's, (b) if such Eligible Investment has no short-term credit rating from Moody's, a Moody's Rating of "Aaa", and (c) if such Eligible Investment has both a short-term credit rating from Moody's and a long-term credit rating from Moody's, "P-1" and at least "Aa3", respectively.

"Eligible Investments" means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(i)           direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii)          demand and time deposits in, certificates of deposit of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)         unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depositary institution or trust company (acting as principal) described in clause (ii) above or entered into with a corporation (acting as principal) with, or whose parent company has (in addition to a guarantee agreement with such entity), the Eligible Investment Required Ratings;

(iv)         Registered securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(v)          non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(vi)         a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case with the Eligible Investment Required Ratings; provided that (a) the Borrower has satisfied the Rating Condition and the Majority Lenders have consented thereto or (b) such Reinvestment Agreement may be unwound at the option of the Borrower without penalty;

(vii)        money market funds domiciled outside of the United States which funds have, at all times, the highest Moody's credit rating assignable at such time and credit ratings of "AAA-mf" by Standard & Poor's;

(viii)      any other investment similar to those described in clauses (i) through (vii) above which (a) each Rating Agency then rating any Class of Loans has confirmed may be included in the portfolio of Collateral Loans as an Eligible Investment without adversely affecting its ratings on any such Class of Loans, (b) has the Eligible Investment Required Ratings at the time of such investment and (c) has been approved by the Majority Lenders;

and, in the case of (i) through (vi) and (viii) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs; provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an "f", "r", "p", "pi", "q" or "t" subscript assigned by Standard & Poor's, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make "gross-up" payments for the full amount of such withholding tax, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Borrower's or the Collateral Manager's judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment advisor or other service provider.

"Eligible Loan Index" means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Collateral Manager upon the origination or acquisition of such Collateral Loan: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Majority Lenders with written notice thereof to be provided to any Rating Agency then rating any Class of Loans (collectively, the "Approved Indices"); provided that the Borrower or the Collateral Manager may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

"Engagement Letter" means the Engagement Letter, dated as of March 27, 2012, between Garrison BDC and Natixis, as amended from time to time in accordance with the terms thereof.

"Environmental Claim" means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

"Equity Kicker" means a warrant (or other "attached" Equity Security) that is received with respect to a Collateral Loan or purchased as part of a "unit" with a Collateral Loan (so long as such warrant or other Equity Security is not Margin Stock and is not convertible or exchangeable into Margin Stock). The term "Equity Kicker" does not include any warrant that is detached or detachable from the underlying Collateral Loan.

"Equity Security" means any equity security or any other security or loan that is not eligible for purchase by the Borrower as a Collateral Loan and any security purchased by the Borrower as part of a "unit" with a Collateral Loan and which itself is not eligible for purchase by the Borrower as a Collateral Loan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

"Eurodollar Rate Loans" means Loans accruing interest at an Applicable Rate based upon the Adjusted London Interbank Offered Rate.

"Euro-Dollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

"Event of Default" has the meaning set forth in Section 6.1.

"Excess Reserve Amount" means, on any date, the excess (if any) of:

(a)           the amount standing to the credit of the Future Funding Reserve Account on such date over

(b)          (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the last day of the Reinvestment Period, the excess (if any) of (x) the Total Class A-R Commitment on such date over (y) the aggregate principal amount of the Class A-R Loans and Swingline Loans outstanding on such date.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

"Exposure Amount" as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower's maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

"Fee Proceeds" means all amounts in the Collection Account representing upfront, commitment, anniversary, annual, prepayment, redemption or any other fees of any type received in respect of any Collateral Loan and any excess, with respect to Participation Interests in Collateral Loans which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such Participation Interest over the amount of interest required to be paid by the Borrower to the purchaser of such Participation Interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor. Fee Proceeds shall in all cases constitute Interest Proceeds.

"Fitch" means Fitch, Inc., together with its successors.

"Fixed Rate Obligation" means any Collateral Loan that bears a fixed rate of interest.

"Floating Rate Obligation" means any Collateral Loan that bears a floating rate of interest.

"FRBNY" means the Federal Reserve Bank of New York.

"Funding Agent" means the bank or other financial institution acting as the agent of a CP Conduit under this Agreement pursuant to a Joinder Agreement, as applicable.

"Future Funding Reserve Account" means the trust account established pursuant to Section 8.3(b).

"Future Funding Reserve Borrowing" means a borrowing of a Future Funding Reserve Loan hereunder.

"Future Funding Reserve Loan" has the meaning set forth in Section 2.1.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States.

"Garrison" means Garrison Investment Group LP and its successors.

"Garrison BDC" means Garrison Capital LLC and its successors (including without limitation Garrison Capital Inc. after the consummation of the BDC Conversion).

"Garrison Funding 2010-1" means Garrison Funding 2010-1 LLC and its successors.

"Grant" means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Grid Number" means a row of the Collateral Quality Matrix, identified therein in the column entitled "Grid #".

"Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

"Hedge Counterparty Rating Criteria" means, in respect of a counterparty or entity guaranteeing the obligations of such counterparty, a long-term debt rating by Moody's of "Aa3" (which rating of "Aa3" is not on credit watch for possible downgrade) or higher if the Interest Hedge Counterparty or guarantor has only a long-term debt rating; or a long-term debt rating by Moody's of "A1" (which rating of "A1" is not on credit watch for possible downgrade) or higher and a short-term debt rating by Moody's of "P-1" (which rating of "P-1" is not on credit watch for possible downgrade) if the Interest Hedge Counterparty or guarantor has both long-term and short-term debt ratings.

"Increased Commitment Date" means the date of the effectiveness of the Increased Commitments pursuant to the terms of this Agreement.

"Increased Commitments" has the meaning assigned to such term in Section 2.11(a).

"Increased Costs" means any amounts due pursuant to Section 2.9 and/or Article XI.

"Incremental Interest" has the meaning assigned to such term in the definition of Applicable Margin.

"Incurrence Covenant" means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

"Indebtedness" of any Person means, without duplication, (a) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

"Indemnitee" has the meaning set forth in Section 12.3(b).

"Initial Rating" means the rating given to each Class of Loans by Moody's as of the Closing Date.

"Interest Coverage Amount" means, at any time, the sum, without duplication, of (a) the scheduled interest payments due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (excluding Defaulted Loans (but including interest payments actually received on Defaulted Loans)) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account, in each case for the then-current Due Period; and (d) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period.

"Interest Coverage Ratio" means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a)          (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A) through (D) of Section 9.1(a)(i) by

(b)          the sum of (i) all interest due on the Class A Loans and the Swingline Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the related Quarterly Payment Date.

"Interest Coverage Ratio Test" means a test satisfied on any Measurement Date if the Interest Coverage Ratio is greater than or equal to 150.0% on such date; provided that at any time prior to and including the Calculation Date corresponding to the Quarterly Payment Date occurring in August 2012, such test will be satisfied if the Interest Coverage Ratio is greater than or equal to 110.0% on such date.

"Interest Hedge Agreement" means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

"Interest Hedge Counterparty" means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the Hedge Counterparty Rating Criteria (or, with respect to any counterparty not meeting such Hedge Counterparty Rating Criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting such criteria at such time), together with any permitted assignee or successor (which meets the Hedge Counterparty Rating Criteria) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

"Interest Period" means, with respect to each Syndicated Borrowing, (a) the period from (and including) the date of such Syndicated Borrowing to but excluding the following Quarterly Payment Date, and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Syndicated Borrowing is repaid.

"Interest Proceeds" means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Underlying Instruments of such Pledged Collateral, (b) all Fee Proceeds, (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 8.3(e), are to be treated as Interest Proceeds and (d) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(h). Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute "Interest Proceeds" hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security (other than the attached equity component of a Unit) will constitute Principal Proceeds (and not Interest Proceeds).

"Interpolated Rate" means (a) for any Interest Period equal to three months, three month LIBOR as calculated in accordance with the definition of LIBOR and (b) for any Interest Period of less than three months, the rate determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the definition of LIBOR, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Period; provided that, if an Interest Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with the definition of LIBOR as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

"Investment Advisers Act" means the Investment Advisers Act of 1940, as amended.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Investment Criteria Adjusted Balance" means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that for all purposes the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price of such Discount Loan.

"Joinder Agreement" means an agreement substantially in the form of Exhibit D pursuant to which a Funding Agent may act as agent of a CP Conduit under this Agreement.

"Lender" means each Class A-R Lender, each Class A-T Lender and the Swingline Lender, each Assignee which becomes a Lender pursuant to Section 12.6(c), each Additional Lender and their respective successors; provided that:

(a)          each Class A-R Lender must be an Approved Lender at all times during the Class A-R Commitment Period;

(b)          the Swingline Lender must be an Approved Lender at all times during the Swingline Availability Period; and

(c)          if at any time during the period referred to in clause (a) or (b) above, as applicable, a Class A-R Lender or the Swingline Lender is not an Approved Lender, then it shall transfer all of its rights and obligations under this Agreement to an Approved Lender pursuant to Section 12.6(c) within 30 days after the date on which such Lender first obtains knowledge that such Lender is not an Approved Lender (or such earlier date, if any, as is provided in Section 11.5).

"LIBOR Business Day" means any day except a Saturday, a Sunday or a day on which commercial banks in London or New York City are authorized or required by law to close.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Liquidity Facility" means, with respect to any Loan by any CP Conduit, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

"Liquidity Funding" means, with respect to any Loan by any CP Conduit, at any time, funding by a CP Conduit of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

"Liquidity Funding Period" means, with respect to any Loan by any CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

"Liquidity Funding Rate" means with respect to any Liquidity Funding under a Liquidity Facility, the per annum rate of interest provided for in the relevant Liquidity Facility.

"LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of May 16, 2012, between Garrison Funding 2012-1 Manager LLC, as Initial Member and Designated Manager, and Donald J. Puglisi, as Special Member and Independent Manager, as further amended, restated or otherwise modified from time to time.

"Loan Documents" means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Sub-Collateral Management Agreement, the Notes, the Interest Hedge Agreements, each Joinder Agreement, the Master Transfer Agreement, the Staffing Agreement, the Administration Agreement, the Advisory Contract and the Retention of Net Economic Interest Letter.

"Loans" means, collectively, Class A-R Loans, Swingline Loans and Class A-T Loans (including, in each case, the Additional Loans of each Class).

"London Interbank Offered Rate" or "LIBOR" means, with respect to any Interest Period, the Interpolated Rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for deposits in Dollars for the appropriate periods that appear on Reuters Page 3750 (or such page as may replace Reuters Page 3750) as reported by Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period. If such rates do not appear on Reuters Page 3750 (or such page as may replace Reuters Page 3750) as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period, the London Interbank Offered Rate will be the arithmetic mean of the offered rates (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) for deposits in Dollars for the appropriate periods that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on any such date, the Administrative Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Administrative Agent to provide such bank's offered quotation (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) to prime banks in the London interbank market for deposits in Dollars for the appropriate periods that as of 11:00 a.m., London time, on such date for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Administrative Agent will request any three (3) major banks in New York City selected by the Administrative Agent to provide such bank's rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for loans in Dollars to leading European banks for the appropriate periods that as of approximately 11:00 a.m., New York City time, on the date which is two LIBOR Business Days before the first day of such Interest Period for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such rates are so provided, the London Interbank Offered Rate will be the arithmetic mean of such rates. If fewer than two rates are so provided, then the London Interbank Offered Rate will be the rate provided. If no such rate is provided, the London Interbank Offered Rate for such Interest Period will be the London Interbank Offered Rate in effect for the prior Interest Period.

"Maintenance Covenant" means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action.

"Majority Lenders" means the Lender or Lenders holding, collectively, more than 50% of the sum of (a) the aggregate principal amount of all of the Loans outstanding at such time plus (b) the aggregate undrawn Commitments in respect of such Loans at such time; provided that in determining whether the Majority Lenders have consented to or approved any action or inaction, the vote of any Defaulting Lender (other than a Lender that is a Defaulting Lender solely because of its failure to be an Approved Lender at the time of determination) shall not be taken into account to the extent provided in Section 11.5.

"Margin Stock" shall have the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

"Market Value" means, with respect to any loans or other assets, the amount (determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a)          the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC or Houlihan Lokey or (ii) any other nationally recognized loan pricing service selected by the Borrower or the Collateral Manager with notice to Moody's and the Lenders; provided that the Majority Lenders may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within 5 Business Days after receipt of notice;

(b)          if such quote described in clause (a) is not available,

(i)          the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such asset;

(ii)         if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii)        if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Collateral Manager or any Affiliate thereof; or

(c)          if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value, provided that the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding three months;

(d)          if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Loan shall be the lower of (i) 70% of the outstanding principal amount of such Collateral Loan and (ii) the Market Value determined by the Borrower or the Collateral Manager exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that the Market Value of any such asset may not be determined in accordance with this clause (d) for more than thirty days; or

(e)          if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

"Master Transfer Agreement" means, collectively, (i) the Master Participation Agreement, dated as of May 21, 2012, between Garrison Funding 2010-1 and the Borrower as amended, restated, supplemented or otherwise modified from time to time and (ii) the Purchase and Contribution Agreement, dated as of May 21, 2012, between Garrison Funding 2012-1 Manager LLC, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

"Material Adverse Effect" means a material adverse effect individually or in the aggregate with other adverse effects on the ability of the Borrower or the Collateral Manager to perform its respective obligations under any of the Loan Documents or the rights, interests or remedies (taken as a whole) of the Agents or any Lender under any of the Loan Documents.

"Maximum Class A Loan Amount" means (a) the sum of (i) the aggregate initial amounts of the Class A-R Commitments and the Class A-T Commitments plus (ii) the aggregate amount of increases in the Class A-R Commitments and Class A-T Commitments in connection with all Increased Commitments effected through the date of determination minus (b) the aggregate of the MCALA Reduction Amounts specified on or prior to such date pursuant to the third paragraph of Section 2.7(a).

"Maximum Moody's Rating Factor Test" means a test that will be satisfied as of any Measurement Date if the Weighted Average Moody's Rating Factor of the Collateral Loans is less than or equal to the number set forth in the column entitled "Maximum Weighted Average Moody's Rating Factor" in the Collateral Quality Matrix based upon the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of "Collateral Quality Matrix".

"Maximum Principal Balance" means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

"MCALA Reduction Amount" has the meaning assigned to such term in Section 2.7.

"Measurement Date" means each Calculation Date, each day Collateral Loans are purchased, originated or sold, the last day of each calendar month, and each day pursuant to the request of the Majority Lenders or any Rating Agency then rating any Class of Loans.

"Minimum Diversity Test" means a test that will be satisfied as of any Measurement Date if the Diversity Score (rounded to the nearest whole number) equals or exceeds the number set forth in the column entitled "Minimum Diversity Score" in the Collateral Quality Matrix based upon the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of "Collateral Quality Matrix".

"Minimum Weighted Average Coupon Test" means a test that will be satisfied on any date of determination if the Weighted Average Coupon equals or exceeds the Minimum Weighted Average Coupon Test Level.

"Minimum Weighted Average Coupon Test Level" means 8.00%.

"Minimum Weighted Average Moody's Recovery Rate Test" means a test that will be satisfied as of any Measurement Date if the Weighted Average Moody's Recovery Rate equals or exceeds the number set forth in the column entitled "Minimum Weighted Average Moody's Recovery Rate Test" in the Collateral Quality Matrix based upon the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of "Collateral Quality Matrix".

"Minimum Weighted Average Spread Test" means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread Test Level.

"Minimum Weighted Average Spread Test Level" means the number set forth in the column entitled "Minimum Weighted Average Spread Test Level" in the Collateral Quality Matrix based upon the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of "Collateral Quality Matrix".

"Money" shall have the meaning specified in Section 1-201(24) of the UCC.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Moody's Counterparty Criteria" are, with respect to any Participation Interest acquired or sold by the Borrower, criteria that will be met if, immediately after giving effect to such acquisition or sale, the Aggregate Participation Percentages of all Selling Institutions and participants that have the same or a lower Moody's Rating does not exceed the "Aggregate Percentage Limit" set forth below for such Moody's Rating, and the Aggregate Participation Percentage of any single Selling Institution or participant that has the Moody's Rating set forth below or a lower credit rating does not exceed the "Individual Percentage Limit" set forth below for such Moody's Rating:

Moody's Rating of Selling Institution or Participant (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
Aaa	20.0%	20.0%
Aa1	20.0%	10.0%
Aa2	20.0%	10.0%
Aa3	15.0%	10.0%
A1 and "P-1"	10.0%	5.0%
A2* and "P-1" * and not on watch for possible downgrade.	5.0%	5.0%

"Moody's Default Probability Rating" means, with respect to any Collateral Loan, the rating determined pursuant to Schedule B hereto.

"Moody's Derived Rating" means, with respect to any Collateral Loan whose Moody's Rating or Moody's Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Loan as set forth in Schedule B hereto.

"Moody's Industry Classification" means any of the classification groups set forth in Schedule A hereto, and any such classification groups that may be subsequently established by Moody's and provided by the Borrower to the Collateral Agent.

"Moody's Non-Senior Secured Loan" means any assignment of or Participation Interest in or other interest in a loan that is not a Moody's Senior Secured Loan.

"Moody's Rating" means, with respect to any Collateral Loan, the rating determined for such Collateral Loan pursuant to Schedule B hereto.

"Moody's Rating Factor" means, for each Collateral Loan, the number set forth in the table below opposite the Moody's Default Probability Rating of such Collateral Loan:

Moody's Default Probability Rating	Moody's Rating Factor	Moody's Default Probability Rating	Moody's Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

"Moody's Recovery Rate" means, with respect to any loan, as of any Measurement Date, the recovery rate determined in accordance with the following, in the following order of priority:

(i) if the loan has been specifically assigned a recovery rate by Moody's (for example, in connection with the assignment by Moody's of an estimated rating), such recovery rate;

(ii) if the loan is a DIP Loan (other than a DIP Loan which has been specifically assigned a recovery rate by Moody's), 50%; or

(iii) if the preceding clauses do not apply to the loan and the loan is a Moody's Senior Secured Loan or a Moody's Non-Senior Secured Loan (in each case other than a DIP Loan) or Moody's has assigned such loan an estimated rating, the rate determined pursuant to the table below based on the number of rating subcategories difference between the loan's Moody's Rating and its Moody's Default Probability Rating (for purposes of clarification, if the Moody's Rating is higher than the Moody's Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody's Ratings Subcategories Difference Between the Moody's Rating and the Moody's Default Probability Rating	Moody's Senior Secured Loans	Moody's Non-Senior Secured Loans
+2 or more	60.0%	35.0%
+1	50.0%	30.0%
0	45.0%	25.0%
-1	40.0%	10.0%
-2	30.0%	5.0%
-3 or less	20.0%	0.0%

"Moody's Senior Secured Loan" has the meaning specified in Schedule B (or such other schedule provided by Moody's to the Borrower and the Agents).

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a) (3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Natixis" means Natixis, New York Branch.

"Net Aggregate Exposure Amount" means the excess (if any) of (i) the aggregate Unfunded Amount on such date over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

"Net Purchased Collateral Loan Balance" means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Loans sold and/or contributed to the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Collateral Loans sold by the Borrower to its Affiliates prior to such date.

"Note" means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A-1, A-2 or A-3 hereto, as the same may from time to time be amended, supplemented, waived or modified.

"Notice of Borrowing" has the meaning set forth in Section 2.2.

"Obligations" means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties and the Lenders under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on, all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

"Obligor" means, with respect to a Collateral Loan, the person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), and whose assets are principally relied upon by the Borrower at the time such Collateral Loan was originated or purchased by the Borrower as the source of repayment of such Collateral Loan.

"Offer" means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for Cash, securities or any other type of consideration.

"Other Taxes" has the meaning set forth in Section 11.4(b).

"Overcollateralization Ratio" means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a)          the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date; by

(b)          the sum of (i) the aggregate outstanding principal amount of the Class A Loans and the Swingline Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date.

"Overcollateralization Ratio Test" means a test satisfied on any Measurement Date if the Overcollateralization Ratio is greater than or equal to 176% on such date.

"Participant" has the meaning set forth in Section 12.6(b).

"Participant Register" has the meaning set forth in Section 12.6(b)(ii).

"Participation Interest" means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower's commitment to acquire the same, constitute a Collateral Loan.

"Payment Account" means the payment account of the Administrative Agent established pursuant to Section 8.3(a).

"Payment Date Report" has the meaning set forth in Section 9.1(c).

"Percentage Share" means:

(a)          with respect to a Class A-R Lender's obligation to make Class A-R Loans, fund its share of Swingline Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-R Lender's Class A-R Commitment by (ii) the Total Class A-R Commitment, provided that, if the Total Class A-R Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-R Lender's Class A-R Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-R Loans;

(b)          with respect to a Class A-T Lender's obligation to make Class A-T Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-T Lender's Class A-T Commitment by (ii) the Total Class A-T Commitment, provided that, if the Total Class A-T Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-T Lender's Class A-T Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-T Loans; and

(c)          with respect to all other matters in relation to a Lender at any time, the percentage obtained by dividing (i) the sum of such Lender's undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (ii) the sum of all Lenders' undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

"Permitted Liens" means (a) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to this Agreement and any other Loan Document; (b) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded (provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor); and (c) the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which interests would not have a Material Adverse Effect.

"Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"PIK Loan" means any loan on which a portion (but not all) of the interest accrued for a specified portion of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or otherwise deferred rather than being paid in cash; provided that a loan that, in addition to any capitalized interest, requires by the terms of its applicable Underlying Instrument interest to be paid in cash at a rate of (in the case of a PIK Loan that is a Fixed Rate Obligation) at least 4.00% and (in the case of a PIK Loan that is a Floating Rate Obligation) at least LIBOR plus 3.00% per annum shall be deemed not to be a PIK Loan hereunder. For the avoidance of doubt, (i) a Zero Coupon Loan shall be deemed not to be a PIK Loan hereunder and (ii) if the Obligor under a PIK Loan fails to make a required cash interest payment thereunder, such PIK Loan shall become a Defaulted Loan.

"Plan" means at any time an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

"Pledged Collateral" has the meaning specified in the Granting Clause hereof.

"Post-Default Rate" has the meaning assigned to such term in Section 2.5(b).

"Prime Rate" means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the "Prime Rate" (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the "Prime Rate" is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.

"Principal Allocation Formula" means:

(a)          Prior to the end of the Reinvestment Period, with respect to any prepayment of the Class A Loans on a Quarterly Payment Date pursuant to Section 9.1(a)(i) and Section 9.1(a)(ii):

first, to the Class A-R Loans in an amount equal to the excess, if any, of (x) the Net Aggregate Exposure Amount on such Quarterly Payment Date over (y) the difference between the Total Class A-R Commitment and the aggregate principal amount of the Revolving Loans outstanding on such Quarterly Payment Date, and second, to each of the Class A-R Loans and Class A-T Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause second).

(b)          On the last day of the Reinvestment Period and after the end of the Reinvestment Period, with respect to any prepayment of the Class A Loans:

first, to the Class A-R Loans in an amount equal to the excess, if any, of (x) the Net Aggregate Exposure Amount on such Quarterly Payment Date over (y) the difference between the Total Class A-R Commitment and the aggregate principal amount of the Revolving Loans outstanding on such Quarterly Payment Date;

second, if the Principal Sharing Percentage of the Class A-T Loans on such Quarterly Payment Date (determined immediately prior to the application provided for in this clause second) is higher than the Principal Sharing Percentage calculated on the last day of the Reinvestment Period, then to the Class A-T Loans until the Principal Sharing Percentage of the Class A-T Loans on such date (determined immediately after giving effect to the application provided for in this clause second) equals the Principal Sharing Percentage calculated on the last day of the Reinvestment Period; and

third, to each of the Class A-R Loans and Class A-T Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause third);

provided, in each case, that if the Principal Allocation Formula would result in the allocation of a payment of principal to the Class A-R Loans in excess of the aggregate outstanding principal amount thereof, then the amount of such excess shall be deposited into the Future Funding Reserve Account.

"Principal Balance" means, as of any date of determination with respect to any Collateral Loan, the aggregate outstanding principal amount of such Collateral Loan as of such date, excluding (a) deferred or capitalized interest on any Collateral Loan and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1.

"Principal Collateralization Amount" means, at any time, the sum of:

(a)          the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans, Discount Loans and Current Pay Obligations (each as to which the applicable rule below shall apply)), plus

(b)          (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, plus (ii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments; plus

(c)          for each Defaulted Loan that has been a Defaulted Loan for less than one year, the lower of:

(i)          the Principal Balance of such Defaulted Loan multiplied by the Moody's Recovery Rate for such Defaulted Loan; and

(ii)         the Market Value of such Defaulted Loan; plus

(d)          for each Discount Loan, the aggregate purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(e)          for each Current Pay Obligation, 95% of such Current Pay Obligation's Market Value (but no greater than the par value of such Current Pay Obligation);

provided that, (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, Discount Loan or Current Pay Obligation, such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for one year or more will be zero.

"Principal Proceeds" means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Underlying Instruments of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans) and (b) any cash capital contributions made to the Borrower and applied pursuant to Section 8.3(e) (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 8.3(e)). All sales of Participation Interests or assignments pursuant to Section 10.1 shall be for cash the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 8.3(e) shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute "Principal Proceeds" hereunder.

"Principal Sharing Percentage" means, with respect to any payment of principal of the Class A Loans that is to be allocated according to the Principal Allocation Formula, a fraction, expressed as a percentage:

(a)          the numerator of which is:

(i)          in the case of the Class A-T Loans, the aggregate principal amount of the Class A-T Loans outstanding on such date; or

(ii)         in the case of the Class A-R Loans, the lesser of (x) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date plus (B) the Net Aggregate Exposure Amount on such date and (y) the amount of the Total Class A-R Commitment on such date, provided that, if the Total Class A-R Commitment has been reduced to zero, then the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date, and

(b)          the denominator of which is the sum of:

(i)          the aggregate principal amount of the Class A-T Loans outstanding on such date; and

(ii)         the lesser of (x) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date plus (B) the Net Aggregate Exposure Amount on such date and (y) the amount of the Total Class A-R Commitment on such date, provided that if the Total Class A-R Commitment has been reduced to zero, the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date.

"Priority of Payments" has the meaning set forth in Section 9.1(a), provided that, at all times after the Majority Lenders have exercised their right to direct the liquidation of the Collateral under Article VI, "Priority of Payments" shall mean the priorities set forth in Section 6.4 hereof.

"Proceeding" means any suit in equity, action at law or other judicial or administrative proceeding.

"Program Manager" means the investment manager or administrator of a CP Conduit, as applicable.

"Prohibited Assignee" means each Person listed on Schedule G.

"Prohibited Transaction" means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

"Quarterly Cap" with respect to any Quarterly Payment Date means an amount equal to (x) $50,000 plus (y) 0.04% multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Net Aggregate Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

"Quarterly Payment Date" means the 20th day of February, May, August and November in each year, commencing August 20, 2012 and the last Quarterly Payment Date occurring on the Stated Maturity; provided that, if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

"Rating Agency" means (i) with respect to the Loans, Moody's (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Class of Loans, such rating agency) or (ii) with respect to the Collateral generally, Moody's, Fitch or Standard & Poor's (or, if, at any time Moody's, Fitch or Standard & Poor's ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Manager).

In the event that at any time any of the rating agencies referred to above ceases to be a "Rating Agency" and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency's published ratings for the type of obligation in respect of which such replacement rating agency is used.

"Rating Condition" means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if Moody's and any other Rating Agency then rating any Class of Loans (provided that such Rating Agency has been approved by the Majority Lenders) has confirmed in writing (which may take the form of a press release or other written communication) that such action will not cause the then-current rating of the Loans of any Class by Moody's or such other Rating Agency to be reduced or withdrawn; provided that the Rating Condition will not be required with respect to any such action if (i) at the time of determination, no Loans of any Class are then rated by Moody's or such other Rating Agency or (ii) the Agents and all of the Lenders provide their written approval as to such action and written notice thereof is given to Moody's and such other Rating Agency.

"Rating Confirmation" means a confirmation in writing (which may take the form of a press release or other written confirmation) from Moody's that it has not reduced, suspended or withdrawn the Initial Rating assigned by it to the Class A Loans.

"Rating Confirmation Failure" means a failure by the Borrower or the Collateral Manager (on behalf of the Borrower) to obtain a Rating Confirmation or a Deemed Rating Confirmation on or prior to the Calculation Date immediately preceding the Quarterly Payment Date falling in August 2012.

"Real Estate Loan" means a loan that is (a) secured primarily by a mortgage, deed of trust or similar Lien on commercial real estate (other than hotels and casinos), residential real estate or undeveloped land or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

"Register" has the meaning set forth in Section 12.6(f).

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reinvestment Agreement" means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having an Eligible Investment Required Ratings; provided that such agreement provides that it is terminable by the purchaser, without penalty and with the return of all invested funds, if within 60 days after the provider of such agreement no longer satisfies the Eligible Investment Required Ratings the provider has failed to obtain either (i) a guarantor with an Eligible Investment Required Ratings that satisfies the Rating Condition to guarantee the obligations of such provider under such agreement or (ii) a replacement provider with an Eligible Investment Required Ratings that satisfies the Rating Condition.

"Reinvestment Period" means the period from and including the Closing Date to and including the earliest of (a) November 21, 2013, (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments pursuant to Section 6.2, (c) the date on which the Borrower or the Collateral Manager determines in its sole discretion and notifies the Rating Agency then rating any Class of Loans and the Agents that it can no longer purchase or originate additional Collateral Loans in accordance with the terms of this Agreement (d) the date of an occurrence of a Trigger Event and (e) the CLO Closing Date.

"Related Contracts" means all credit agreements, promissory notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the related Underlying Instruments), together with all of the Borrower's right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

"Related CP Issuer" means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Conduit's source of funding for the CP Conduit's acquisition or maintenance of its funding obligations hereunder.

"Requested Amount" has the meaning assigned to such term in Section 2.2.

"Restricted Trading Period" means each day during which (a) the Moody's rating of any of the Class A Loans is one or more sub-categories below the Initial Rating by Moody's or (b) the Moody's rating of any Loans then outstanding has been withdrawn and not reinstated; provided that such period will not be a Restricted Trading Period upon the direction of 100% of the Lenders (provided that such direction shall not apply to any subsequent occurrence of any of the Loans being downgraded, withdrawn or put on watch).

"Retained Expense Amount" with respect to any Quarterly Payment Date means the amount, if any, by which (x) the sum of the amount determined pursuant to the definition of "Quarterly Cap" for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (y) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(B)(1) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during the each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

"Retention of Net Economic Interest Letter" means a letter relating to the retention of net economic interest in substantially the form of Exhibit H hereto, from the Retention Provider and addressed to each Lender, the Administrative Agent and the Borrower.

"Retention Provider" means Garrison Funding 2012-1 Manager LLC, a Delaware limited liability company.

"Revolving Borrowing Date" means the date of a Revolving Borrowing.

"Revolving Borrowings" has the meaning assigned to such term in Section 2.1.

"Revolving Collateral Loan" means a Collateral Loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time. In the case of any Collateral Loan that consists of a combination of a Revolving Collateral Loan and a term loan, only that portion of the loan which consists of a Revolving Collateral Loan will be treated as a Revolving Collateral Loan.

"Revolving Lender" means, collectively, Class A-R Lenders and the Swingline Lender.

"Revolving Loan Commitment Reduction Amount" means, with respect to any reduction of the Maximum Class A Loan Amount pursuant to the third paragraph of Section 2.7(a), an amount equal to:

(a)          the applicable MCALA Reduction Amount, multiplied by

(b)         a fraction:

(x)         the numerator of which is the sum of (i) the undrawn and available portion of the Total Class A-R Commitment and (ii) the aggregate outstanding principal amount of the Revolving Loans; and

(y)        the denominator of which is the sum of (i) the undrawn and available portion of the Total Class A-T Commitment, (ii) the aggregate outstanding principal amount of the Class A-T Loans, (iii) the undrawn and available portion of the Total Class A-R Commitment and (iv) the aggregate outstanding principal amount of the Revolving Loans.

"Revolving Loan Partial Prepayment Amount" means, with respect to any reduction of the Maximum Class A Loan Amount pursuant to the third paragraph of Section 2.7(a), an amount equal to the excess (if any) of (a) the aggregate outstanding principal amount of the Revolving Loans over (b) the Total Class A-R Commitment after giving effect to such reduction of the Maximum Class A Loan Amount.

"Revolving Loans" has the meaning assigned to such term in Section 2.1.

"Sale Proceeds" means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

"Scheduled Distribution" means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fee due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

"Second Lien Loan" means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to the primary pledged collateral securing such loan) to a Senior Secured Loan of the Obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests.

"Secured Obligations" means, as of any date, (a) the unpaid principal amount of, and interest and commitment fees on, all Loans then outstanding (including all post-petition interest, whether or not allowed as a claim in any bankruptcy or other proceeding), and (b) all fees, expenses, premiums, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

"Secured Parties" means, collectively, the Agents, the Collateral Administrator, the Custodian and the Lenders.

"Selling Institution" means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

"Senior Authorized Officer" means an Authorized Officer that is a chief executive officer, chief operating officer, chief credit officer, credit committee member or president (or, in each case, any other Authorized Officer with a position analogous to those identified above).

"Senior Management Fee" has the meaning assigned to such term in the Collateral Management Agreement.

"Senior Secured Loan" means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (other than with respect to trade claims, capitalized leases or similar obligations); (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under such loan; (c) the value of the collateral securing such loan at the time of origination or purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such loan in accordance with its terms and to repay all other such loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests.

"Servicing Standard" has the meaning assigned to such term in Section 1 of the Collateral Management Agreement.

"Specified Change" means any amendment, consent, modification or waiver of, or supplement to, an Underlying Instrument that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (c) reduces the rate of interest payable on a Collateral Loan by more than 25% for a Credit Risk Loan or a Defaulted Loan and more than 50% for other Collateral Loans, (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan, unless the Moody's Rating in respect of such Collateral Loan has been confirmed to not be reduced or withdrawn as a result of such change and the Weighted Average Life Test is satisfied after giving effect to such change, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan if such subordination causes any of the Coverage Tests or Collateral Quality Tests to cease to be in compliance (or, if any of the Coverage Tests or Collateral Quality Tests are not satisfied prior to such subordination, causes any such Coverage Test or Collateral Quality Test to be worsened), (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment), (h) with respect to Defaulted Loans that have been Defaulted Loans for less than one year, provides for a return that is less than the Principal Collateralization Amount for any such Defaulted Loan as determined pursuant to clause (c) of the definition of "Principal Collateralization Amount" or (i) changes any of the provisions of an Underlying Instrument specifying the number or percentage of lenders required to effect any of the foregoing; provided that, in the case of clauses (d) and (e) above, such tests have been calculated, if applicable, after the Underlying Instrument has been re-evaluated by the Rating Agency.

"Staffing Agreement" means the Staffing Agreement dated as of December 17, 2010 between Garrison and Garrison Capital Advisers LLC, as amended, supplemented or replaced from time to time.

"Standard & Poor's" or "S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, and any successor thereto.

"Stated Maturity" means the earliest to occur of (a) May 21, 2019 and (b) the CLO Closing Date.

"Step-Down Loan" means an obligation or security which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

"Step-Up Loan" means an obligation or security which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

"Structured Finance Obligation" means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, "future flow" receivable transactions and other similar obligations; provided that any ABL Facility and loans directly to financial service companies, factoring businesses and other genuine operating businesses do not constitute Structured Finance Obligations.

"Sub-Collateral Management Agreement" means the Sub-Collateral Management Agreement dated as of May 21, 2012 between the Collateral Manager and Garrison Capital Advisers LLC, as amended from time to time in accordance with the terms hereof and thereof.

"Subordinated Loan" means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such loan.

"Subordinated Management Fee" has the meaning assigned to such term in the Collateral Management Agreement.

"Subsidiary" means any corporation, limited partnership, limited liability company, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

"Swingline Availability Period" means the period from the Closing Date until the earliest of:

(a)          the close of business in New York City on the fifth Business Day immediately preceding the last day of the Reinvestment Period; and

(b)          the time at which the Class A-R Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise).

"Swingline Borrowing" has the meaning assigned to such term in Section 2.1.

"Swingline Lender" means Versailles Assets LLC, in its capacity as lender of Swingline Loans hereunder, and its successors and assigns.

"Swingline Loan" has the meaning assigned to such term in Section 2.1.

"Swingline Refinancing Loans" has the meaning assigned to such term in Section 2.2.

"Swingline Refinancing Date" has the meaning assigned to such term in Section 2.2.

"Syndicated Loan" means each Class A-R Loan and Class A-T Loan.

"Syndicated Borrowing" means a Borrowing of Syndicated Loans hereunder.

"Synthetic Security" means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

"Takeout Transaction" has the meaning assigned to the term "CLO Transaction" in the Engagement Letter.

"Taxes" has the meaning set forth in Section 11.4(a).

"Total Class A-R Commitment" as of any date of determination means the aggregate amount of the Class A-R Commitments (funded or unfunded) on such date, which as of the Closing Date is $25,000,000.

"Total Class A-T Commitment" as of any date of determination means the aggregate amount of the Class A-T Commitments on such date, which as of the Closing Date is $125,000,000. Upon the making of the Class A-T Loans on the Closing Date (or pursuant to any Increased Commitment), the amount of the Class A-T Commitments shall be reduced to zero.

"Trigger Event" means the occurrence of any of the events, acts or circumstances set forth below:

(a)          both Steve Stuart and Joseph Tansey shall cease to be employees at Garrison for any reason or to act in a management capacity;

(b)          under the Engagement Letter, (1) Natixis is terminated "Without Cause" (as defined in the Engagement Letter) or (2) Garrison BDC fails to perform its obligations or breaches any provision thereunder in any material respect (other than any such failure that occurs after the termination of Natixis "With Cause" (as defined in the Engagement Letter)); or

(c)          the occurrence of a Material Adverse Change.

For purposes of this definition, "Material Adverse Change" means the occurrence of one or more of the following events: (a) a reduction in assets under management of Garrison and its Affiliates (collectively, the "Garrison Parties") to less than $1,500,000,000 of committed capital (both unfunded and funded), (b) any occurrence of whatever nature (including any adverse determination of any litigation, arbitration or governmental investigation) that would reasonably be expected to result in liability to the Garrison Parties or diminution in the value of the Garrison Parties (including but not limited to, as a result of a diminution of the revenues or earnings of the Garrison Parties) of $10,000,000 or more in the aggregate or (c) a substantial number of investment professionals employed in the corporate finance area of Garrison as of the Closing Date are no longer employed by Garrison and are not replaced by investment professionals of equivalent or higher caliber.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

"Underlying Instruments" means the indenture or other agreement pursuant to which a Collateral Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Loan or of which the holders of such Collateral Loan are the beneficiaries.

"Unfunded Amount" means, at any time, the sum of (i) the aggregate Exposure Amount at such time plus (ii) the aggregate Unsettled Amount at such time.

"Unit" means an obligation or security with a warrant, option or other equity component attached or received with respect to a Collateral Loan that is exercisable solely at the option of the Borrower, which obligation or security otherwise satisfies the definition of "Collateral Loan"; provided that such warrant, option or other equity component (a) is not Margin Stock and is not convertible or exchangeable into Margin Stock or (b) is not detached or detachable from the underlying Collateral Loan.

"United States" means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

"Unsettled Amount" as of any date means all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to originate or purchase but has not yet settled.

"Versailles" means Versailles Assets LLC, a Delaware limited liability company, whose registered address is c/o GSS LLC, 68 South Service Road, Suite 120, Melville, NY 11747.

"Weighted Average Coupon" means, with respect to Fixed Rate Obligations (including PIK Loans that are Fixed Rate Obligations, but in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y) dividing such sum by the sum of the Aggregate Principal Balance plus the Exposure Amount of all such Fixed Rate Obligations, and rounding the result up to the nearest 0.001%,

provided that, if the foregoing amount is less than 8.00%, then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

"Weighted Average Coupon Adjustment" means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Minimum Weighted Average Spread Test Level, and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans). In computing the Weighted Average Coupon Adjustment on any date, the Weighted Average Spread for such Measurement Date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

"Weighted Average Life" means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

"Weighted Average Life Test" means a test that will be satisfied on any date of determination if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to (a) 5.5 minus (b) the number of years (rounded to the nearest quarter year) that have elapsed since the Closing Date.

"Weighted Average Moody's Rating Factor" means the number determined by summing the products obtained by multiplying the Maximum Principal Balance of each Collateral Loan by its Moody's Rating Factor, dividing such sum by the Aggregate Maximum Principal Balance of all such Collateral Loans and then rounding the result up to the nearest whole number.

"Weighted Average Moody's Recovery Rate" means, as of any Measurement Date, the number, expressed as a percentage, obtained by summing the products obtained by multiplying the outstanding Maximum Principal Balance of each Collateral Loan as of such Measurement Date by its corresponding Moody's Recovery Rate, dividing such sum by the Aggregate Maximum Principal Balance of all Collateral Loans, and rounding to the nearest tenth of a percent.

"Weighted Average Spread" means, with respect to Floating Rate Obligations (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over LIBOR as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Floating Rate Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Floating Rate Obligations, and rounding the result up to the nearest 0.001%,

provided that, if the foregoing amount is less than the Minimum Weighted Average Spread Test Level, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

"Weighted Average Spread Adjustment" means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over 8.00% and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations as of such date (in each case excluding Defaulted Loans). In computing the Weighted Average Spread Adjustment on any Measurement Date, the Weighted Average Coupon for such date shall be computed as if the Weighted Average Coupon Adjustment was equal to zero.

"Zero Coupon Loan" means a Collateral Loan that at the time of purchase does not by its terms provide for periodic payments of interest in Cash.

Section 1.2           Accounting Terms and Determinations and UCC Terms.

(a)          Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b)          Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3           Assumptions and Calculations with respect to Collateral Loans.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)          Scheduled interest due on Collateral Loans on which payments are subject to foreign withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any "gross-up" payments required to be made by the related Obligor pursuant to such loan's Underlying Instruments.

(b)          Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c)          The determination of the percentage of the Borrower's Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the aggregate Maximum Principal Balance of such specified type of Collateral Loans by the Borrower's Total Capitalization.

(d)          Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e)          For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f)          For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.2.

(g)          Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans or other amounts payable pursuant to this Agreement.

(h)          References in the Priority of Payments to calculations made on a "pro forma basis" shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i)           For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to zero.

(j)           Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Tests.

(k)          For purposes of calculating the Coverage Tests, the Collateral Quality Tests and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded.

(l)           References in this Agreement to the Borrower's "purchase" or "acquisition" of a Collateral Loan include references to the Borrower's making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan). Each Collateral Loan that is originated by the Borrower shall be deemed to have a "purchase price" of par.

(m)          For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(n)          For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Tests and the Concentration Limitations), the trade date or the date of an executed commitment to originate (and not, in each case, the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

Section 1.4           Cross-References; References to Agreements. "Herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents.

Section 1.5           Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to "Secured Parties", such payments, distributions and notices in respect of the Lenders shall be made to the Administrative Agent.

Article II

THE LOANS

Section 2.1           The Commitments.

On the terms and subject to the applicable conditions hereinafter set forth, including Article III:

(a)          each Class A-R Lender severally agrees to make loans to the Borrower (each, a "Class A-R Loan") from time to time on any Business Day during the period from the Closing Date through the end of the Class A-R Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender's Class A-R Commitment and, as to all Class A-R Lenders, in an aggregate principal amount up to but not exceeding the Total Class A-R Commitment as then in effect (provided that the proceeds of Class A-R Loans made after the end of the Reinvestment Period shall be used exclusively (i) to fund Swingline Refinancing Loans, (ii) to fund Exposure Amounts and (iii) to fund the purchase or origination of Collateral Loans where the commitment to make such purchase or origination was entered into prior to the end of the Reinvestment Period, all on and subject to the terms and conditions set forth in this Agreement);

(b)          the Swingline Lender agrees to make loans to the Borrower (each, a "Swingline Loan" and, together with the Class A-R Loans, the "Revolving Loans") from time to time on any Business Day during the Swingline Availability Period in an aggregate principal amount at any one time outstanding that will not result in either (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate principal amount of all outstanding Revolving Loans (including such Swingline Loan and all other then-outstanding Swingline Loans) exceeding the Total Class A-R Commitment as then in effect; and

(c)          each Class A-T Lender severally agrees to make loans to the Borrower (each, a "Class A-T Loan") on the Closing Date in a principal amount equal to such Class A-T Lender's Class A-T Commitment and, as to all Class A-T Lenders, in an aggregate principal amount equal to the Total Class A-T Commitment.

Each such borrowing of a Class A-R Loan on any single day is referred to herein as a "Class A-R Borrowing"; each such borrowing of a Swingline Loan on any single day is referred to herein as a "Swingline Borrowing"; the borrowing of the Class A-T Loans is referred to herein as the "Class A-T Borrowing"; Class A-R Borrowings and Swingline Borrowings are referred to herein collectively as "Revolving Borrowings"; Revolving Borrowings and Class A-T Borrowings are referred to herein collectively as "Borrowings".

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Revolving Loans under this Section 2.1 and prepay Revolving Loans under Section 2.7, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Class A-T Loans once repaid may not be reborrowed.

Each Class A-R Lender severally agrees, on the last day of the Reinvestment Period (except if the Reinvestment Period terminates as a result of clause (b) or (e) of the definition thereof), to make a Class A-R Loan (and the Borrower hereby directs that such Loan be made) in an amount equal to its Percentage Share of the Unfunded Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Loan is made (such Loan, the "Future Funding Reserve Loan"), but only to the extent that its Percentage Share does not exceed its unfunded Class A-R Commitment. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Section 2.2           Making of the Loans.

(a)          If the Borrower desires to make a Borrowing under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a "Notice of Borrowing"), which Notice of Borrowing shall promptly be sent by the Administrative Agent to each applicable Lender, for such Borrowing not later than:

(i)           (x) in the case of Syndicated Borrowings, 1:00 p.m. (New York City time) at least three Business Days prior to the day of the requested Borrowing; and (y) in the case of the Borrowings to be made on the Closing Date, 3:00 p.m. (New York City time) on the Business Day prior to the Closing Date); and

(ii)          in the case of Swingline Borrowings, 10:00 a.m. (New York City time) on the day of the requested Swingline Borrowing.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed (including an indication by the Borrower of the Class or Classes of Loans proposed to be borrowed). The proposed Borrowing Date specified in each Notice of Borrowing shall be:

(x)          in the case of the Borrowing of Class A-T Loans, the Closing Date or any other agreed date pursuant to an Increased Commitment;

(y)          in the case of a Borrowing of Class A-R Loans, a Business Day falling during the Class A-R Commitment Period; and

(z)          in the case of Swingline Borrowings, a Business Day falling during the Swingline Availability Period.

The amount of the Borrowing requested in each Notice of Borrowing (the "Requested Amount") shall be equal to (in the case of the Borrowing of Class A-T Loans) the full amount of the Class A-T Commitments and (in all other cases) at least $500,000 (or, if less, the remaining unfunded Class A-R Commitments hereunder).

Each Notice of Borrowing (other than Notices of Borrowing that request Swingline Loans and related Swingline Refinancing Loans) shall be revocable by the Borrower only if notice of such revocation is given to the Lenders and the Administrative Agent no later than 5:00 p.m. (New York City time) on the date that is three Business Days before the date of the related Borrowing. Notices of Borrowing shall otherwise be irrevocable.

(b)          Each Lender shall, not later than 1:00 p.m. (New York City time) on each Borrowing Date (including the Closing Date) in respect of the Loans to be made by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Collateral Agent. The Swingline Lender shall, not later than 2:00 p.m. (New York City time) on each Revolving Borrowing Date in respect of Swingline Loans, make the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Collateral Agent; provided that the Swingline Lender shall have no obligation hereunder to make any Swingline Loan at any time if (x) one or more of the other Class A-R Lenders is a Defaulting Lender at such time or (y) at such time, one or more Class A-R Lenders (whether or not constituting Approved Lenders or Defaulting Lenders) has announced that it is not obligated (or has disputed, in good faith or otherwise, whether it is obligated) to make additional Class A-R Loans hereunder.

(c)          Each Notice of Borrowing for a Swingline Loan shall also be deemed to constitute a Notice of Borrowing for Class A-R Loans (such Class A-R Loans, "Swingline Refinancing Loans"), in the same Requested Amount, but with a Revolving Borrowing Date falling on the day (the "Swingline Refinancing Date") that is three Business Days after the date on which such Swingline Borrowing is made. Notwithstanding anything to the contrary contained herein:

(i)           each Class A-R Lender hereby agrees to make Class A-R Loans on each Swingline Refinancing Date in an amount equal to its Percentage Share of such Requested Amount and (unless it is the Swingline Lender) shall disburse such funds in Dollars to the Collateral Agent for the exclusive benefit of the Swingline Lender; and

(ii)          the Collateral Agent shall immediately apply all amounts received from the Class A-R Lenders under clause (i) above to the repayment of the outstanding Swingline Loans by paying the same to the Swingline Lender.

If the Swingline Lender is also a Class A-R Lender, it will be deemed to have automatically funded its portion of each Swingline Refinancing Loan on the relevant Swingline Refinancing Date. The obligations of the Class A-R Lenders under clause (i) above, and the obligations of the Collateral Agent to apply amounts received from the Class A-R Lenders under clause (ii) above, shall be absolute and unconditional, shall not be affected by any event or circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Class A-R Commitments (whether pursuant to Article VI or otherwise), shall be made without any offset, abatement, withholding or reduction whatsoever, and shall survive the termination of this Agreement.

(d)          Unless the Collateral Agent has been notified that any applicable condition specified in Article III or otherwise has not been satisfied, the Collateral Agent will make the funds so received from the Lenders available to the Borrower on the date of each Borrowing not later than 4:00 p.m. (New York City time) at the Collateral Agent's address.

(e)          Unless the Agents shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Collateral Agent such Lender's Percentage Share of such Borrowing, the Agents may assume that such Lender has made such Percentage Share available to the Collateral Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.2 and the Collateral Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such funds available to the Collateral Agent, such Lender and the Borrower severally agree to repay to the Collateral Agent forthwith upon demand therefor such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Collateral Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.5 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Collateral Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan on a date of Borrowing hereunder shall not relieve any other Lender of any obligation hereunder to make a Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Loan on the applicable date of Borrowing and the Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, in each such case, if necessary to make such Borrowing, the Borrower shall be permitted a single additional Loan without regard to the minimum borrowing limit set forth herein.

Section 2.3           Evidence of Indebtedness; Notes.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a "loan" and not a "security" for purposes of Section 8-102(15) of the UCC.

(b)          The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount and Class of each Loan made hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender's share thereof.

(c)          The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)          Any Lender may request that its Loans of any Class to the Borrower be evidenced by a Note of such Class. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note of such Class payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, the Loans of such Class of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Notes of such Class payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Note, such Note shall be surrendered to the Administrative Agent promptly (but no more than 10 Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 2.4           Maturity of Loans.

Each Syndicated Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity thereof.

Section 2.5           Interest Rates.

(a)          Each Syndicated Loan shall bear interest on the unpaid principal amount thereof, for each day such Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. The Syndicated Loans shall be Eurodollar Rate Loans, except as otherwise provided in this Agreement, including without limitation, in clause (a)(i) of the definition of "Applicable Rate" and Sections 11.1 and 11.2. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period.

(b)          In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loan for such day and (ii) two percent (the "Post-Default Rate" for such Loan).

(c)          Each Swingline Loan shall bear interest on the unpaid principal amount thereof, for each day such Swingline Loan is outstanding, at a rate per annum equal to the Applicable Rate with respect thereto. The Swingline Loans shall be Base Rate Loans. Accrued interest on each Swingline Loan shall be payable in arrears on each Quarterly Payment Date.

(d)          The Administrative Agent shall determine each interest rate applicable to the Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Conduit, Program Manager or Funding Agent, as applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Commercial Paper Funding, Liquidity Funding and Credit Funding, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent or any Lender, deliver to the Borrower, the Collateral Agent or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent in determining any interest rate pursuant to this Section 2.5.

(e)          The Administrative Agent agrees to use its best efforts to obtain quotations of LIBOR as contemplated by Section 2.5(d) and the definition of "London Interbank Offered Rate". If the Administrative Agent does not obtain a timely quotation, the provisions of Section 11.1 shall apply.

Section 2.6           Commitment Fees.

(a)          Commitment Fees Payable. The Borrower shall pay to the Class A-R Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares, a commitment fee (the "Commitment Fee") accruing for each day during each Interest Period during the Class A-R Commitment Period at a per annum rate equal to 1.25% on the amount by which the aggregate principal amount of all Class A-R Loans outstanding at the close of business on such day is less than the Total Class A-R Commitment on such day. The Commitment Fee shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which it accrues as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(b)          Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Class A-R Lenders regardless of whether any Class A-R Loans are actually made.

Section 2.7           Reduction of Commitments; Prepayments.

(a)          Automatic Reduction and Termination. The Total Class A-R Commitment (and the Class A-R Commitment of each Class A-R Lender) shall be automatically reduced to zero at the close of business (New York City time) on the last day of the Class A-R Commitment Period. Upon the making of the Class A-T Loans on the Closing Date or on any other agreed date pursuant to an Increased Commitment, the amount of the Class A-T Commitments shall each be reduced to zero. The Borrower shall provide written notice of such reduction of the Total Class A-R Commitment to the Administrative Agent at least three Business Days prior thereto.

In addition, the Borrower may reduce the Maximum Class A Loan Amount from time to time by an amount specified by the Borrower (such amount, the "MCALA Reduction Amount") upon at least five Business Days' notice to the Agents if there are Revolving Loans then outstanding or, if there are no Revolving Loans outstanding at such time, upon at least four Business Days' notice to the Agents, whereupon the Total Class A-R Commitment shall be reduced by an amount equal to the Revolving Loan Commitment Reduction Amount on the date set forth in such notice of reduction, provided that (i) immediately after giving effect to such reduction, the undrawn and available portion of the Total Class A-R Commitment shall not be less than the aggregate principal amount of Swingline Loans then outstanding, (ii) the Borrower shall prepay Loans in connection with such reduction of the Maximum Class A Loan Amount pursuant to Section 2.7(c) and (iii) if such reduction would result in a Commitment Shortfall, the Borrower shall, as a condition to such reduction becoming effective, deposit the amount of such Commitment Shortfall in the Future Funding Reserve Account, and the Borrower shall provide notice of such deposit to the Collateral Agent.

Upon the occurrence and continuation of any Trigger Event, the Majority Lenders may reduce each of the undrawn and available portion of the Total Class A-R Commitment and the undrawn and available portion of the Total Class A-T Commitment to zero; provided that, if such reduction of the Total Class A-R Commitment leads to a Commitment Shortfall, such reduction shall be limited to the extent that it would not cause a Commitment Shortfall.

(b)          The Loans shall be prepaid in whole or in part on each Quarterly Payment Date in accordance with Article IX. Each such prepayment of Loans may be made without notice, except (i) if any Revolving Loans are to be prepaid on a Quarterly Payment Date, the Borrower shall give not less than two Business Days' prior written notice thereof to the Agents and the Revolving Lenders and (ii) in the case of all prepayments, not less than two Business Days' prior written notice shall be given to the Administrative Agent.

(c)          Notwithstanding anything to the contrary contained herein, subject to the requirement that each Coverage Test is in compliance after giving effect thereto, the Borrower may at any time, upon at least five Business Days' notice to the Administrative Agent, prepay all or any portion of the Loans then outstanding on any Business Day that is not a Quarterly Payment Date by paying to the Lenders the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any amount due pursuant to Section 2.9. All prepayments of Loans pursuant to this clause (c) shall be applied in accordance with clause (f) below and shall not be subject to the Priority of Payments.

(d)          Upon receipt of a notice of reduction or prepayment from the Borrower pursuant to Section 2.7(a), 2.7(b) or 2.7(c) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share (if any) of such reduction or prepayment and such notice shall thereafter be revocable by the Borrower no later than 10:00 a.m. (New York City time) three Business Days before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable.

All reductions of the Class A-R Commitments shall be applied to the Class A-R Commitments of each Class A-R Lender ratably in accordance with their relevant applicable Percentage Shares, and all prepayments of the Loans of any Class shall be applied to the Loans of such Class of each applicable Lender in accordance with their relevant applicable Percentage Shares.

(e)          All reductions of the Commitments pursuant to Section 2.7(a) shall be permanent, and the Commitments, once reduced, shall not be reinstated. Any amount of Revolving Loans prepaid pursuant to Section 2.7(b) or 2.7(c) may be reborrowed to the extent permitted by Section 2.1. Class A-T Loans, once prepaid, cannot be reborrowed.

(f)          All prepayments of Loans hereunder shall be applied first to Swingline Loans until such Swingline Loans are repaid in full and then to Class A Loans (as provided below in this Section 2.7) until all Class A Loans are repaid in full (and any deposits in the Future Funding Reserve Account required herein are made).

Prior to the termination of the Reinvestment Period, each prepayment of Class A Loans will be applied exclusively to prepay the outstanding Class A-R Loans unless the Maximum Class A Loan Amount is being reduced pursuant to Section 2.7(a) in connection with such prepayment, in which case such prepayment shall be applied in accordance with the immediately succeeding sentence.

If, prior to the termination of the Reinvestment Period, the Maximum Class A Loan Amount is then being reduced pursuant to Section 2.7(a), then such prepayment shall be applied by the Collateral Agent as follows:

(x)          the aggregate principal amount of the Class A-T Loans then outstanding shall be prepaid in an amount equal to the Class A-T Loan Partial Prepayment Amount; and

(y)          the aggregate principal amount of the Revolving Loans then outstanding shall be prepaid in an amount equal to the Revolving Loan Partial Prepayment Amount.

Notwithstanding anything to the contrary set forth in this Section 2.7(f), any optional prepayment of the Class A Loans after the termination of the Reinvestment Period shall be applied to the Class A Loans in accordance with the Principal Allocation Formula.

Section 2.8           General Provisions as to Payments.

(a)          The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b)          Except as otherwise provided in Section 2.7(c), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available in New York City, to the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c)          The Collateral Agent will promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9           Funding Losses. If the Borrower makes any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date or if the Borrower fails to borrow any Loans after notice has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement, then upon demand therefor from a Lender any resulting loss or expense reasonably incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, the amount, if any, by which (i) the reasonable losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Conduit's inability to retire the source of the Borrowing being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender's investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Borrowing requested in such Notice of Borrowing when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender's investment of funds acquired by such Lender to fund the Loan to be made as part of such Borrowing), shall constitute Increased Costs payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10         Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in Dollars.

Section 2.11         Increased Commitments; Additional Loans.

(a)          At any time during the Reinvestment Period, with the consent of the Administrative Agent, the Borrower may propose that the Commitments of the existing Classes of Loans be increased (each such increase being "Increased Commitments" and any loans made to the Borrower pursuant to the Increased Commitments, "Additional Loans") by notice to the Agents, each Rating Agency then rating any Class of Loans and the Lenders, up to an aggregate maximum amount of Increased Commitments equal to 100% of the original Commitments as of the Closing Date; provided that (i) the Borrower shall comply with the requirements of Section 3.3, (ii) the net proceeds of any Additional Loans are used (x) to purchase or originate additional Collateral Loans, (y) to pay fees and expenses of the Agents in connection therewith and/or (z) as Principal Proceeds for purposes permitted hereunder, (iii) the Rating Condition for the existing Loans is satisfied after giving effect to any such Increased Commitments and (iv) no Lender shall have any obligation hereunder to increase its Commitment hereunder, and any election to do so shall be in the sole discretion of each Lender.

(b)          The terms and conditions (other than the Applicable Margin) of the Additional Loans of each Class issued pursuant to this Section 2.11 will be identical to those of the initial Loans of that Class (except that the interest due on the Additional Loans will accrue from the issue date of such Additional Loans). Interest on the Additional Loans will be payable commencing on the first applicable Quarterly Payment Date following the issue date of such Additional Loans. The Additional Loans of a Class will rank pari passu in all respects with the initial Loans of such Class.

(c)          Any Additional Loans of each Class issued pursuant to this Section 2.11 will be offered first to the existing Lenders of that Class, in such amounts as are necessary to preserve their pro rata holdings of Loans of such Class.

(d)          The issuance of Additional Loans shall be proportional across all Classes such that the cumulative amount of the Additional Loans and the Borrower's Additional Equity shall be in compliance with the requirements in the table set forth below:

Additional Loans that are Class A Loans	No greater than 52.50% of the aggregate Additional Amounts
Borrower's Additional Equity	No less than 47.50% of the aggregate Additional Amounts

For purposes of this Section 2.11(d), the following definitions shall apply:

"Additional Amounts" means as of any date, the sum of (a) the aggregate Dollar amount of all Additional Loans made to the Borrower as of such date plus (b) the Borrower's Additional Equity as of such date.

"Borrower's Additional Equity" means as of any date, the aggregate Dollar amount of all equity investments in the Borrower made after the Closing Date, (a) in Cash that constitutes Principal Proceeds and (b) in the form of Collateral Loans (valued at the Principal Collateralization Amount for each such Collateral Loan).

(e)          Each Additional Lender shall be an Approved Lender and, upon the making of an Additional Loan or the extension of an Increased Commitment, shall be deemed to be a Lender of the relevant Class for all purposes hereunder.

Section 2.12         No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loan may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Article III

CONDITIONS TO BORROWINGS

Section 3.1           Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent, the Collateral Agent and each Lender), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a)          The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents duly executed and delivered by all of the parties thereto.

(b)          The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c)          The Agents shall have received legal opinions (addressed to each of the Secured Parties) from (i) Dechert LLP, New York counsel to the Borrower and the Collateral Manager and (ii) Seyfarth Shaw LLP, counsel to the Collateral Agent, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d)          The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e)          The Agents shall have received a letter from Moody's addressed to the Borrower confirming, collectively, that the Class A-R Loans and the Class A-T Loans have been assigned a rating of at least "Aa1 (sf)".

(f)          The Borrower shall have paid (i) the fees to be received by Natixis on the Closing Date pursuant to the Engagement Letter, (ii) all reasonable out-of-pocket costs and expenses of the Agents and the Lenders and (iii) all reasonable fees and expenses of respective counsel to the Agents and the Lenders, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(g)          The Agents shall have received evidence satisfactory to them and the Lenders that (i) the grant of security pursuant to the Granting Clause herein of all of the Borrower's right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (ii) delivery of such Collateral (including any promissory notes, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent in the possession of the Borrower) to the Custodian shall have been effected and (iii) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral.

(h)          The Agents shall have received a certificate of an Authorized Officer of the Borrower and the Collateral Manager:

(i)          to the effect that, as of the Closing Date (A) all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower or the Collateral Manager, as applicable, set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii)         certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(i)          The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on the Closing Date, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date; (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(j)          The Agents shall have received evidence that, as of the Closing Date, (A) the Collateral Loans identified on Schedule F are (i) free and clear of any liens, claims or encumbrances of any nature whatsoever, except for those which are being released on the Closing Date and (ii) owned by the Borrower either as the holder and lender of record in respect of such Collateral Loans or as Participation Interests and (B) the sum of (i) the Principal Collateralization Amount of the Collateral Loans identified on Schedule F, plus (ii) the amount of any cash representing Principal Proceeds, minus (iii) the aggregate principal amount of the Loans outstanding, is equal to or greater than $135,575,000.

(k)          The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(l)           The Agents shall have received the first fiscal quarter 2012 financial statements of Garrison BDC and Garrison Funding 2010-1.

(m)          The Administrative Agent shall have received a back-up certificate from an Authorized Officer of the Collateral Manager relating to certain factual matters pertaining to the Collateral Manager that are relevant pursuant to Article 122a.

(n)          The Administrative Agent shall have received a secretary's certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(o)          The Collateral Agent shall have (i) received an Accountants' Report (A) comparing the Obligor, coupon/spread, maturity, country of domicile, Moody's Rating with respect to each Collateral Loan to the information provided by the Borrower with respect to every asset included in the Pledged Collateral, by reference to such sources as shall be specified therein, (B) using information as provided by the Borrower, recalculating the Coverage Tests, Concentration Limitations and Collateral Quality Tests, and comparing the results to the requirements as specified in this Agreement, and (C) confirming that each of the Coverage Tests, Concentration Limitations and Collateral Quality Tests is in compliance with the terms of this Agreement and (ii) provided a report to Moody's that (A) recalculates the information in the Accountants' Report referred to in clause (i) above and (B) confirms the compliance of the Coverage Tests, Concentration Limitations and Collateral Quality Tests set forth in such Accountants' Report.

(p)          The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(q)          All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Agents, the Lenders and their respective counsel.

(r)          The Administrative Agent and the Lenders shall have received a Retention of Net Economic Interest Letter.

(s)          The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested and provided that sufficient notice of such request has been given to the Borrower.

Section 3.2           Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing (excluding, for the avoidance of doubt, any Borrowing of Swingline Refinancing Loans) is subject to the satisfaction of the following conditions:

(a)          in the case of the initial Borrowing hereunder, the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to the applicable Borrowing Date;

(b)          the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Borrowing (as evidenced by a certificate of an Authorized Officer of the Borrower);

(c)          immediately after such Borrowing:

(i)          in the case of a Borrowing of Revolving Loans, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date;

(ii)         in the case of a Borrowing of Swingline Loans, the aggregate outstanding principal amount of Swingline Loans shall not exceed the limit for outstanding Swingline Loans set forth in Section 2.1; and

(iii)        in the case of a Borrowing of Class A-T Loans, the aggregate principal amount of the Class A-T Loans made as part of such Borrowing shall be equal to the Total Class A-T Commitment;

(d)          except in the case of Class A-R Loans obtained to fund Unfunded Amounts, immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(e)          except in the case of Class A-R Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(f)          except in the case of Class A-R Loans obtained to fund Unfunded Amounts, no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by this Agreement;

(g)          except in the case of Class A-R Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(h)          except in the case of Class A-R Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Borrowing, each Coverage Test shall be satisfied (as demonstrated in a writing attached to such Notice of Borrowing).

Section 3.3           Effectiveness of Increased Commitments. The effectiveness of the Increased Commitments and the obligation of any Lender to make an Additional Loan on the occasion of any Borrowing (excluding, for the avoidance of doubt, any Borrowing of Swingline Refinancing Loans) is each subject to the satisfaction of the following conditions:

(a)          The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i)          to the effect that, as of the Increased Commitment Date (A) all conditions set forth in this Section 3.3 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii)         certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving the Increased Commitments, the Additional Loans and any other matters related thereto; and (C) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b)          The Agents shall have received legal opinions (addressed to each of the Secured Parties) from counsel to the Borrower in New York, Delaware and any other applicable jurisdictions (as determined by the Agents), dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Closing Date, each with additions or deletions reflecting the Increased Commitments and Additional Loans.

(c)          The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Increased Commitment Date, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(d)          The rating of each Class of Loans by each Rating Agency then rating such Class of Loans shall not have been lowered from, in the case of Moody's, the Initial Ratings, and, in the case of any other Rating Agency rating the Loans, the initial rating of the Loans by such other Rating Agency.

(e)          The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower that no other authorization, approval or consent of any governmental body is required for the making of the Additional Loans, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Additional Loans except as have been given.

(f)          The Administrative Agent and the Lenders shall have received a Retention of Net Economic Interest Letter.

(g)          The Borrower shall have paid all fees and expenses (including reasonable fees and expenses of respective counsel to the Agents and the Lenders) in connection with such increase of the Commitments.

(h)          The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Commitments.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Borrowing.

Section 4.1           Existence and Power. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Borrower's chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located in the State of New York. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2           Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents. The Borrower has duly executed and delivered each Loan Document, and each Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3           No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Loan Documents, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except the Lien created by the Loan Documents), or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4           [Reserved].

Section 4.5           Litigation. There is no action, suit or proceeding pending against, or to the actual knowledge of a Senior Authorized Officer of the Borrower, after due inquiry, threatened against or adversely affecting, (i) the Borrower or the Collateral Manager, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of the Borrower's assets, before any court, arbitrator or any governmental body, agency or official which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.6           Compliance with ERISA.

(a)          Neither the Borrower nor any member of its ERISA Group has, or in the past five years had, any liability or obligation with respect to any Plan or any Multiemployer Plan.

(b)          The assets of the Borrower are not treated as "plan assets" for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be "plan assets" for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any Collateral being treated as "plan assets" for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.7           Environmental Matters.

(a)          The Borrower's operations comply in all material respects with all applicable Environmental Laws;

(b)          None of the Borrower's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c)          The Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.8           Taxes. The Borrower has filed all tax returns and reports required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.9           Full Disclosure. All information heretofore furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by it to the Agents or any Lender will be (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) true and accurate in all material respects and (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) will contain no material omissions on the date as of which such information is stated.

Section 4.10         Solvency. On the Closing Date and on the date of each Borrowing, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.11         Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Directors of the Federal Reserve Board.

Section 4.12         Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents.

Section 4.13         Investment Company Act. The Borrower is not (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.14         Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.15         Patents, Trademarks, Etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from any burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.16         Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.17         No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.18         Labor Matters. There is no labor controversy pending with respect to or, to the best knowledge of a Senior Authorized Officer of the Borrower, threatened against the Borrower, which has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 4.19         Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no equity interest in any other entity except (i) Units pursuant to clause (h) of the definition of Collateral Loan, (ii) exchangeable or convertible securities pursuant to clause (h) of the definition of Collateral Loan and (iii) equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv).

Section 4.20         Ranking. All Obligations, including the Obligations to pay principal of, interest on and any other amounts in respect of, the Loans, constitute senior indebtedness of the Borrower.

Section 4.21         Representations Concerning Collateral.

(a)          Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b)          Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c)          All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.22         Board of Directors of Garrison BDC. Garrison BDC's Board of Directors (the "Board") consists of seven members, four of which are independent and disinterested members. The Board (i) approved by resolutions dated May 9, 2012 the credit facility contemplated by this Agreement, including the Eligibility Criteria and Concentration Limitations as described in the related term sheet, (ii) in connection with the preparation of Garrison BDC's first fiscal quarter 2012 financial statements, reviewed the loans held by Garrison Funding 2010-1 and approved the acquisition thereof by the Borrower, (iii) must receive not less than five Business Days' prior notice of any proposed material amendment or waiver to the Eligibility Criteria and Concentration Limitations and an opportunity to veto such proposed amendment or waiver (provided that such right to veto may be deemed to be waived if no response to such proposed amendment or waiver has been given within five Business Days) and (iv) has the ability to propose to the Collateral Manager sales or purchases of Collateral Loans in accordance with this Agreement (although, for the avoidance of doubt, the Collateral Manager shall retain the right to accept or reject such proposals).

Article V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations remain unpaid, and unless the Majority Lenders shall otherwise consent in writing:

Section 5.1           Information. The Borrower will deliver to the Agents and each Rating Agency then rating any Class of Loans (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clauses (e) and (j) below will not be required to be delivered to such Rating Agency, (2) the information described in clause (k) below will be required to be delivered only to each of the Lenders and (3) the information described in clause (n) below will be required to be delivered only to the Collateral Agent:

(a)          as soon as reasonably available and in any event within 120 days after the end of each fiscal year (or, at any time following the BDC Conversion, within 90 days after the end of each fiscal year), a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of Garrison BDC, of Garrison BDC as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b)          as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, (i) a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of Garrison BDC, of Garrison BDC as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter and (ii) such other information reasonably requested by the Agents or the Majority Lenders in respect of any Class in writing;

(c)          simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of notes, and (y) that an Authorized Officer of the Borrower has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten Business Days prior to the date of such delivery and that on the basis of such financial statements and such review of the Loan Documents, no Default occurred and is continuing or, if any such Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof;

(d)          (i) within seven days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten days after such Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or could reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a "Collateral Loan," notice setting forth the details with respect to such disqualification;

(e)          promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f)          promptly and in any event within ten Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower's proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or could reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or could reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or could reasonably be expected to have a Material Adverse Effect;

(g)          within ten Business Days after receipt of any material notices or correspondence from any company or administrative agent for any company providing insurance coverage to the Borrower relating to any material loss of the Borrower, copies of such notices and correspondence;

(h)          not later than 20 days after the Collateral Report Determination Date for each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Loans and Eligible Investments (the "Collateral Report"); the first Collateral Report shall be delivered in July 2012 and shall be determined with respect to the Collateral Report Determination Date occurring on July 2, 2012; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit E, and shall be determined as of the Collateral Report Determination Date for such calendar month;

(i)          on each Quarterly Payment Date, a Payment Date Report in accordance with Section 9.1(c);

(j)          from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of the Majority Lenders in respect of any Class or any Rating Agency then rating any Class of Loans, may reasonably request in writing;

(k)          the information described in Exhibit G, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Majority Lenders;

(l)          a refreshed Retention of Net Economic Interest Letter from the Retention Provider from time to time upon the reasonable request of any Lender;

(m)          promptly following a request by any Lender, such additional information regarding the Collateral Loans as such Lender may reasonably request in order for such Lender to comply with the requirements of Article 122a;

(n)          within 5 Business Days of the receipt thereof, any letters received from Moody's in respect of credit estimates; and

(o)          the occurrence of an event that would permit the termination of the Collateral Management Agreement or the replacement of the Collateral Manager thereunder and the Collateral Manager either has actual knowledge of such event or has received written notice of such event from the Borrower or the Administrative Agent.

Section 5.2           Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3           Maintenance of Property; Insurance.

(a)          The Borrower will maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not have a Material Adverse Effect.

(b)          The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities and contingencies and of such types and in such amounts as is customary in accordance with prudent business practice of similar businesses in similar locations and otherwise acceptable to the Majority Lenders, including without limitation, fidelity bond coverage and director and officer liability insurance. The Borrower will, upon request of the Majority Lenders, furnish to the Lenders at reasonable intervals at least annually a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower in accordance with this Section 5.3(b). The Borrower shall retain all the incidents of ownership of the insurance maintained pursuant to this Section 5.3(b) and shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance. The Borrower shall not cancel any insurance referred to in this Section 5.3(b) without the consent of the Majority Lenders (which shall not be unreasonably withheld, delayed or conditioned), and the Borrower will deliver to the Lenders, within five Business Days of receipt thereof, a copy of any notice from any insurer, a copy of any notice of cancellation or a copy of any notice providing for a change in coverage from that existing on the date of this Agreement. The Borrower shall provide the Agents with prompt notice of the filing by the Borrower of any insurance claim that in its judgment could be reasonably expected to exceed $5,000,000.

Section 5.4           Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) could reasonably be expected to have a Material Adverse Effect.

Section 5.5           Compliance with Laws. The Borrower will comply in all material respects with all applicable material laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.6           Inspection of Property, Books and Records; Audits; Etc.

(a)          The Borrower will keep proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent and the Collateral Agent (in each case at the Borrower's expense, in the case of not more than one inspection during any fiscal quarter except during the pendency or continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired.

(b)          If requested by the Majority Lenders, the Borrower agrees that representatives of the Majority Lenders (or an independent third party auditing firm selected by the Majority Lenders) shall (at the Borrower's expense) conduct an audit and/or field examination of the Borrower, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, for the purpose of examining the Borrower's servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders, provided that no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower.

(c)          If requested by the Administrative Agent or the Majority Lenders, the Borrower shall participate in a meeting with the Administrative Agent and the Lenders twice during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower.

Section 5.7           Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its material rights, and its material privileges, obligations, licenses and franchises.

Section 5.8           Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any equity interest in any entity other than as otherwise permitted pursuant to Section 4.19.

Section 5.9           Investments. (a) The Borrower shall not make any investment other than in Collateral Loans, Eligible Investments or as otherwise permitted by this Agreement. On and after the date of the first Borrowing through the end of the Reinvestment Period, the Borrower shall not purchase or originate loans unless, at the time of such purchase or origination and after giving effect thereto, such loans are Collateral Loans and the Eligibility Criteria are satisfied. The Borrower shall not purchase, originate or fund any loans after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were originated or purchased prior to the end of the Reinvestment Period and (ii) the origination or purchase of a Collateral Loan where the commitment to make such purchase or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment. (b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Loan so long as the Borrower directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

Section 5.10         Restriction on Fundamental Changes.

(a)            The Borrower shall not enter into any merger or consolidation or reorganization. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents. Notwithstanding the foregoing or anything else to the contrary in the Loan Documents, the BDC Conversion will not be a violation of this Section 5.10.

(b)          The Borrower shall not amend its Constituent Documents without the Majority Lenders' prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.11         ERISA. Neither the Borrower nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan.

Section 5.12         Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.13         Business Activities. The Borrower shall not engage in any business activity other than the making, purchase, origination and maintenance of Collateral Loans and the ownership of equity interests, in each case in compliance with the terms of this Agreement and the other Loan Documents.

Section 5.14         Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent's prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.15         Margin Stock. None of the proceeds of any Loan will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.16         Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations.

Section 5.17         Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the purchase and origination of Collateral Loans during the Reinvestment Period (and after the Reinvestment Period in the case of the Class A-R Loans, the purchase and origination of Collateral Loans committed to during the Reinvestment Period), (b) to pay costs and expenses related to this Agreement (c) to acquire Collateral Loans from Garrison Funding 2010-1 and Garrison BDC (d) to refinance Swingline Loans and/or (e) to pay Unfunded Amounts, all on and subject to the terms and conditions set forth in this Agreement and the other Loan Documents.

Section 5.18         Bankruptcy Remoteness; Separateness.

(a)          Limited Purpose Entity.

(i)          The Borrower at all times since its formation has been, and will continue to be, a duly organized and existing limited liability company formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction (other than in the State of Delaware) could not reasonably be expected to have a Material Adverse Effect;

(ii)         the Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies;

(iii)        all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv)         the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v)          the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons.

(b)          No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c)          Separate Existence.

(i)          At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii)         The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii)        The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity.

(iv)         The Borrower will comply at all times with Section 1.7 of the LLC Agreement in effect on the Closing Date without regard to subsequent amendments thereto.

Section 5.19         Amendments, Modifications and Waivers to Collateral Loans. In the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Underlying Instrument or Related Contract; provided that the prior written consent of the Majority Lenders to any such amendment, waiver or supplement shall be required if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement, (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would result in a Material Adverse Effect or (iii) such amendment, waiver or supplement constitutes a Specified Change. Any Collateral Loan that, as a result of any amendment or supplement thereto, ceases to qualify as a Collateral Loan, will thereafter have a value equal to zero when calculating the Principal Collateralization Amount for purposes of the Overcollateralization Ratio Test for so long as it remains unqualified to be a Collateral Loan by the terms of this Agreement. In the event of an amendment or supplement to a Collateral Loan that results in the failure of the Weighted Average Life Test (but would otherwise qualify as a Collateral Loan), such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder until such time as the Weighted Average Life Test is satisfied (provided that, if at the time of such satisfaction of the Weighted Average Life Test, such Collateral Loan would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement, such Collateral Loan will continue to be treated as a Defaulted Loan hereunder).

Notwithstanding the foregoing paragraph, if any amendment, consent, waiver or other modification to any Underlying Instrument or Related Contract would effect a Specified Change, prior written consent of the Majority Lenders will not be required if, after giving effect to such Specified Change, (x) the relevant Collateral Loan would be eligible to be acquired by the Borrower in accordance with the terms of this Agreement; (y) the updated Moody's Rating for the relevant Collateral Loan is "Caa2" or higher (provided that (i) until such time as an updated Moody's Rating is obtained, such Collateral Loan will have a Moody's Rating as determined pursuant to clause (g) of Schedule B under "Moody's Derived Rating" and (ii) if such updated Moody's Rating is lower than "Caa2", such Collateral Loan will be treated as a Defaulted Loan hereunder (including for purposes of calculations under clause (z) below) until such time as an updated Moody's Rating of "Caa2" or higher is received (unless such Collateral Loan would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement, in which case such Collateral Loan will continue to be treated as a Defaulted Loan hereunder)); and (z) all Coverage Tests and Collateral Quality Tests would be satisfied (or if any such Collateral Quality Test is already not satisfied, such Collateral Quality Test would be maintained or improved); provided that after the Reinvestment Period, (A) if such Specified Change would result in the reduction in the principal amount in respect of a Collateral Loan, such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder, (B) if such Specified Change would result in an interest rate reduction specified under clause (c) of the definition thereof in respect of a Collateral Loan, such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder or (C) if any Specified Change would result in the extension of the Due Date of any Scheduled Distribution in respect of a Collateral Loan, the Weighted Average Life of the Collateral Loans must be, after giving effect to such Specified Change, less than the lesser of (1) four years and (2) the Weighted Average Life of the Collateral Loans on the last day of the Reinvestment Period (provided that the threshold determined by the lesser of clauses (1) and (2) will be reduced by one-quarter of one year on each quarterly date subsequent to the end of the Reinvestment Period).

Section 5.20         Hedging. The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to satisfaction of the Rating Condition). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement.

Section 5.21         Title Covenants. The Borrower covenants that at no time shall it:

(a)          create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b)          except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral.

Section 5.22         Further Assurances.

(a)          The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent may reasonably request from time to time to register in the name of the Collateral Agent, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.24.

(b)          On or before January 31 in each calendar year, commencing in 2013, the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action (if any) needs to be taken to retain the validity and perfection of such lien for the following twelve months.

Section 5.23         Costs of Transfer; Taxes; and Expenses.

(a)          The Borrower shall pay all transfer taxes and other costs incurred in connection with all transfers of Collateral.

(b)          The Borrower agrees to pay the Collateral Agent the reasonable out-of-pocket costs and expenses, including but not limited to reasonable attorneys' fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.24         Collateral Agent May Perform.

(a)          If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Majority Lenders, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Majority Lenders may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Majority Lenders shall determine is necessary or desirable, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower and shall be part of the Secured Obligations.

(b)          The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.25         Notice of Name Change. The Borrower shall give the Collateral Agent not less than 30 days' notice of any change of its name and not less than 30 days' notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

Section 5.26         Stamp and Other Similar Taxes. The Borrower agrees to indemnify and hold harmless the Collateral Agent and each Secured Party from any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, the Collateral or the attachment or perfection of the security interest granted to the Collateral Agent in any Collateral. The obligations of the Borrower under this Section 5.26 shall survive the termination of the other provisions of this Agreement. For the avoidance of doubt, any amounts paid pursuant to this Section 5.26 shall not be duplicative of amounts paid pursuant to Section 11.4.

Section 5.27         Filing Fees, Excise Taxes, etc. The Borrower agrees (a) to pay or to reimburse the Collateral Agent for any and all amounts in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts which may be payable or determined to be payable in respect of the execution, delivery, performance and enforcement of this Agreement and the other Loan Documents and (b) to save the Collateral Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The obligations of the Borrower under this Section 5.27 shall survive the termination of the other provisions of this Agreement. For the avoidance of doubt, any amounts paid pursuant to this Section 5.27 shall not be duplicative of amounts paid pursuant to Section 11.4.

Section 5.28         Credit Standards. The standards and procedures, including without limitation credit standards, applied by the Borrower in evaluating and determining the creditworthiness of the Obligors and the terms of, and the advisability of originating or acquiring, each Collateral Loan shall not be less stringent than (i) the customary and usual standards and procedures applied by its Affiliates as of the date hereof in connection with loans originated or acquired by them or (ii) the customary and usual standards and procedures applied by its Affiliates as of the date of determination in connection with loans originated or acquired by them.

Section 5.29         Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower's receipt thereof.

Section 5.30         Performance of Obligations. The Borrower shall timely and fully comply with and perform its obligations under the Collateral Loans and other Collateral in accordance with the terms thereof.

Section 5.31         Limitation on Dividends. The Borrower will not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any membership or other equity interest in, or ownership of any similar interests or securities of the Borrower, except for distributions made pursuant to Sections 6.4 and 9.1.

Section 5.32         Collateral Loan Documentation; Approved Appraisal Firms

(a)          The Borrower shall require each Obligor under any Collateral Loan (or other loan included in the Collateral) that is documented on the Borrower's forms to waive its right to a jury trial.

(b)          The initial Approved Appraisal Firms shall be as set forth in Schedule C hereto. Any other independent appraisal firm selected by the Borrower may be added as an Approved Appraisal Firm, provided that the Borrower has notified each Rating Agency then rating any Class of Loans of such designation in writing and the Majority Lenders have not objected within 10 Business Days.

Section 5.33         [Reserved].

Section 5.34         Annual Rating Review. Unless waived in writing by the Majority Lenders, on or before May 20 in each calendar year, commencing in 2013, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by Moody's. The Borrower shall promptly notify the Agents, the Collateral Manager and the Lenders in writing if at any time the rating of the Loans has been, or is known will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.35         Collateral Management Agreement. The Borrower shall not amend the Collateral Management Agreement except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.36         Transactions With Affiliates.

(a)         The Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

(b)       The Borrower shall ensure that all purchases of Collateral Loans from any Affiliate of the Borrower and all sales of Collateral Loans and other assets to any Affiliate of the Borrower that are conducted after the Closing Date will be accompanied by a written agreement between the Borrower and the relevant Affiliate that contains a provision stating that such purchase or sale was conducted in the ordinary course of business.

Section 5.37         Reports by Independent Accountants.

(a)       At the Closing Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more firms of independent certified public accountants of recognized international reputation for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint by Borrower Order delivered to the Collateral Agent a successor thereto that shall also be a firm of independent certified public accountants of recognized international reputation, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Collateral Agent of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Agent shall promptly notify the Collateral Manager, who shall appoint a successor firm of independent certified public accountants of recognized international reputation. The fees of such independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent and/or the Collateral Administrator to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent and the Collateral Administrator to so agree and directs the Collateral Agent and the Collateral Administrator to execute a specified user agreement, access letter or agreement of similar import requested by such accountants; it being understood and agreed that the Collateral Agent and the Collateral Administrator will deliver such letters of agreement and similar documents in conclusive reliance on the foregoing direction of the Borrower, and neither the Collateral Agent nor the Collateral Administrator shall make any inquiry or investigation as to, and shall have no obligation in respect of, the validity or correctness of such procedures or the content of such letters.

(b)        On or before May 20 of each year commencing in 2013, the Borrower shall cause to be delivered to the Collateral Agent an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Payment Date Report received since the last statement (i) indicating that the calculations within those Payment Date Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Loans securing the Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.37, the determination by such firm of independent public accountants shall be conclusive; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Administrative Agent and the Lenders and describe such inconsistency in reasonable detail.

Section 5.38         Assignment of Collateral Loans; Assignment Completion Date.

(a)         The Borrower shall use its commercially reasonable efforts to cause, by the end of the Assignment Period, (i) the Collateral Loans identified on Schedule F and (ii) any other Collateral Loans acquired in accordance with the terms of this Agreement, in each case, which shall be held by the Borrower as Participation Interests as of the Closing Date, to be assigned to the Borrower (such that such Collateral Loans are owned and held by the Borrower as a lender of record) such that, as of the Assignment Completion Date, the Aggregate Principal Balance of the Collateral Loans that are so assigned to the Borrower is at least equal to $228,460,000.

(b)          On or before the date that is 10 days prior to the Calculation Date immediately preceding the Quarterly Payment Date falling in August 2012 (or if such day is not a Business Day, the next succeeding Business Day), (i) the Collateral Agent shall have received an Accountants' Report (1) comparing the Obligor, coupon/spread, maturity, country of domicile, Moody's Rating with respect to each Collateral Loan to the information provided by the Borrower with respect to every asset included in the Pledged Collateral, by reference to such sources as shall be specified therein and (2) using information as provided by the Borrower, recalculating the Coverage Tests, Concentration Limitations and Collateral Quality Tests, and indicating whether the Coverage Tests, Concentration Limitations and Collateral Quality Tests are in compliance with the terms of this Agreement and (ii) the Collateral Agent shall have provided a report to Moody's that (1) recalculates the information in the Accountants' Report referred to in clause (i) above and (2) indicates whether the Coverage Tests, Concentration Limitations and Collateral Quality Tests are in compliance with the terms of this Agreement.

(c)          If each of the Coverage Tests, Concentration Limitations, Collateral Quality Tests and Assignment Conditions is satisfied, as evidenced by the reports delivered pursuant to clause (b) above, a Rating Confirmation will be deemed to be given (a "Deemed Rating Confirmation").

(d)          If any of the Coverage Tests, Concentration Limitations, Collateral Quality Tests and Assignment Conditions is not satisfied, as evidenced by the reports delivered pursuant to clause (b) above, the Borrower or the Collateral Manager (on behalf of the Borrower) shall request a Rating Confirmation and shall provide a report to Moody's identifying the Collateral Loans (including specifying which Collateral Loans are held by the Borrower as Participation Interests).

(e)          If a Rating Confirmation Failure occurs, the Loans will be repaid pursuant to, and to the extent provided in, Sections 9.1(a)(i)(L) and 9.1(a)(ii)(B).

Section 5.39         Board of Directors of Garrison BDC. The Board shall be maintained at all times until the termination or expiration of this Agreement. Any action of the Board shall be taken upon the affirmative vote of not less than a majority of its members, and independent and disinterested members shall constitute a majority of the Board at all times.

Section 5.40         Tax Matters as to the Borrower. The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. Federal income tax purposes and will take no contrary position. Assuming that such treatment is correct, the Borrower shall at all times maintain its status as an entity disregarded as an entity separate from its owner for U.S. Federal income tax purposes. The Borrower shall at all times ensure that its owner (or if its immediate owner is a disregarded entity, that the owner of such disregarded entity and indirect owner of the Borrower) is and will remain a United States person that is, for the avoidance of doubt, not a disregarded entity, as defined by Section 7701(a)(30) of the Code. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law.

Article VI

EVENTS OF DEFAULT

Section 6.1           Events of Default. The term "Event of Default" shall mean any of the events set forth in this Section 6.1:

(a)          a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Class A Loan or Swingline Loan or any related Obligations in respect thereof and, in each case, the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, after notice shall have been given to the Borrower by the Majority Lenders or by the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable);

(b)          a default in the payment of any principal due on any Loans when such principal becomes due and payable;

(c)          the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Administrative Agent, the Collateral Agent or the Collateral Administrator, such failure continues for seven Business Days after the Administrative Agent, the Collateral Agent or the Collateral Administrator, as applicable, receives written notice or has actual knowledge of such administrative error or omission;

(d)          the Borrower or the pool of Collateral Loans becomes an investment company required to be registered under the Investment Company Act;

(e)          the occurrence of any one or more of the following:

(i)          the failure of any representation or warranty in Section 4.10 or 4.13 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Section 5.1(d), 5.10, 5.11, 5.12, 5.13, 5.16, 5.18 or 5.19;

(ii)         failure of the representation or warranty in Section 4.5 to be correct in all material respects when made with respect to the Borrower's obligations under one or more Collateral Loans or other items of Collateral, or default or breach of any covenant contained in Section 5.30, and there has occurred or there could reasonably be expected to occur a material adverse effect on the rights, interests or remedies of the Agents or the Lenders under any of the Loan Documents; or

(iii)        (x) default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document in any material respect, or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in all material respects when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) continues for a period of 30 days;

(f)          the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other applicable law, or (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its respective properties, or (iv) ordering the winding up or liquidation of the affairs of the Borrower;

(g)          the institution by the Borrower of proceedings for the Borrower to be adjudicated as bankrupt or insolvent, or the consent by the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(h)          for any reason the Overcollateralization Ratio is less than or equal to 125% as of any Measurement Date and remains so for five Business Days after such Measurement Date;

(i)          any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders);

(j)          any of the Loan Documents ceases to be in full force and effect (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders);

(k)          one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 10 days from the entry thereof;

(l)           the occurrence of an event that would permit the termination of the Collateral Management Agreement or the replacement of the Collateral Manager thereunder (except for any such event that occurs pursuant to Section 10(a)(ix) of the Collateral Management Agreement) and the Collateral Manager shall have received written notice of such termination or removal from the Administrative Agent pursuant to the Collateral Management Agreement; or

(m)          the inability of the Collateral Manager to perform its duties under the Collateral Management Agreement due to the termination of the Sub-Collateral Management Agreement, the Staffing Agreement, the Administration Agreement or the Advisory Contract.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Collateral Manager, the Lenders and each Rating Agency then rating any Class of Loans in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2           Remedies. If an Event of Default shall have occurred and be continuing, the Majority Lenders or the Administrative Agent (acting at the direction of the Majority Lenders) may exercise the rights, privileges and remedies set forth in this Section 6.2:

(a)          Upon notice to the Borrower require that the Lenders must receive at least five Business Days' notice of each of the following and that each of the following shall require the prior approval by the Majority Lenders, whether or not approved by the Borrower's board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the purchase or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security, or any subordination or limitation of recourse with respect thereto, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security), (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder, and (vi) any other action or decision not to act which impairs or could be reasonably likely to impair the value of any Collateral Loan or other loan or security constituting any Collateral, or to extend or increase the Borrower's obligations with respect thereto or to interfere with the exercise of rights or remedies with respect to any Collateral Loan or other loan or security constituting any Collateral.

(b)          Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under applicable law, including the UCC, the Administrative Agent or the Majority Lenders, by notice to the Borrower, may do any one or more of the following:

(1)           declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that (i) the Class A-R Commitments shall not be terminated if any Swingline Loans are outstanding and (ii) unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Class A-R Commitments shall not be terminated unless the Net Aggregate Exposure Amount is equal to zero); and

(2)           declare the principal of and the accrued interest on the Loans and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of this Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c)          Upon the occurrence and during the continuance of an Event of Default, the Majority Lenders or the Collateral Agent will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3           Additional Collateral Provisions.

(a)          Release of Security Interest. If and only if all Obligations under the Loans have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties' security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b)          Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other applicable law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Majority Lenders through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts, Underlying Instruments and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower's rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) to redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower's and its agents' place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default specified in Section 6.2(c), at the reasonable request of the Collateral Agent or the Majority Lenders, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All documented and reasonable sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented and reasonable out-of-pocket costs and expenses (including documented and reasonable and documented attorneys' fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate for each Class of Loans from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of all of the Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

(c)          Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d)          Related Contracts.

(i)          The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of either Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent.

(ii)         The Borrower agrees that, to the extent the same shall be in the Borrower's possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e)          Borrower Remains Liable.

(i)          Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii)         No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f)          Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Lenders hereunder and to:

(i)           grant security more effectively on all or any portion of the Collateral;

(ii)          maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii)         perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)         enforce any of the Collateral or other instruments or property included in the Collateral;

(v)          preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi)         pay or cause to be paid any and all material taxes levied or assessed upon all or any part of the Collateral, except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such designation shall not impose upon the Collateral Agent, or release or diminish, the Borrower's obligations under this Section 6.3. The Borrower further authorizes and shall cause the Borrower's United States counsel or the Administrative Agent's United States counsel to file without the Borrower's signature any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4           Application of Proceeds. Unless and until the Majority Lenders have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Majority Lenders have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority:

(a)          first, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing to the Collateral Administrator, the Custodian and DBTCA as securities intermediary (including, in each case, without limitation, indemnity payments); and second, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b)          to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of "Administrative Expenses";

(c)          to the payment of all other amounts due to the Agents hereunder;

(d)          to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e)          to the payment to the Collateral Manager of all due and unpaid Senior Management Fees;

(f)           to the payment of all amounts due to the Swingline Lender hereunder, including principal and interest on the Swingline Loans;

(g)          to the payment of all amounts due to the Class A Lenders hereunder, including principal, interest and fees on all Class A Loans, to be applied in accordance with the Principal Allocation Formula;

(h)          to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above; and

(i)          any remainder, to the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (i) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (i) above and (except as provided in sub-clauses "first" and "second" of clause (a) above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Article VII

THE AGENTS

Section 7.1           Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2           Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term "Lender" and "Lenders" may include Natixis and/or any Affiliate of DBTCA in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3           Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. Neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Lenders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4           Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5           Liability of Agents.

(a)          No Agent nor any of their respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its own gross negligence or willful misconduct. No Agent nor any of their respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if the Collateral Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b)          The following additional provisions apply with respect to the Collateral Agent:

(i)          the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Collateral Manager, the Administrative Agent, a Lender or any other Person;

(ii)          no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any extraordinary financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable costs of performing its ordinary services under this Agreement shall not be deemed an "extraordinary financial liability" for purposes hereof;

(iii)         the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of DBTCA or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;

(iv)         the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(v)          without prejudice to the Collateral Agent's duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(c)          The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its gross negligence or willful misconduct or unless it shall be proven that the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

(d)          The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against the Collateral Agent. The Collateral Agent shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except with respect to Section 8.2(c) or Section 8.3, in the absence of a Borrower Order all funds in any account held under this Agreement shall be held uninvested.

(f)           The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent's economic self interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(g)          Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(h)          The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent's own gross negligence or willful misconduct. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(i)            In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, "Applicable Laws"), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Laws.

Section 7.6           Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees of counsel and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.7           Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8           Successor Agent. An Agent may resign at any time by giving notice thereof to the Lenders, the Borrower, the Collateral Manager and each Rating Agency then rating any Class of Loans. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that any such successor agent is then a Lender hereunder. In addition, upon the affirmative vote of the Majority Lenders exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders hereunder, the Majority Lenders may immediately remove such Agent; provided further, in the case of the removal of the Administrative Agent, that (i) for the purposes of such vote a Lender who is also the Administrative Agent (or an Affiliate thereof) shall not be included in the determination of Majority Lenders and (ii) prior to such resignation the Majority Lenders shall provide to the Administrative Agent a written statement setting forth the Majority Lenders' basis for claiming that the Administrative Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct. In the case of any Agent, if no successor Agent shall have been so appointed by the Majority Lenders and approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent, in each case, which such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder, and the Borrower shall provide written notice of such appointment to the Lenders, the Collateral Manager and each Rating Agency then rating any Class of Loans. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

Article VIII

ACCOUNTS AND COLLATERAL

Section 8.1           Collection of Money.

(a)          Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Lenders and shall apply it as provided in this Agreement.

(b)          All payments on the Collateral Loans and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c)          The Borrower will provide the Collateral Agent with a certified copy of each agreement under which the Borrower sells a Participation Interest in any Collateral Loan pursuant to Section 10.1(b) or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a Participation Interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

Section 8.2           Collection Account.

(a)          The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "Garrison Funding 2012-1 LLC Collection Account, subject to the lien of the Collateral Agent", which shall be designated as the "Collection Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust in the name of the Collateral Agent for the benefit of the Lenders and the Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1.

(b)          All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. By Borrower Order (which may be in the form of standing instructions), the Borrower shall at all times direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date. The Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c)          If, prior to the occurrence of an Event of Default, the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, it shall invest the funds held in the Collection Account, but only in one or more Eligible Investments of the type described in clause (ii) of the definition thereof maturing no later than the second Business Day immediately preceding the next Quarterly Payment Date. If, after the occurrence of an Event of Default, the Borrower shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall invest such funds in Eligible Investments of the type described in clause (ii) of the definition thereof maturing not later than the earlier of (i) 30 days after the date of such investment and (ii) the second Business Day immediately preceding the next Quarterly Payment Date. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d)          During the Reinvestment Period (and only during the Reinvestment Period), the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount and no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount.

In addition, after the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower towards (A) the purchase or origination of Collateral Loans, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

(e)          The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date; except that, to the extent that amounts in the Collection Account as of such date are in excess of the amounts required to be distributed pursuant to the Priority of Payments on the next Quarterly Payment Date with respect to such Quarterly Payment Date, the Borrower may direct the Collateral Agent to retain such excess amounts in the Collection Account (to be applied as set forth in Sections 9.1(a)(i)(M) and 9.1(a)(ii)(C)) and not to transfer such excess amounts to the Payment Account.

(f)          (i) The Collateral Agent may from time to time establish any additional accounts deemed necessary by the Collateral Agent for convenience in administering the Collateral for the Borrower's role as agent under any Underlying Instruments. (ii) Without limiting the foregoing clause (i), the Collateral Agent may establish and administer a disbursement account (the "Disbursement Account") into which the Collateral Agent shall, pursuant to Borrower Order, transfer funds remitted (x) to the Borrower (in its role as administrative agent under the relevant Underlying Instrument) by Obligors in respect of principal, interest and other payments on loans held by lenders (other than the Borrower) and (y) by lenders to the Borrower (in its role as administrative agent under the relevant Underlying Instrument) in respect of the funding of loans to Obligors, in each case in accordance with the terms of the Loan Documents and the relevant Underlying Instrument. The Collateral Agent may at any time request written directions from the Borrower to release funds from the Disbursement Account. For the avoidance of doubt, the Disbursement Account shall not include any funds that constitute Collateral under this Agreement.

(g)          The Collateral Agent agrees to give the Borrower and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

Section 8.3           Payment Account; Future Funding Reserve Account; Defaulting Lender Account; Closing Expense Account.

(a)          Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "Garrison Funding 2012-1 LLC Payment Account, subject to the lien of the Collateral Agent", which shall be designated as the "Payment Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust in the name of the Collateral Agent for the benefit of the Lenders and the Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Collateral Agent for the benefit of the Lenders. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Payment Date Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank.

(b)          Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "Garrison Funding 2012-1 LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent", which shall be designated as the "Future Funding Reserve Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust in the name of the Collateral Agent for the benefit of the Lenders and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. By Borrower Order (which may be in the form of standing instructions), the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c)          [Reserved.]

(d)          [Reserved.]

(e)          At any time and from time to time the Borrower, or the Collateral Manager on the Borrower's behalf, may deposit (including for purposes of satisfying the Overcollateralization Ratio Test) into the Collection Account funds not otherwise subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement, provided that (i) all such funds are to be treated as Principal Proceeds or Interest Proceeds as designated by the Borrower and (ii) upon the deposit of such funds in any of the aforementioned accounts, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable.

(f)          [Reserved.]

(g)          Defaulting Lender Account.

(i)          The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "Garrison Funding 2012-1 LLC Defaulting Lender Account, subject to the lien of the Collateral Agent ", which shall be designated as the "Defaulting Lender Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof), subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. The Defaulting Lender Account may contain any number of subaccounts for the purposes described in this Section 8.3(g). The only permitted deposits to or withdrawals from the Defaulting Lender Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Defaulting Lender Account (or any subaccount thereof).

(ii)         If any Lender shall at any time be required to deposit any amount in the Defaulting Lender Account in accordance with Section 11.5, then (x) the Collateral Agent shall create a segregated subaccount of the Defaulting Lender Account with respect to such Lender (the "Defaulting Lender Subaccount" of such Lender) and (y) the Collateral Agent shall deposit all funds received from such Lender into such Defaulting Lender Subaccount. The only permitted withdrawal from or application of funds credited to a Defaulting Lender Subaccount shall be as specified in this Section 8.3(g).

(iii)        With respect to any Lender, the deposit of any funds in the applicable Defaulting Lender Subaccount by such Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Commitment of such Lender, and the funds so deposited shall not constitute principal outstanding under the Loans. However, from and after the establishment of a Defaulting Lender Subaccount, the obligation of such Lender to make Loans as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Defaulting Lender Subaccount in the amount of such Lender's pro rata share of such Borrowing. All payments of principal from the Borrower with respect to Loans made by such Lender (whether or not originally funded from such Defaulting Lender Subaccount) shall be made by depositing the related funds into such Defaulting Lender Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Defaulting Lender Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Defaulting Lender Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv)        If on any Quarterly Payment Date (or on any other Business Day upon three Business Days' prior written request from such Lender) the sum of the amount of funds on deposit in the Defaulting Lender Subaccount exceeds such Lender's undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Commitments or otherwise), then the Collateral Agent shall remit to such Lender a portion of the funds then held in the related Defaulting Lender Subaccount in an aggregate amount equal to such excess.

(v)         Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Defaulting Lender Subaccount, the Collateral Agent shall invest and reinvest such funds in Eligible Investments of the type described in clause (iii) of the definition thereof that mature overnight. Interest received on such Eligible Investments shall be retained in such Defaulting Lender Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Defaulting Lender Subaccount and any loss resulting from such investments shall be charged to such Defaulting Lender Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Defaulting Lender Subaccount resulting from any loss relating to any such investment.

(h)          Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "Garrison Funding 2012-1 LLC Closing Expense Account, subject to the lien of the Collateral Agent", which shall be designated as the "Closing Expense Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held in trust by the Collateral Agent for the benefit of the Lenders. On the Closing Date, the Borrower shall deposit into the Closing Expense Account an amount sufficient to cover all fees and expenses payable by the Borrower in connection with the closing of the transactions contemplated hereby, as detailed in the "Sources and Uses" spreadsheet provided by the Borrower. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 60 days after the Closing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(h).

Section 8.4           Custodial Account.

(a)          The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "Garrison Funding 2012-1 LLC Custodial Account, subject to the lien of the Collateral Agent", which shall be designated as the "Custodial Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust for the Collateral Agent acting for the benefit of the Lenders and over which the Collateral Agent shall have exclusive control, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held in trust by the Collateral Agent for the benefit of the Lenders. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank.

The Collateral Agent shall appoint a custodian (the "Custodian") to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Custodian shall be DBTCA. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a short-term credit rating of "P-1" by Moody's or a long-term credit rating of at least "A2" by Moody's (neither of which rating is on credit watch for possible downgrade) and (iii) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

The parties to the transactions contemplated by this Agreement intend that the Custodial Account shall be a securities account of the Collateral Agent and not an account of the Borrower. The Custodian shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Custodian that the Collateral Agent shall exercise exclusive control over the Custodial Account, the Custodian shall cease complying with entitlement orders or other directions relating to the Custodial Account (or any financial assets or other funds or property credited to or held, deposited, or carried in the Custodial Account) originated by the Borrower or any other Person or entity other than the Collateral Agent.

The Custodian shall agree, and DBTCA as Custodian hereby agrees, with the Collateral Agent that (i) the Custodial Account shall be a securities account of the Collateral Agent, (ii) all property credited to the Custodial Account shall be treated as a "financial asset" for purposes of the UCC, (iii) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Custodial Account, (iv) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Custodial Account and all property credited to the Custodial Account shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary's jurisdiction of the Custodian for purposes of the UCC, and (vii) such agreement between the Custodian and the Collateral Agent shall be governed by the laws of the State of New York.

(b)          Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c)          With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the "Act") requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the "beneficial owners" (as defined in the Act) of such issuer's securities, if the beneficial owner does not object to such disclosure, or (b) acting as a "respondent bank" (as defined in the Act) with respect to such securities. (Under the Act, "respondent banks" do not have the option of objecting to such disclosure upon the issuers' request.) The Act defines a "beneficial owner" as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a "respondent bank" as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Custodian. Under the Act, a customer is either the "beneficial owner" or a "respondent bank". The "customer" for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the "beneficial owner" (as defined in the Act) of such securities to be held by the Custodian hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

Section 8.5           Acquisition of Collateral Loans and Eligible Investments.  Each time that the Borrower acquires any Collateral Loan or Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.6            Release of Security Interest in Sold Collateral Loans and Eligible Investments.  Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

Section 8.7            Method of Collateral Transfer.  Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Collateral Agent by:

(a)          with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Collateral Agent to take possession of such instrument indorsed to the Collateral Agent or in blank, or such money, negotiable document, or tangible chattel paper, in the State of New York separate and apart from all other property held by the Collateral Agent;

(b)          with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Collateral Agent to take possession of the related security certificate in the State of New York;

(c)          with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Collateral Agent to take possession of the related security certificate in the State of New York, indorsed to the Collateral Agent or in blank by an effective indorsement, or registered in the name of the Collateral Agent, upon original issue or registration of transfer by the issuer of such certificated security;

(d)          with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Collateral Agent or its nominee for the account of the Collateral Agent as the registered owner of such uncertificated security;

(e)          with respect to such of the Collateral as constitutes a security entitlement, causing the Custodian to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f)          with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(g)          taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Collateral Agent and the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Collateral Agent.

In connection with each transfer of an item of Collateral to the Collateral Agent, the Collateral Agent shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent, the Collateral Agent shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.7.

Section 8.8            Continuing Liability of the Borrower.  Anything herein to the contrary notwithstanding, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9            Reports.

(a)          The Collateral Agent shall deliver to the Borrower by facsimile (or such other medium as may be agreed upon by the Borrower and the Collateral Agent) by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the "Daily Report"). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Agent shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b)          The Collateral Agent shall circulate, subject to the Collateral Agent's receipt from the Collateral Manager, the Borrower or the Administrative Agent of information with respect to the Collateral Loans and Eligible Investments that is not maintained or in the possession of the Collateral Agent, each item required to be stated in the Collateral Report and the Payment Date Report in accordance with Exhibit E and Exhibit F hereof, respectively, and prepare drafts of such Collateral Report and Payment Date Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than 10 Business Days prior to the date the Collateral Report or the Payment Date Report, as applicable, is due.

The Collateral Manager, the Administrative Agent and the Borrower shall cooperate with the Collateral Agent in connection with the preparation by the Collateral Agent of Collateral Reports and Payment Date Reports. The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to each Rating Agency then rating any Class of Loans. Upon receipt of approval from the Collateral Manager, the Collateral Agent shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent and each Lender.

Article IX

APPLICATION OF MONIES

Section 9.1           Disbursements of Funds from Payment Account.

(a)          Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section and Article II (with respect to optional repayment of Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) as follows and for application in accordance with the following priorities (the "Priority of Payments"):

(i)          On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A)         to the payment of taxes, registration and filing fees then due and owing by the Borrower;

(B)         to the payment of the following amounts in the following priority (without duplication):

(1)         accrued and unpaid Administrative Expenses in the order set forth in the definition thereof; and

(2)         on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date;

provided that the aggregate amount of payments under this clause (B) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined on the immediately prior Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(C)         if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(D)         unless waived by the Collateral Manager (or its designee), which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager (or its designee) of all due and unpaid Senior Management Fees;

(E)         in the following order of priority:

(1)          to the Swingline Lender for payment of accrued interest on the Swingline Loans (excluding Incremental Interest); then

(2)         to the Class A Lenders for payment (on a pro rata basis) of accrued interest on the Class A Loans and Commitment Fees due on such Quarterly Payment Date (excluding Incremental Interest);

(F)         if any of the Coverage Tests are not satisfied as of the related Calculation Date, first to the repayment of the principal of the Swingline Loans until the Swingline Loans are repaid in full and then to the repayment of the principal of the Class A Loans and to the Future Funding Reserve Account (to be allocated to the Class A Loans and the Future Funding Reserve Account according to the Principal Allocation Formula), in each case until all of the Coverage Tests are satisfied (on a pro forma basis as of such Calculation Date);

(G)         to the payment of accrued Incremental Interest;

(H)         to the applicable Lenders on a pro rata basis for payment of accrued and unpaid Increased Costs;

(I)         to the payment of amounts described in clause (B) above to the extent not paid thereunder (without regard to any cap or limitation);

(J)         unless waived by the Collateral Manager (or its designee), which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager (or its designee) of (1) with respect to Subordinated Management Fees that have not been deferred on prior Quarterly Payment Dates, all due and unpaid Subordinated Management Fees and (2) with respect to Subordinated Management Fees that have been deferred on prior Quarterly Payment Dates, the accrued and unpaid Subordinated Management Fees which have been deferred on the prior three Quarterly Payment Dates which the Collateral Manager (or its designee) elects to be paid on such Quarterly Payment Date;

(K)         if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (C) above;

(L)         if a Rating Confirmation Failure has occurred, all remaining Interest Proceeds are to be applied as Principal Proceeds under Section 9.1(a)(ii) until a Rating Confirmation is obtained; and

(M)         all remaining Interest Proceeds:

(1)         during the Reinvestment Period, at the sole discretion of the Borrower, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Loans, (ii) to be applied on such Quarterly Payment Date to prepay the principal of the Revolving Loans pursuant to Section 2.7 and/or (iii) to the Borrower as an equity distribution; and

(2)         after the Reinvestment Period (in the following order of priority), (i) upon the occurrence and during the continuance of a Trigger Event, to be applied as Principal Proceeds under Section 9.1(a)(ii) on such Quarterly Payment Date, (ii) if the Overcollateralization Ratio is less than 200%, to be applied as Principal Proceeds under Section 9.1(a)(ii) on such Quarterly Payment Date and (iii) to the Borrower as an equity distribution.

(ii)         On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows, provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A)         to the payment of the amounts referred to in clauses (A) through (E) of subsection (i) above (in the priority stated therein), but only to the extent not paid in full thereunder;

(B)         if, as of the related Calculation Date, any of the Coverage Tests are not satisfied or if a Rating Confirmation Failure has occurred, first to the repayment of the principal of the Swingline Loans until the Swingline Loans are repaid in full and then to the repayment of the principal of the Class A Loans and to the Future Funding Reserve Account (to be allocated to the Class A Loans and the Future Funding Reserve Account according to the Principal Allocation Formula), in each case until all of the Coverage Tests are satisfied (on a pro forma basis as of such Calculation Date) or until a Rating Confirmation is obtained, as applicable;

(C)         during the Reinvestment Period (provided that no Event of Default has occurred and is then continuing and no Loans have been accelerated), all remaining Principal Proceeds, at the sole discretion of the Borrower or the Collateral Manager, either:

(1)         to the Collection Account for the purchase of additional Collateral Loans; or

(2)         to be applied on such Quarterly Payment Date to prepay the principal of the Revolving Loans pursuant to Section 2.7;

(D)         after the Reinvestment Period, to be applied, first, to the payment of principal on the Swingline Loans until repaid in full, and then to the payment of principal on the Class A Loans (to be allocated to the Class A Loans according to the Principal Allocation Formula) until repaid in full;

(E)         after the Reinvestment Period, to the payment of amounts referred to in clauses (G), (H), (I), (J) and (K) of subsection (i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(F)         after the Reinvestment Period, to the Borrower as an equity distribution.

(b)          If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

(c)          On each Quarterly Payment Date, the Collateral Agent (on behalf of the Borrower) shall deliver to the Administrative Agent and to Moody's (so long as Moody's is rating the Loans) a report (the "Payment Date Report") containing the information described in Exhibit F hereto specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a) and, where applicable, the calculation of such amounts. By no later than each Quarterly Payment Date, the Collateral Agent (on behalf of the Borrower) shall deliver to the Administrative Agent in writing a notice setting forth a calculation of the Net Aggregate Exposure Amount (which shall be determined based on information provided by the Borrower to the Collateral Agent including any Revolving Collateral Loans and Delayed Funding Loans and the unpaid purchase price of all Collateral Loans that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or purchase after the end of the Reinvestment Period).

(d)          In the event that the Collateral Agent obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Collateral Agent shall make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Collateral Agent shall give notice to the Lenders, the Borrower and the Collateral Manager upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Collateral Agent on such Interest Hedge Counterparty.

(e)          All amounts to be paid to the Borrower under this Section 9.1 shall be paid to such account as the Borrower may designate and upon such payment will be released from the lien of this Agreement.

Article X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA

Section 10.1         Sale of Collateral Loans.

(a)          Sales and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv) or (vi) below) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower or the Collateral Manager in writing, any Collateral Loan or other loan included in the Collateral (including, without limitation, the sale by assignment of a portion of the Borrower's interest in any Collateral Loan or other loan); provided that such sale meets the requirements of any one of clauses (i) through (vi) of this Section 10.1(a) which the Collateral Agent shall consider satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell:

(i)          Credit Risk Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Credit Risk Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) of the definition thereof.

(ii)         Credit Improved Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A)         at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B)         during the Reinvestment Period if the Borrower or the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower's behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan within 30 Business Days of such sale.

(iii)        Defaulted Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Defaulted Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) of the definition thereof.

(iv)        Equity Securities. The Borrower or the Collateral Manager (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law.

(v)         Discretionary Sales. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Collateral Loan other than a Credit Risk Loan, a Credit Improved Loan, a Defaulted Loan or an Equity Security at any time, if either:

(A)         at any time the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Collateral Loan; or

(B)         during the Reinvestment Period other than during a Restricted Trading Period, the Borrower or the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower's behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Collateral Loan within 30 Business Days of such sale.

Any written direction given by the Borrower or the Collateral Manager to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Collateral Manager to the Collateral Agent that either subclause (A) or (B), as applicable, of this clause (v) has been satisfied.

(vi)        Mandatory Sales. The Borrower or the Collateral Manager shall use its commercially reasonable efforts to effect the sale of any Collateral Loan (other than Defaulted Loans) that no longer meets the criteria described in clause (k) in the definition of "Collateral Loan," within 18 months of the failure of such Collateral Loan to meet any such criteria (unless (1) the Rating Condition is satisfied or (2) the Borrower or the Collateral Manager determines that such sale would not be in the best interests of the Lenders).

(b)          Participations.

(i)          During the Reinvestment Period, the Borrower may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower in writing, a Participation Interest in any Collateral Loan that is a term loan (other than a Delayed Funding Loan); provided that at the time such Participation Interest is sold (A) after giving effect to such sale, the Concentration Limitations are satisfied and (B) the party purchasing such Participation Interest satisfies the Moody's Counterparty Criteria.

(ii)         If a Participation Interest is sold to an Affiliate of the Borrower, the related participation agreement shall contain provisions in which such Affiliate (A) absolves the Borrower and the Collateral Agent from liability to such Affiliate except for their gross negligence, willful misconduct or bad faith and (B) covenants not to institute bankruptcy, insolvency or similar proceedings against the Borrower.

(iii)        For the avoidance of doubt, the Borrower may not sell a Participation Interest in a Revolving Collateral Loan or a Delayed Funding Loan.

(c)          Rules Generally Applicable to Sales of Collateral Loans. (i) All sales of Collateral Loans or any portion thereof (including Participation Interests) pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder. (ii) Anything herein to the contrary notwithstanding, the Borrower shall cause any sale of any Collateral Loan or other property or assets to be conducted on an arm's length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm's length transaction with a Person not an Affiliate. (iii) Anything herein to the contrary notwithstanding, the Aggregate Principal Balance of the Collateral Loans that are sold to any Affiliate of the Borrower in the 12 month period preceding the proposed date of sale (or such lesser number of months as shall have elapsed since the Closing Date) shall not exceed 20% of the Net Purchased Collateral Loan Balance as of such date of sale; provided that, the Aggregate Principal Balance of all Collateral Loans that were Defaulted Loans sold to Affiliates of the Borrower in the 12 month period preceding the proposed date of sale (or such lesser number of months as shall have elapsed since the Closing Date) shall not exceed 10% of the Net Purchased Collateral Loan Balance as of such date of sale; provided further that the foregoing limitations shall not apply where Collateral Loans are sold by the Borrower in connection with the Takeout Transaction.

Section 10.2          Eligibility Criteria.  On and after the date of the first Borrowing, a Collateral Loan will be eligible for purchase or origination by the Borrower and inclusion in the Collateral only if as evidenced by an officer's certificate of an Authorized Officer of the Borrower delivered to the Collateral Agent, the Eligibility Criteria are satisfied at the time such Collateral Loan is purchased or originated, after giving effect to the inclusion of such Collateral Loan.

Article XI

CHANGE IN CIRCUMSTANCES

Section 11.1          Basis for Determining Interest Rate Inadequate or Unfair. In the case of Eurodollar Rate Loans, if on or prior to the first day of any Interest Period:

(a)          the Administrative Agent is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by Section 2.5, or

(b)          the Majority Lenders advise the Administrative Agent that as a result of changes arising after the date of this Agreement the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Rate Loans for such Interest Period, in each case the Administrative Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations (if any) of the Lenders to make Eurodollar Rate Loans shall be suspended, except in the case of Eurodollar Rate Loans required to fund Exposure Amounts; provided that such Lenders shall instead fund Base Rate Loans.

Section 11.2          Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Rate Loans (if any) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the other Lenders and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Rate Loans (if any) shall be suspended (provided that such Lender shall instead fund Base Rate Loans). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain Eurodollar Rate Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans shall be reinstated.

Section 11.3         Increased Cost and Reduced Return.

(a)          If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board (but excluding with respect to any Loan any such requirement reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Eurodollar Rate Loans, its Notes evidencing Eurodollar Rate Loans, or its obligation to make Eurodollar Rate Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or its Applicable Lending Office is located or any political subdivision thereof), by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent and Moody's), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute Increased Costs payable by the Borrower pursuant to Section 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b)          If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent and Moody's), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute Increased Costs payable by the Borrower pursuant to Section 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(c)          Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. In addition, neither Section 11.3(b) nor Section 11.3(c) shall apply to Taxes (payments in respect of which are intended to be covered, if at all, by Section 11.4). Failure or delay on the part of any Lender to demand compensation under this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that, if the event giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)          Notwithstanding anything to the contrary contained herein, (i) no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers and (ii) all requests, rules, guidelines, requirements and directives promulgated (x) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions and (y) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented.

(e)          If the Borrower is required to pay additional amounts to any Lender under this Section 11.3, then the Borrower may, at its own expense and in its sole discretion, require such Lender to transfer or assign, in whole, without recourse (in accordance with Section 11.5) all of its interests, rights and obligations under this Agreement and the Notes to an assignee (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, such assignee) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment).

(f)          In the event that (i) it is determined that the proviso in clause (a) of the definition of "Applicable Rate" is applicable to any Loan hereunder (other than any Loan of a Lender that is a Lender hereunder due to the actions of the Borrower, the Collateral Manager or any Affiliate thereof) such that the Alternate Base Rate is used to calculate the interest rate on such Loan and (ii) the Engagement Letter is terminated by Garrison BDC pursuant to clause (iii) of the first paragraph of Section 5 of the Engagement Letter, Natixis hereby agrees to waive any fees (but not any out-of-pocket expenses) that would otherwise be due and payable to it in connection with the Takeout Transaction pursuant to the second paragraph of Section 5 of the Engagement Letter.

(g)          Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4 of this Agreement. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes, the provisions of Section 11.4 of this Agreement shall control.

Section 11.4         Taxes.

(a)          Any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear, of and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on or measured by its net income, and franchise or similar taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof or any other jurisdiction (or political subdivision thereof) in which such Lender is subject to tax as a result of activities unrelated to this Agreement and (iii) any taxes imposed on any such recipient imposed pursuant to FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and the Priority of Payments and (iv) the Borrower shall furnish to the Administrative Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to such Lender or the Administrative Agent.

(b)          In addition, the Borrower agrees to pay, in accordance with the Priority of Payments, any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

(c)          The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Taxes or Other Taxes.

(d)          (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, or on or prior to the date on which it becomes a Lender, as the case may be, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service, either (w) certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code or (z) ) in the case of a Lender providing a Form W-8IMY, such information and forms required to establish the rate of U.S. withholding tax with respect to payments hereunder. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero with respect to payments hereunder, withholding tax at such rate shall be considered excluded from Taxes.

(ii)         If any payment made to a Lender or Agent under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender and Agent, as applicable, shall deliver to the Administrative Agent a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and other documentation reasonably requested by the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirement or that withholding is required under FATCA.

(e)          For any period with respect to which a Lender has failed or is unable to provide the Borrower with the appropriate form pursuant to Section 11.4(d) (unless such failure or inability is due to a change in treaty, law or regulation occurring subsequent to the date on which a Lender becomes a party hereto), such Lender shall not be entitled to indemnification under Section 11.4(a) with respect to Taxes imposed by the United States; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure or inability to deliver a form required hereunder, the Borrower shall, at the sole cost of such Lender, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)          If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)          If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified under this Section 11.4, it shall pay to the Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (g), in no event will a Lender be required to pay an amount to a Borrower pursuant to this clause (g) the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (g) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)         Notwithstanding anything to contrary contained in this Section 11.4, all payments made pursuant hereto shall only be made to the extent funds are available in accordance with the Priority of Payments.

Section 11.5         Replacement of Lenders; Defaulting Lenders.

(a)          If and for so long as any Lender is a Defaulting Lender (subject to clause (c) below), or requests compensation under Section 11.3, or is unable to make Loans under Section 11.2, or if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and each Rating Agency then rating any Class of Loans, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Notes to an assignee (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, such assignee) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment), provided that:

(i)          such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)         in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter; and

(iii)        such assignment or delegation does not conflict with any applicable law.

(b)          If and for so long as any Lender is a Defaulting Lender:

(i)           if such Defaulting Lender holds any portion of the Commitments that remain in effect and fails to maintain (or any entity that has guaranteed the obligations of such Defaulting Lender fails to maintain) (A) in the case of a Lender that is not a CP Conduit, a Moody's short-term rating of "P-1" (which rating of "P-1" is not on credit watch for possible downgrade) and (B) in the case of any CP Conduit, a rating on the Commercial Paper Notes of such CP Conduit of "P-1" by Moody's, then, as soon as practicable and in any event within 30 Business Days after becoming a Defaulting Lender, (x) such Defaulting Lender shall deposit an amount equal to its undrawn Commitments at such time into the Defaulting Lender Account and (y) all payments in respect of the Loans which would otherwise be made to such Defaulting Lender shall be diverted to the Defaulting Lender Account of such Lender in accordance with Section 8.3(g), and any amounts in such Defaulting Lender Account shall be applied to any future funding obligations of such Lender; and

(ii)         unless such Lender is a Defaulting Lender solely because of the failure to be an Approved Lender at the time of determination, the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5), provided that a Defaulting Lender's vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender).

(c)          If any Lender becomes a Defaulting Lender and it (i) fails to comply with the provisions set forth in Section 11.5(b)(i) and/or (ii) fails to transfer within 20 Business Days after becoming a Defaulting Lender all of its rights and obligations in respect of its Loans to a purchaser that is (x) an Approved Lender (and is not otherwise a Defaulting Lender), (y) eligible to purchase such Loans under the terms hereof and (z) not prohibited by any applicable law from making such purchase (such purchaser, an "Approved Purchaser"), then the Borrower shall use reasonable efforts to replace such Lender with an Approved Purchaser by requiring the replaced Lender to transfer all of its rights and obligations in respect of its Loans and Commitments to such Approved Purchaser. All of the costs incurred by the Borrower in connection with any such replacement shall be for the account of the Lender that is being replaced. Each of the Administrative Agent and the Lender being replaced will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting such transfer.

(d)          Notwithstanding anything in Section 11.5(a) to the contrary, a Lender shall not be required to make any such assignment or delegation if (A) prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower or (B) such Lender defaults in its obligation to make Loans hereunder due to an administrative error or omission by such Lender which is corrected by funding by such Lender of the applicable Loan amount within five Business Days of being made aware of such error or omission.

(e)          Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

Article XII

MISCELLANEOUS

Section 12.1         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof, (x) (1) in the case of the initial Lender, at its address, facsimile number and/or email address set forth on the signature pages hereof, and (2) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (y) in the case of Moody's, to Moody's Investors Service, Inc., 7 World Trade Center, New York, New York, 10007, Attention: CDO Monitoring and by email to DerivativesMonitoringGroup@moodys.com and Monitor.CDO@moodys.com or (z) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent's reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent's reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2          No Waivers.  No failure or delay by either Agent or any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3         Expenses; Indemnification

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agents, the Custodian and DBTCA as securities intermediary, including, without limitation, reasonable fees and disbursements of counsel in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any Increased Commitment or Additional Loan, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder and (ii) all reasonable out-of-pocket expenses incurred by either Agent, the Custodian, DBTCA as securities intermediary and each Class of Lenders, respectively, including reasonable fees and disbursements of counsel for each Agent, the Custodian, DBTCA as securities intermediary and each Class of Lenders, respectively, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)          The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Custodian, DBTCA as securities intermediary and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (but excluding the fees and expenses of its internal legal counsel and all ordinary internal costs, consisting of overhead and employee costs and expenses incurred by such Indemnitee in connection with its obligations under the Loan Documents), including, without limitation, the reasonable fees and disbursements of counsel (one counsel and one local counsel in each appropriate jurisdiction), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) the grant to the Collateral Agent and the Lenders of any Lien, on the Collateral, (iii) the exercise by the Administrative Agent, the Collateral Agent or the Lenders of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral or (vi) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor's financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. The Borrower's obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

(c)          The Borrower shall pay, and hold the Agents, the Custodian, DBTCA as securities intermediary and each of the Lenders harmless from and against, any and all present and future U.S. stamp, recording, transfer and other similar foreclosure related taxes with respect to the foregoing matters in this Section 12.3 and hold the Agents, the Custodian, DBTCA as securities intermediary and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes. For the avoidance of doubt, any amounts paid pursuant to this Section 12.3(c) shall not be duplicative of amounts paid pursuant to Section 11.4.

Section 12.4          Sharing of Set-Offs.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loan of its Class held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans of its Class held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans of its Class held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans of such Class held by the Lenders shall be shared by the Lenders of its Class pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4 Class A-R Loans and Class A-T Loans shall be deemed to constitute one "Class", and a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5          Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Administrative Agent, the Collateral Agent and/or the Swingline Lender are affected thereby, by the Administrative Agent, the Collateral Agent and/or the Swingline Lender, as the case may be); provided that:

(a)          no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation; (ii) change the Percentage Share of the Commitments allocable to any Lender or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement; (iii) release any Collateral except as provided in this Agreement or the other Loan Documents; or (iv) alter the terms of Section 6.4, Section 9.1 or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(b)          no such amendment or waiver shall, unless signed by all Lenders of the Class or Classes affected thereby, postpone the date fixed for any payment of principal of or interest on any Loan of such Class or Classes or any fees or other amounts hereunder or for any reduction or termination of any Commitment of such Class or Classes;

(c)          no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loan held by such Lender or any fees or indemnities payable for the account of such Lender;

(d)          no amendment or waiver under this Agreement that would affect a CP Conduit, a Conduit Support Provider or a Loan made by such CP Conduit shall be effective without the written consent of such CP Conduit. Notwithstanding the foregoing, this Section 12.5(d) shall not be amended or waived without the written consent of each CP Conduit; and

(e)          no amendment or waiver shall modify (i) the definition of "Concentration Limitations" or "Eligibility Criteria", (ii) Section 4.22, (iii) Section 5.39, (iv) Section 10.2, (v) this Section 12.5(e) or (vi) any defined terms used within any of the foregoing defined terms or Sections, unless (1) such amendment or waiver is signed by the Borrower and the Majority Lenders and (2) if such amendment or waiver is material, the Board has received not less than five Business Days' prior notice of such amendment or waiver and an opportunity to veto such amendment or waiver (provided that such right to veto may be deemed to be waived if no response to such proposed amendment or waiver has been given within five Business Days).

In connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5, either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower's reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than 10 Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to execution of such proposed amendment or waiver that, based on its reasonable determination, such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will not be effective without the satisfaction of the Rating Condition.

The Borrower shall, promptly following the execution of any amendment, waiver or supplement, provide copies thereof to each Lender, the Administrative Agent, the Collateral Agent and each Rating Agency then rating any Class of Loans.

Section 12.6         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b)          (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii)         In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the "Participant Register"). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)          Any Lender may at any time assign to one or more banks, commercial paper conduits or other institutions (each, an "Assignee") all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower, the Administrative Agent and, in the case of assignments of Class A-R Commitments, the Swingline Lender, which consent in each case shall not be unreasonably withheld; provided that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Loans or Commitments); and (ii) no such consent shall be required in the case of an assignment that is made (w) during the continuance of an Event of Default; (x) if such Assignee is (I) in the case of an assignment during the Class A-R Commitment Period of Class A-R Loans or Swingline Loans, an Approved Lender or an Affiliate of a Lender and (II) not a Prohibited Assignee, unless the Borrower provides prior written consent with respect to any such assignment to a Prohibited Assignee; (y) if the Loans have been downgraded from the Initial Rating; or (z) by a CP Conduit, in one transaction or a series of transactions, of all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it) to a Conduit Assignee. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 11.4.

(d)          Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e)          No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3 or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer.

(f)          The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be prima facie evidence of the accuracy thereof, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Note shall be returned to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 12.7          Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.11) is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 12.8         Governing Law; Submission to Jurisdiction.

(a)          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)          Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address on the signature pages hereto. The Borrower hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9         Marshalling; Recapture.  Neither the Administrative Agent, the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10         Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile transmission).

Section 12.11         WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12         Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13         Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14         Limitation of Liability.  No claim may be made by the Borrower, the Collateral Manager or any other Person against the Administrative Agent, the Collateral Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15         Recourse; Non-Petition.

(a)          All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or the Note or any Loan Document shall be had against any officer, director, limited liability company manager, limited partner, member or employee (solely by virtue of such capacity) of the Borrower (a "Non-Recourse Party") and no such Non-Recourse Party shall be personally liable for payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender and the Agents).

(b)          Each Lender and each Agent hereby agrees that it will not institute against the Borrower any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding-up or liquidation of the Borrower or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the assets of the Borrower prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect) after the payment in full of all Obligations. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to "non-petition" of the Borrower, the Borrower becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, the Borrower hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16         Confidentiality.

(a)          Each Lender and the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower obtained from the Borrower pursuant to or in connection with this Agreement or any other Loan Document, provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders' and Agents' counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement); (ii) to officers, directors, employees, examiners, agents and partners of each Lender and its Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type; (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority; (iv) to any entity participating or considering participating in any credit made under this Agreement, provided, the Lenders and Agents shall require that any such entity be subject to this Section 12.16, however, Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16; (v) as required by law or legal process, GAAP or applicable regulation; (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees in writing to be subject to this Section 12.16; (vii) to any Rating Agency then rating any Class of Loans or any Conduit Rating Agency (provided however that any such Rating Agency or Conduit Rating Agency to which disclosure is to be made shall have been identified to the Borrower); or (viii) to any Program Manager, Conduit Support Provider or administrator of a CP Conduit or Affiliate thereof who needs to know such information (provided, in each case, that such Person is informed of this confidentiality agreement). In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents or any Lender which shall breach the confidentiality provisions of this Section 12.16.

(b)          Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Conduit (or its Program Manager or Funding Agent, as applicable) may post to a secured password-protected internet website maintained by such CP Conduit (or its Program Manager or Funding Agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5 of the Exchange Act, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date), and (iv) such other information as may be requested by such rating agency and consented to in writing by the Borrower; provided that such CP Conduit (or its Program Manager or Funding Agent, as applicable) shall take such actions as are necessary to maintain the confidential nature of the documents and information so posted (it being understood that any rating agency viewing such posted information on such website shall not constitute a breach of this proviso so long as it is informed of the confidential nature of such information on such website or otherwise by such CP Conduit (or its Program Manager or Funding Agent, as applicable) prior to or concurrently with making such information available).

Section 12.17         Special Provisions Applicable to CP Conduits.

(a)          Each of the parties hereto (each, a "Restricted Person") hereby agrees that it will not institute against any CP Conduit, or encourage, cooperate with or join any other Person in instituting against any CP Conduit, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding up or liquidation of any CP Conduit or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Conduit or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The obligations under this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b)          Nothing in clause (a) above shall limit the right of any Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Conduit by any person other than such Restricted Person.

(c)          Notwithstanding anything to the contrary contained herein, the obligations of any CP Conduit under this Agreement are solely the corporate obligations of such CP Conduit and, in the case of obligations of any CP Conduit other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Conduit in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Conduit but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes.

(d)          No recourse under any obligation, covenant or agreement of any CP Conduit contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Conduit or any agent of such CP Conduit or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Conduit individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Conduit or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Conduit contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Conduit of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement.

(e)          Each CP Conduit may act hereunder by and through its Program Manager, administrator or Funding Agent, as applicable.

(f)          Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Conduit against and on account of the obligations and liabilities of such CP Conduit to such party under this Agreement.

(g)          Notwithstanding anything to the contrary herein, but subject in all respects to the confidentiality provisions herein, each CP Conduit may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Conduit, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Conduit, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.

(h)          No pledge and/or collateral assignment by any CP Conduit to a Conduit Support Provider of an interest in the rights of such CP Conduit in any Loan made by such CP Conduit and the Obligations shall constitute an assignment and/or assumption of such CP Conduit's obligations under this Agreement, such obligations in all cases remaining with such CP Conduit. Moreover, any such pledge and/or collateral assignment of the rights of such CP Conduit shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Conduit's right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18         Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent's execution and delivery of this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent.

Section 12.19         Borrowings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Article XIII

THE FUNDING AGENT

Section 13.1         Appointment.  Versailles, as Class A-R Lender and Swingline Lender (in such capacity, the "Versailles Lender"), hereby irrevocably designates and appoints its Funding Agent as specified in the relevant Joinder Agreement as Funding Agent on its behalf under this Agreement. In furtherance of the foregoing, the Versailles Lender (and any other applicable CP Conduit after the Closing Date) hereby authorizes its Funding Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Funding Agent by the terms of this Agreement and the Loan Documents, together with such other powers as are reasonably incidental hereto or thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, such Funding Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with its CP Conduit, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Funding Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against such Funding Agent. In performing its functions and duties solely under this Agreement, each Funding Agent shall act solely as the agent of its CP Conduit and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for such CP Conduit.

Section 13.2         Delegation of Duties.  Each Funding Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Funding Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 13.3         Exculpatory Provisions. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 13.2 under or in connection with this Agreement or the other Loan Documents (except for its, their or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to its CP Conduit for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, such agreements or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loans, this Agreement or the other Loan Documents, or any other document furnished in connection therewith or herewith, or for any failure of its CP Conduit to perform its obligations under this Agreement or any other Loan Document or for the satisfaction of any condition specified in this Agreement or the other Loan Documents. No Funding Agent shall be under any obligation to its CP Conduit to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Borrower.

Section 13.4         Reliance by Funding Agent.   Each Funding Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to its CP Conduit), independent accountants and other experts selected by such Funding Agent. Each Funding Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, the other Loan Documents or any other document furnished in connection herewith or therewith unless such action is expressly provided for herein or therein or such Funding Agent shall first receive such advice or concurrence of its CP Conduit as it deems appropriate, or it shall first be indemnified to its satisfaction by such CP Conduit against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of its CP Conduit and such request and any action taken or failure to act pursuant thereto shall be binding upon such CP Conduit.

Section 13.5         Non-reliance on Funding Agent.  The Versailles Lender (and any other applicable CP Conduit after the Closing Date) expressly acknowledges that neither its Funding Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by such Funding Agent hereafter taken, including, without limitation, any review of the affairs of such CP Conduit, or the Borrower, shall be deemed to constitute any representation or warranty by such Funding Agent. No Funding Agent shall have any duty or responsibility to provide its CP Conduit with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of such Funding Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 13.6         Funding Agent in Its Individual Capacity. Each Funding Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with its CP Conduit or the Borrower or any Affiliate of such Persons as though such Funding Agent were not a Funding Agent hereunder.

Section 13.7         Conflict Waiver.   Natixis and any of its Affiliates may act as administrative agent for a CP Conduit, as provider of backup facilities for a CP Conduit, and may provide other services or facilities from time to time (the "Multiple Roles"). The Versailles Lender (and any other applicable CP Conduit after the Closing Date) hereby acknowledges and consents to any and all Multiple Roles, waives any objections it may have to any actual or potential conflict of interest caused by Natixis' (or any of its Affiliates') acting as a Funding Agent hereunder and acting as or maintaining any of the Multiple Roles, and agrees that in connection with any Multiple Role, Natixis (and any of its Affiliates, as applicable) may take, or refrain from taking, any action which it in its discretion deems appropriate.

Article XIV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 14.1         Assignment of Collateral Management Agreement.

(a)          The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower's estate, right, title and interest in, to and under the Collateral Management Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced).

(b)          The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement or the other documents referred to in paragraph (a) above, nor shall any of the obligations contained in the Collateral Management Agreement or such other documents be imposed on the Agents.

(c)          Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement and the other documents referred to in this Section 14.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)          The Borrower represents that the Borrower has not executed any other assignment of the Collateral Management Agreement.

(e)          The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)          The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i)          The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii)         The Collateral Manager shall acknowledge that the Borrower is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties.

(iii)        The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement.

(iv)        Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof.

(v)        Except as otherwise set forth herein and therein (including pursuant to Section 10 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments set forth under Section 9.1. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under the Collateral Management Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 14.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager, or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi)        Except with respect to transactions contemplated by Section 8 of the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GARRISON FUNDING 2012-1 LLC,
as Borrower

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Operating Officer

Address for notices:

Garrison Funding 2012-1 LLC
c/o Garrison Investment Group LP
1350 Avenue of the Americas, Suite 905
New York, New York 10019
Attention: Rob Feeney
Facsimile: (212) 372-9525

Credit Agreement Signature Page

Agents:

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Henry J. Sandlass
Name: Henry J. Sandlass
Title: Managing Director

By:	/s/ Lorraine A. Medvecky
Name: Lorraine A. Medvecky
Title: Managing Director

Address for notices:

Natixis, New York Branch
9 West 57th Street, 36th Floor
New York, New York 10019
Attention: Yazmin Vasconez
Telephone No.: 212-891-6176
Facsimile No.: 646-282-2361
Email: agent_group@us.natixis.com

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent and Custodian

By:	/s/ Stephen T. Hessler
Name: Stephen T. Hessler
Title: Director

By:	/s/ Vincent Pham
Name: Vincent Pham
Title: Vice President

Address for notices:

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, California 92705
Attention: Structured Credit Services – Garrison Funding 2012-1
Tel No. (714) 247-6000
Fax No. (714) 656-2568
Email address: CDO.Monitoring@db.com

Credit Agreement Signature Page

VERSAILLES ASSETS LLC,
as Class A-R Lender, Class A-T Lender and Swingline Lender

CLASS A-R COMMITMENT AMOUNT: $25,000,000
CLASS A-T COMMITMENT AMOUNT: $125,000,000

By:	/s/ Bernard J. Angelo
Name: Bernard J. Angelo
Title: Senior Vice President

By:	/s/ John L. Fridlington
Name: John L. Fridlington
Title: Vice President

Address for notices:

Versailles Assets LLC
c/o Global Securitization Services LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Bernard J. Angelo
Tel. No.: (631) 587-4700
Facsimile No.: (212) 302-8767
Email: versailles_transactions@us.natixis.com

Versailles Assets LLC, as Class A-R Lender, Class A-T Lender and Swingline Lender, is a CP Conduit for purposes of this Agreement

Credit Agreement Signature Page

SCHEDULE A

Moody's Industry Classifications

1.           Aerospace & Defense;

2.           Automotive;

3.           Banking, Finance, Insurance & Real Estate;

4.           Beverage, Food & Tobacco;

5.           Capital Equipment;

6.           Chemicals, Plastics & Rubber;

7.           Construction & Building;

8.           Consumer goods: Durable;

9.           Consumer goods: Non-durable;

10.         Containers, Packaging & Glass;

11.         Energy: Electricity;

12.         Energy: Oil & Gas;

13.         Environmental Industries;

14.         Forest Products & Paper;

15.         Healthcare & Pharmaceuticals;

16.         High Tech Industries;

17.         Hotel, Gaming & Leisure;

18.         Media: Advertising, Printing & Publishing;

19.         Media: Broadcasting & Subscription;

20.         Media: Diversified & Production;

21.         Metals & Mining;

22.         Retail;

23.         Services: Business;

24.         Services: Consumer;

25.         Sovereign & Public Finance;

26.         Telecommunications;

27.         Transportation: Cargo;

28.         Transportation: Consumer;

29.         Utilities: Electric;

30.         Utilities: Oil & Gas;

31.         Utilities: Water;

32.         Wholesale.

SCHEDULE B

Moody's Rating Procedure

Moody's Default Probability Rating

With respect to any date of determination, the rating as determined in accordance with the following, in the following order of priority; provided that with respect to the Collateral Loan generally, if at any time Moody's or any successor to it ceases to provide rating services, references to rating categories of Moody's in this Agreement shall be deemed instead to be references to the equivalent categories of any other nationally recognized investment rating agency selected by the Borrower (with written notice to the Agents), as of the most recent date on which such other rating agency and Moody's published ratings for the type of security in respect of which such alternative rating agency is used:

(a)          with respect to a Moody's Senior Secured Loan:

(i)          if the Obligor thereunder has a corporate family rating from Moody's, such corporate family rating; and

(ii)         if the preceding clause does not apply, the Moody's Rating of such Moody's Senior Secured Loan;

(b)          with respect to a Collateral Loan other than a Moody's Senior Secured Loan or DIP Loan:

(i)          if the Obligor thereunder has a senior unsecured obligation with an Assigned Moody's Rating, such rating;

(ii)         if the preceding clause does not apply and such Collateral Loan has a credit estimate provided by Moody's, such credit estimate; and

(iii)        if the preceding clauses do not apply, the Moody's Derived Rating; and

(c)          with respect to a DIP Loan, the rating that is one rating subcategory below the Moody's Rating thereof.

Notwithstanding the foregoing, if the Moody's rating or ratings used to determine the Moody's Default Probability Rating are on watch for downgrade or upgrade by Moody's, such rating or ratings will be adjusted down two subcategories (if on watch for downgrade) or up one subcategory (if on watch for upgrade), or if such rating or ratings have a negative outlook, such rating or ratings will be adjusted down one subcategory. In each case, the adjustments made pursuant to the immediately preceding sentence shall be without duplication of any adjustments made pursuant to the last sentence of the definition of "Moody's Rating".

Moody's Rating

With respect to any loan as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a)          with respect to a Moody's Senior Secured Loan:

(i)          if it has an Assigned Moody's Rating, such Assigned Moody's Rating; or

(ii)         if the preceding clause does not apply, the rating that is one rating subcategory above the Moody's Derived Rating;

(b)          with respect to a Moody's Non-Senior Secured Loan:

(i)          if it has an Assigned Moody's Rating, such Assigned Moody's Rating; or

(ii)         if the preceding clause does not apply, the Moody's Derived Rating; and

(c)          with respect to a DIP Loan,

(i)          if it has an Assigned Moody's Rating, then one subcategory below the facility rating of such DIP Loan if there is a facility rating; otherwise, such Assigned Moody's Rating; or

(ii)         if the preceding clause does not apply, the Borrower must apply to Moody's for a Moody's credit estimate (such request to be made within 10 Business Days after the origination or purchase of such Collateral Loan), which shall be the Moody's Rating for purposes of this Agreement, and until such rating is assigned to such Collateral Loan, the Moody's Rating of such Collateral Loan shall be either (a) the rating as estimated in good faith by the Borrower in accordance with the Moody's RiskCalc Calculation described herein or (b) "Caa1"; provided that, (1) such estimated rating shall not be higher than "B3", (2) the Borrower shall re-submit any Collateral Loan with a Moody's Rating determined pursuant to this clause (ii) to Moody's for an updated credit estimate not less than annually (or not less than semi-annually for so long as the consequence of not obtaining an updated credit estimate at least semi-annually, per then-applicable Moody's ratings criteria, would be to assume a notching downgrade of such loans) (provided that if the Borrower does not apply for an updated credit estimate prior to the end of such annual or semi-annual period, the Moody's Rating of such Collateral Loan shall be "Caa3" until such time as the Borrower applies for an updated credit estimate) and (3) if the Underlying Instrument for such Collateral Loan has been materially amended, the Borrower shall notify Moody's and make such modification or amendment available to Moody's.

Notwithstanding the foregoing, if the Moody's rating or ratings used to determine the Moody's Rating are on watch for downgrade or upgrade by Moody's, such rating or ratings will be adjusted down two subcategories (if on watch for downgrade) or up one subcategory (if on watch for upgrade), or if such rating or ratings have a negative outlook, such rating or ratings will be adjusted down one subcategory.

Moody's Derived Rating

With respect to any loan and the Obligor thereof as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a)          if the Obligor has a long-term issuer rating by Moody's, then such long-term issuer rating;

(b)          if the preceding clause does not apply but such Obligor has another obligation that is rated by Moody's, then by adjusting the rating of the related Obligor by the number of rating sub-categories according to the table below:

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating

Moody's Senior Secured Loan	greater than or equal to B2	-1

Moody's Senior Secured Loan	Less than B2	-2

Non-Moody's Senior Secured Loan	Greater than or equal to B3	+1

Non-Moody's Senior Secured Loan	Less than B3	0

(c)          if the preceding clauses do not apply, but such Obligor has a corporate family rating from Moody's, the Moody's Derived Rating shall be one rating subcategory below such corporate family rating;

(d)          if the preceding clauses do not apply, but the Obligor has a senior unsecured obligation (other than a bank loan) with a monitored publicly available rating from Standard & Poor's (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), then the Moody's Derived Rating shall be:

(i)          one rating subcategory below the Moody's equivalent of such Standard & Poor's rating if it is "BBB–" or higher, or

(ii)         two rating subcategories below the Moody's equivalent of such Standard & Poor's rating if it is "BB+" or lower;

(e)          if the preceding clauses do not apply, but the Obligor has a subordinated obligation (other than a bank loan) with a monitored publicly available rating from Standard & Poor's (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody's Rating shall be deemed to be:

(i)          one rating subcategory below the Moody's equivalent of such Standard & Poor's rating if it is "BBB–" or higher, and the Moody's Derived Rating shall be determined pursuant to clause (b) above, or

(ii)         two rating subcategories below the Moody's equivalent of such Standard & Poor's rating if it is "BB+" or lower, and the Moody's Derived Rating shall be determined pursuant to clause (b) above;

(f)           if the preceding clauses do not apply, but the Obligor has a senior secured obligation with a monitored publicly available rating from Standard & Poor's (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody's Rating shall be deemed to be two rating subcategories below the Moody's equivalent of such Standard & Poor's rating, and the Moody's Derived Rating shall be determined pursuant to clause (b) above;

(g)          with respect to Collateral Loans that do not have a Moody's Derived Rating determined pursuant to any of the foregoing clauses (a) through (f), then the Borrower may apply to Moody's for a Moody's credit estimate (such request to be made within 10 Business Days after the origination or purchase of such Collateral Loan), which shall be the Moody's Derived Rating for purposes of this Agreement and until such rating is assigned to such Collateral Loan, the Moody's Derived Rating of such Collateral Loan shall be either (a) the rating as may be estimated in good faith by the Borrower in accordance with the Moody's RiskCalc Calculation described herein or (b) "Caa1" (provided that (1) such estimated rating shall not be higher than "B3", (2) the Borrower shall re-submit any Collateral Loan with a Moody's Derived Rating determined pursuant to this clause (g) to Moody's for an updated credit estimate not less than annually (or not less than semi-annually for so long as the consequence of not obtaining an updated credit estimate at least semi-annually, per then-applicable Moody's ratings criteria, would be to assume a notching downgrade of such loans) (provided that if the Borrower does not apply for an updated credit estimate prior to the end of such annual or semi-annual period, the Moody's Rating of such Collateral Loan shall be "Caa3" until such time as the Borrower applies for an updated credit estimate) and (3) if the Underlying Instrument for such Collateral Loan has been materially modified or amended, the Borrower shall notify Moody's and make such modification or amendment available to Moody's and (4) pending issuance of any such Moody's credit estimate, if the Moody's Derived Rating of such Collateral Loan is determined by use of the Moody's RiskCalc Calculation (pursuant to this clause (g) or clause (h) below) the excess, if any, of all Collateral Loans for which the Moody's Derived Rating is determined by use of the Moody's RiskCalc Calculation (pursuant to this clause (g) or clause (h) below), to the extent such amount in the aggregate exceeds 20% of the Borrower's Total Capitalization, shall be deemed to have a Moody's Derived Rating of "Caa1");

(h)          with respect to Collateral Loans that do not have a Moody's Derived Rating determined pursuant to any of the foregoing clauses (a) through (g), the Moody's Derived Rating of any Collateral Loans that is a loan may be determined by the Borrower, in its discretion, in accordance with the Moody's RiskCalc Calculation described herein, subject to the satisfaction of the qualifications set forth therein (and with notice of such calculation provided to the Agents); provided that the Borrower shall (1) determine and report to Moody's the Moody's Derived Rating within 10 Business Days of the origination or purchase of such loan and (2) redetermine and report to Moody's the Moody's Derived Rating for such loan within 30 days after receipt of annual financial statements for the related Obligor;

(i)            if the preceding clauses do not apply and each of the following clauses (i) through (viii) does apply, the Moody's Derived Rating shall be "Caa1":

(i)          neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings,

(ii)         no debt securities or obligations of the Obligor are in default,

(iii)        neither the Obligor nor any of its Affiliates has defaulted on any debt during the preceding two years,

(iv)        the Obligor has been in existence for the preceding five years,

(v)          the Obligor is current on any cumulative dividends,

(vi)        the fixed-charge ratio for the Obligor exceeds 125% for each of the preceding two fiscal years and for the most recent quarter,

(vii)       the Obligor had a net profit before tax in the past fiscal year and the most recent quarter, and

(viii)      the annual financial statements of such Obligor are unqualified and certified by a firm of independent accountants of international reputation, and quarterly statements are unaudited but signed by a corporate officer;

(j)          if the preceding clauses do not apply but each of the following clauses (i) and (ii) does apply, the Moody's Derived Rating shall be "Caa3":

(i)          neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings; and

(ii)         no debt security or obligation of such Obligor has been in default during the past two years; and

(k)          if the preceding clauses do not apply and a debt security or obligation of the Obligor has been in default during the past two years, the Moody's Derived Rating shall be "Ca."

Notwithstanding the foregoing, if the Moody's rating or ratings used to determine the Moody's Rating are on watch for downgrade or upgrade by Moody's, such rating or ratings will be adjusted down two subcategories (if on watch for downgrade) or up one subcategory (if on watch for upgrade), or if such rating or ratings have a negative outlook, such rating or ratings will be adjusted down one subcategory.

Moody's RiskCalc Calculation

1.             The following terms shall be used in this Schedule B with the meanings provided below.

".EDF" means, with respect to any loan, the lowest 5-year expected default frequency for such loan as determined by running the current version Moody's RiskCalc in both the Credit Cycle Adjusted (CCA) for each of the previous five years and the Financial Statement Only (FSO) modes.

"Pre-Qualifying Conditions" means, with respect to any loan, conditions that will be satisfied if the Obligor with respect to the applicable loan satisfies the following criteria:

(a)           the independent accountants of such Obligor shall have issued a signed, unqualified audit opinion with respect to the most recent fiscal year financial statements, including no explanatory paragraph addressing "going concern" or other issues;

(b)           the Obligor's EBITDA is equal to or greater than U.S.$5,000,000;

(c)           the Obligor's annual sales are equal to or greater than U.S.$10,000,000;

(d)           the Obligor's book assets are equal to or greater than U.S.$10,000,000;

(e)           the Obligor represents not more than 2.0% of the Borrower's Total Capitalization;

(f)           the Obligor is a private company with no public rating from Moody's;

(g)           for the current and prior fiscal year, such Obligor's:

(i)          EBIT/interest expense ratio is greater than 1.0:1.0 and 1.25:1.00 with respect to retail (adjusted for rent expense);

(ii)         debt/EBITDA ratio is less than 6.0:1.0; provided that the debt/EBITDA ratio is less than 8.0:1.0 for any loans with respect to the following Moody's Industry Classification Groups: (A) Telecommunications, (B) Media: Advertising, Printing & Publishing or (C) Media: Broadcast & Subscription;

(h)          no greater than 25% of the company's revenue is generated from any one customer of the Obligor;

(i)          the Obligor is a for-profit operating company in any one of the Moody's Industry Classification Groups with the exception of (i) Banking, Finance, Insurance & Real Estate, and (ii) Construction & Building;

(j)          no financial covenants of the Collateral Loan have been modified or waived in the preceding three months; and

(k)          the original terms of the Collateral Loan have not been modified or waived in the preceding three months.

2.             The Borrower shall calculate the .EDF for each of the loans to be rated pursuant to this Schedule B. The Borrower shall also provide Moody's with the .EDF and the information necessary to calculate such .EDF upon request from Moody's. Moody's shall have the right (in its sole discretion) to (i) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in paragraph 3 below in order to determine the applicable Moody's Derived Rating, or (ii) have a Moody's credit analyst provide a credit estimate for any loan rated pursuant to this Schedule B, in which case such credit estimate provided by such credit analyst shall be the applicable Moody's Derived Rating.

3.             As of each date of determination specified in clauses (h) and (i) of the definition of "Moody's Derived Rating," the Moody's Derived Rating for each loan that satisfies the Pre-Qualifying Conditions shall be the lower of (i) the Borrower's internal rating or (ii) the Maximum Corporate Family Rating (in the case of a senior secured loan) or the Maximum Senior Unsecured Rating (in the case of a senior unsecured loan) based on the .EDF for such loan, in each case, determined in accordance with the table below (and the Borrower shall give the Agents notice of such Moody's Derived Rating):

Lowest EDF	Maximum Corporate Family Rating	Maximum Senior Unsecured Rating

less than or equal to .baa	Ba3	Ba3

.ba1	B1	B1

.ba2, .ba3 or .b1	B2	B2

.b2 or .b3	B3	B3

.caa	Caa1	Caa1

provided that (i) the Moody's Derived Rating determined pursuant to the table above will be reduced by an additional one-half rating subcategory for loans originated in connection with leveraged buyout transactions and (ii) the Borrower may assign a lower rating to a loan if it so determines in its reasonable business judgment.

4.             As of each date of determination specified in clauses (h) and (i) of the definition of "Moody's Derived Rating," the Moody's Recovery Rate for each loan that meets the Pre-Qualifying Conditions shall be the lower of (i) the Borrower's internal recovery rate or (ii) the recovery rate as determined in accordance with the table below (and the Borrower shall give the Agents notice of such Moody's Recovery Rate):

Type of Loan	Moody's Recovery Rate

Senior Secured Loan	50%

All other loans	25%

provided that Moody's shall have the right (in its sole discretion) to issue a recovery rate assigned by one of its credit analysts, in which case such recovery rate provided by such credit analyst shall be the applicable Moody's Recovery Rate.

5.             Within 5 Business Days of completing a RiskCalc rating, the Borrower will provide copies to Moody's of:

a.           all model inputs and outputs used in establishing the RiskCalc based rating; and

b.           all Obligor financial statements and audits (if available) used to support all model inputs.

Notwithstanding the foregoing, if there is any change to the published Moody's RiskCalc Calculation methodology, such revised calculation methodology may be used for any Moody's RiskCalc Calculation and such change shall not require an amendment to this Agreement.

Moody's Senior Secured Loan

(1)         A loan or a Participation Interest in a loan that:

(a)          is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan;

(b)          is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the loan; and

(c)          the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

(2)         A loan that:

(a)          is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan, except that such loan can be subordinate with respect to the liquidation of such Obligor or the collateral for such loan;

(b)          with respect to such liquidation, is secured by a valid perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the loan;

(c)          the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured in the same collateral; and

(d)          the loan has a Moody's facility rating and a Moody's corporate family rating, and such Moody's facility rating is not lower than the loan's Moody's corporate family rating; and

(3)         A loan that is not:

(a)          a DIP Loan; or

(b)          a loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise "springs" into existence after the origination thereof.

SCHEDULE C

Approved Appraisal Firms

Axiom Valuation Solutions

Empire Valuation Consultants, LLC

Lincoln International LLC

Murray Devine & Co.

SCHEDULE D

Collateral Quality Matrix

A	B	C	D	E	F
				3.25% Applicable	2.75% Applicable
				Margin applies	Margin applies
	Minimum	Minimum	Minimum Weighted	Maximum Weighted	Maximum Weighted
	Diversity	Weighted Average	Average Moody's	Average Moody's	Average Moody's
Grid #	Score	Spread Test Level	Recovery Rate Test	Rating Factor	Rating Factor
1	25	6.5%	36%	3950	3200
2	25	7.5%	36%	4050	3300
3	25	8.5%	36%	4150	3400
4	25	6.5%	38%	4200	3400
5	25	7.5%	38%	4300	3500
6	25	8.5%	38%	4400	3600
7	30	6.5%	36%	4150	3400
8	30	7.5%	36%	4250	3500
9	30	8.5%	36%	4350	3600
10	30	6.5%	38%	4450	3650
11	30	7.5%	38%	4550	3750
12	30	8.5%	38%	4650	3850
13	35	6.5%	36%	4350	3600
14	35	7.5%	36%	4450	3700
15	35	8.5%	36%	4550	3800
16	35	6.5%	38%	4600	3800
17	35	7.5%	38%	4700	3900
18	35	8.5%	38%	4800	4000

SCHEDULE E

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a)          An "Issuer Par Amount" is calculated for each issuer of a Collateral Loan, and is equal to the Aggregate Maximum Principal Balance of all the Collateral Loans issued by that issuer and all affiliates.

(b)          An "Average Par Amount" is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)          An "Equivalent Unit Score" is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)          An "Aggregate Industry Equivalent Unit Score" is then calculated for each of Moody's industry classification groups, shown on Schedule A, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e)          An "Industry Diversity Score" is then established for each Moody's industry classification group, shown on Schedule A, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate		Aggregate		Aggregate		Aggregate
Industry		Industry		Industry		Industry
Equivalent	Industry	Equivalent	Industry	Equivalent	Industry	Equivalent	Industry
Unit	Diversity	Unit	Diversity	Unit	Diversity	Unit	Diversity
Score	Score	Score	Score	Score	Score	Score	Score

0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000

Aggregate		Aggregate		Aggregate		Aggregate
Industry		Industry		Industry		Industry
Equivalent	Industry	Equivalent	Industry	Equivalent	Industry	Equivalent	Industry
Unit	Diversity	Unit	Diversity	Unit	Diversity	Unit	Diversity
Score	Score	Score	Score	Score	Score	Score	Score

1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)          The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody's industry classification group shown on Schedule A.

For purposes of calculating the Diversity Score, affiliated issuers in the same Industry are deemed to be a single issuer except as otherwise agreed to by Moody's.

SCHEDULE F

List of Initial Collateral Loans

Obligor Name	Facility Name

Allied Specialty Vehicles, Inc.	Term Loan
Alpha Packaging Holdings, Inc.	Tranche B Term Loan
Arclin US Holdings Inc.	2nd Lien Term Loan
Aspect Software, Inc.	Tranche B Term Loan
Attachmate Corporation	Term Loan (2nd Lien)
Attachmate Corporation	Term Loan (First Lien)
Avantor Performance Materials Holdings, Inc.	Term Loan
BBB Industries, LLC	Term Loan Secured First Lien
BMP/Pennant Holdings, LLC	Term Loan A
BRSP, LLC	Senior Term Loan
Cengage Learning Acquisitions, Inc.	Term Loan
CHS/Community Health Systems, Inc.	Non-Extended Funded Term Loan
Centiv Holding Company	Term Loan
Convergent Resources, Inc.	Term Loan
ConvergeOne Holdings Corp	Term Loan A Secured First Lien
Earthbound Holdings III, LLC	Term Loan
Educate, Inc.	Term Loan
Einstruction Corporation	Initial Term Loan
Fairway Group Acquisition Company	Term Loan
First Data Corporation	Non-Extended B-3 Term Loan
First Data Corporation	Non-Extended B-2 Term Loan
Fleetgistics Holdings, Inc.	Term Loan
General Chemical Corporation	Tranche B Term Loan
Goodman Global, Inc.	Initial Term Loan (First Lien)
Gundle/SLT Environmental, Inc.	Term Loan (First Lien)
Hyland Software, Inc.	Term-1 Loan
Intelligrated, Inc.	Term Loan
iStar Financial Inc.	Tranche A-1 Loan
iStar Financial Inc.	Tranche A-2 Loan
Kenan Advantage Group, Inc.	Term Loan
Nuveen Investments, Inc.	Non-Extended First-Lien Term Loan
Ocwen Financial Corporation	Term Loan
Ozburn-Hessey Holding Company LLC	Term Loan
Peak 10, Inc.	Term B Loan
Pelican Products, Inc.	Term Loan
Porex Corporation	US Term Loan A
Princeton Review, Inc. (The)	Term Loan
PSP Group, LLC	Term Loan
R360 Environmental Solutions, Inc.	Term Loan A
R360 Environmental Solutions, Inc.	Tranche B Loan
Renfro Corporation	Tranche B-1 Term Loan
Roberts-Gordon LLC	Term Loan
Scitor Corporation	Term Loan

Scotsman	Term Loan
SMG	Secured First Lien
SI Organization, Inc. (The)	Term Loan
Strategic Partners, Inc.	Term Loan
Syncsort	Term Loan
TASC, Inc.	New Tranche B Term Loan
TeleGuam Holdings, LLC	Term Loan (First Lien)
Totes Isotoner Corp	1st Lien Term Loan
Totes Isotoner Corp	Delayed Draw Term Loan
Transtar Holding Company	Term Loan (First Lien)
United States Infrastructure Corporation	Term Loan
Universal Fiber Systems, LLC	Term Loan
U.S. Telepacific Corp.	Term Loan
Virtual Radiologic Corporation	Term Loan B
Vision Solutions, Inc.	Term Loan (First Lien)
Volume Services America, Inc. (Centerplate)	Term Loan A
Volume Services America, Inc. (Centerplate)	Term Loan B
Weaver Manufacturing, Inc.	Term Loan

SCHEDULE G

Prohibited Assignees

Anchorage

Apollo

Ares Capital

Atalaya Capital Management

Blackstone

Cerberus Capital Management

Farallon Capital

Fifth Street

Fortress Investment Group

GE Capital

Golub Capital

Highbridge Capital Management

LBC Capital

Monroe Capital

Oaktree Capital Management

Pennant Park

Prospect Capital

Solar Capital

Stellus Capital / DE Shaw

TCW

THL Credit

TPG Capital

EXHIBIT A-1

[FORM OF NOTE FOR CLASS A-R LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, GARRISON FUNDING 2012-1 LLC, a limited liability company organized under the law of the State of Delaware (the "Borrower"), hereby unconditionally promises to pay to [INSERT NAME OF LENDER] (the "Lender") or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Class A-R Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Class A-R Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class A-R Loan.

This Note (a) is a revolving Note and evidences the Class A-R Loans made by the Lender under the Credit Agreement, dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian, (b) is one of the Notes referred to in the Credit Agreement, (c) is subject to the provisions of the Credit Agreement and (d) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

GARRISON FUNDING 2012-1 LLC

By:
Name:
Title:

SCHEDULE I

This Note evidences Class A-R Loans made by [INSERT NAME OF LENDER], (the "Lender") to GARRISON FUNDING 2012-1 LLC (the "Borrower") under the Credit Agreement dated as of May 21, 2012 among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent and custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

	PRINCIPAL	PRINCIPAL	PRINCIPAL
	AMOUNT	AMOUNT PAID	BALANCE	NOTATION
DATE	LOANED	OR PREPAID	OUTSTANDING	BY

EXHIBIT A-2

[FORM OF NOTE FOR SWINGLINE LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, GARRISON FUNDING 2012-1 LLC, a limited liability company organized under the law of the State of Delaware (the "Borrower"), hereby unconditionally promises to pay to [INSERT NAME OF LENDER] (the "Lender") or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Swingline Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Swingline Loan.

This Note (a) evidences the Swingline Loans made by the Lender under the Credit Agreement, dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian, (b) is one of the Notes referred to in the Credit Agreement, (c) is subject to the provisions of the Credit Agreement and (d) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

GARRISON FUNDING 2012-1 LLC

By:
Name:
Title:

SCHEDULE I

This Note evidences Swingline Loans made by [INSERT NAME OF LENDER], (the "Lender") to GARRISON FUNDING 2012-1 LLC (the "Borrower") under the Credit Agreement dated as of May 21, 2012 among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent and custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

	PRINCIPAL	PRINCIPAL	PRINCIPAL
	AMOUNT	AMOUNT PAID	BALANCE	NOTATION
DATE	LOANED	OR PREPAID	OUTSTANDING	BY

EXHIBIT A-3

[FORM OF NOTE FOR CLASS A-T LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, GARRISON FUNDING 2012-1 LLC, a limited liability company organized under the law of the State of Delaware (the "Borrower"), hereby unconditionally promises to pay to [INSERT NAME OF LENDER] (the "Lender") or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Class A-T Loan made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class A-T Loan.

This Note (a) evidences the Class A-T Loan made by the Lender under and is one of the Notes referred to in the Credit Agreement, dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

GARRISON FUNDING 2012-1 LLC

By:
Name:
Title:

SCHEDULE I

This Note evidence the Class A-T Loan made by [INSERT NAME OF LENDER], (the "Lender") to GARRISON FUNDING 2012-1 LLC (the "Borrower") under the Credit Agreement dated as of May 21, 2012 among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent and custodian, in the principal amount and on the date set forth below, subject to the payments and prepayments of principal set forth below:

	PRINCIPAL	PRINCIPAL	PRINCIPAL
	AMOUNT	AMOUNT PAID	BALANCE	NOTATION
DATE	LOANED	OR PREPAID	OUTSTANDING	BY

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[Date]

Natixis, New York Branch,

as Administrative Agent

9 West 57th Street

36th Floor

New York, New York 10019

NOTICE OF BORROWING

This Notice of Borrowing is made pursuant to Section 2.2 of that certain Credit Agreement dated as of May 21, 2012 (as the same may from time to time be amended, supplemented, waived or modified, the "Credit Agreement") among Garrison Funding 2012-1 LLC, as borrower (the "Borrower"), the Lenders parties thereto from time to time (collectively, the "Lenders"), Natixis, New York Branch, as administrative agent (the "Administrative Agent"), and Deutsche Bank Trust Company Americas, as collateral agent and custodian. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

Insert for Syndicated Borrowings:

1.           The Borrower hereby requests that on ______________, ____ (the "Borrowing Date") it receive Syndicated Borrowings of Class ___ Loans under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the "Requested Amount").

2.           The Borrower hereby gives notice of its request for Syndicated Loans in the aggregate principal amount equal to the Requested Amount to the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Administrative Agent in its respective Percentage Share of the Requested Amount.

3.           The Borrower certifies that immediately after giving effect to the proposed Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(1)          in the case of the initial Borrowing under the Credit Agreement, the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to the Borrowing Date referred to above;

(2)          immediately after the making of the Loans requested herein on the Borrowing Date,

(i)          in the case of a Borrowing of Class A-R Loans, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date; and

(ii)         in the case of a Borrowing of Class A-T Loans, the aggregate principal amount of the Class A-T Loans made as part of such Borrowing shall be equal to the Total Class A-T Commitment;

(3)          [no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(4)          each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(5)          no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Credit Agreement; and

(6)          each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders).]1

Insert for Swingline Borrowings:

1.           The Borrower hereby requests that on ______________, ____ (the "Borrowing Date") it receive a Swingline Borrowing under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the "Requested Amount").2

2.           The Borrower hereby gives notice of its request for a Swingline Loans in the aggregate principal amount equal to the Requested Amount to the Swingline Lender, the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Swingline Lender to remit, or cause to be remitted, the proceeds thereof to the Administrative Agent.

3.           This Notice of Borrowing shall also constitute a request for a Syndicated Borrowing of Swingline Refinancing Loans to be made by the Lenders on [__________ __, 20__]3 (the "Swingline Refinancing Date").

In connection with such Syndicated Borrowing, the Borrower hereby gives notice of its request for Class A-R Loans in the aggregate principal amount equal to the Requested Amount to the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Lenders (unless a Lender is a Swingline Lender) to remit, or cause to be remitted, the proceeds thereof to the Administrative Agent on the Swingline Refinancing Date in its respective Percentage Share of the Requested Amount.

1             Omit paragraphs 3 through 6 in the case of Revolving Loans used to fund Unfunded Amounts.

2             Swingline Borrowings limited to $[__] million in the aggregate at any one time outstanding, and all Loans (Swingline and Syndicated) cannot exceed the aggregate borrowing limits set forth in the Credit Agreement.

3             Insert date that is 3 Business Days after the Borrowing Date of the Swingline Loan

4.          The Borrower certifies that immediately after giving effect to the proposed Swingline Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(1)          in the case of the initial Borrowing under the Credit Agreement, the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to the Borrowing Date referred to above;

(2)          immediately after such Borrowing:

(i)          in the case of a Borrowing of Class A-R Loans, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date; and

(ii)         in the case of a Borrowing of Swingline Loans, the aggregate outstanding principal amount of Swingline Loans shall not exceed the limit for outstanding Swingline Loans set forth in Section 2.1;

(3)          [no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(4)          each of the representations and warranties of the Borrower contained in the Credit Agreement, each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(5)          no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Credit Agreement; and

(6)          each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders).]4

 4         Omit paragraphs 3 through 6 in the case of Revolving Loans used to fund Unfunded Amounts.

Insert for all Notices of Borrowing:

WITNESS my hand on this ____ day of _________, ____.

GARRISON FUNDING 2012-1 LLC

By:
Name:
Title:

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

Reference is made to the Credit Agreement, dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Garrison Funding 2012-1 LLC, a limited liability company organized under the law of the State of Delaware (the "Borrower"), the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent thereunder (in such capacity, the "Administrative Agent") and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the "Assignor") and the Assignee identified on Schedule I hereto (the "Assignee") agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule I hereto (the "Assigned Interest").

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interests being assigned by it hereunder and that such Interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Collateral Manager or the performance or observance by the Borrower or the Collateral Manager of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches all Notes held by it evidencing the Assigned Interest and (1) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any Loans, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and other information delivered pursuant to Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (c) agrees that, except as may be otherwise expressly agreed in writing between the Assignee, on the one hand, and the Assignor, an Agent or a Lender, as the case may be, on the other hand, it will, independently and without reliance upon the Assignor, such Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

(iv) The effective date of this Assignment and Assumption Agreement shall be the Effective Date of Assignment described in Schedule I hereto (the "Effective Date"). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

(v) Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date]. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

(vii) This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.

Schedule I

to Assignment and Assumption Agreement

Name of Assignor: ___________________________

Name and address of Assignee: _______________________

Effective Date of Assignment ______________________

Principal Amount of Loans Assigned: $ ______

Funding Percentage Assigned** : _._%

Assignor:	[INSERT NAME OF ASSIGNOR],
as Assignor

By:
Authorized Signatory,

Assignee:	[INSERT NAME OF ASSIGNEE]
as Assignee

By:
Authorized Signatory

[Accepted this ___ day of
_______________, ____

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:
Authorized Signatory

By:
Authorized Signatory][1]

[1]	Insert in an Assignment and Assumption if Administrative Agent consent is required (see Section 12.6(c) of the Credit Agreement).

[Consented to this ___ day of
_______________, ____

GARRISON FUNDING 2012-1 LLC,
as Borrower

By:
Name:
Title:][2]

[Consented to this ___ day of
_______________, ____

[VERSAILLES ASSETS LLC],
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:][3]

[2]	Insert in an Assignment and Assumption if Borrower consent is required (see Section 12.6(c) of the Credit Agreement).
[3]	Insert in an Assignment and Assumption if Swingline Lender consent is required (see Section 12.6(c) of the Credit Agreement).

EXHIBIT D

[FORM OF JOINDER AGREEMENT]

JOINDER AGREEMENT (this "Agreement") dated as of [________, ____] by [INSERT NAME OF FUNDING AGENT] (the "Funding Agent"), in favor of [INSERT NAME OF CP CONDUIT], as a CP Conduit under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "CP Conduit").

Garrison Funding 2012-1 LLC, as Borrower, certain Lenders party thereto, Natixis, New York Branch, as Administrative Agent, and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian, are parties to a Credit Agreement dated as of May 21, 2012 (as amended, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement").

As contemplated by Section 13.1 of the Credit Agreement, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Funding Agent has agreed to become a party to the Credit Agreement as a "Funding Agent" thereunder, as further described therein.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder. As of the date hereof, the Funding Agent hereby agrees that it shall (a) become a "Funding Agent" under the Credit Agreement on behalf of the CP Conduit under and for all purposes of the Credit Agreement and will be bound by all terms, conditions, duties, covenants, agreements and obligations applicable to a Funding Agent under the Credit Agreement and the other Loan Documents, and (b) agrees to perform the duties of the Funding Agent as set forth in the Credit Agreement and the [INSERT DESCRIPTION OF CP PROGRAM DOCUMENTS APPLICABLE TO THE FUNDING AGENT AND THE CP CONDUIT].

Section 3. Submission to Jurisdiction. The Funding Agent irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Funding Agent hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). The Funding Agent agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or the Borrower may otherwise have to bring any action or proceeding relating to this Agreement against the Funding Agent or its properties in the courts of any jurisdiction.

Section 4. Waiver of Venue. The Funding Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 3. The Funding Agent hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 5. Service of Process. The Funding Agent irrevocably consents to service of process in the manner provided for notices in Section 12.8 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 6. WAIVER OF JURY TRIAL. THE FUNDING AGENT HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

Section 7. Miscellaneous. This Agreement shall constitute a "Loan Document" for all purposes of the Credit Agreement and the other Loan Documents. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[INSERT NAME OF FUNDING AGENT]

By:
Name:
Title:

EXHIBIT E

Scope of Collateral Report

1.	The Aggregate Principal Balance of all Collateral Loans and Equity Securities
2.	The Balance of all Eligible Investments and Cash in each of:
a.	The Collection Account
b.	The Payment Account
c.	The Future Funding Reserve Account
d.	The Custodial Account
e.	The Defaulting Lender Account (and each subaccount thereof)
f.	The Closing Expense Account
3.	Commitment, rating of and Outstanding amounts for
a.	Class A-R Loans
b.	Class A-T Loans
4.	The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the Date of Determination of the last Collateral Report or Payment Date Report) and the Future Funding Reserve Account
5.	Compliance Level of Coverage Tests vs. Test Level
a.	Calculation of Overcollateralization Ratio
b.	Calculation of Interest Coverage Ratio
6.	Compliance with Collateral Quality Tests
a.	Minimum Weighted Average Spread Test
b.	Minimum Weighted Average Coupon Test
c.	Minimum Weighted Average Moody's Recovery Rate Test
d.	Weighted Average Life Test
e.	Maximum Moody's Rating Factor Test
f.	Minimum Diversity Test
7.	Compliance with Concentration Limitations
a.	Non-Senior Secured Loans
b.	Fixed Rate Obligations
c.	Floating Rate Obligations
d.	DIP Loans
e.	Current Pay Obligations
f.	Obligor concentrations
g.	Approved Foreign Jurisdictions and Approved Tax Jurisdictions
h.	Collateral Loans that permit payment of interest less frequently than quarterly
i.	Revolving Collateral Loans and Delayed Funding Loans
j.	Moody's Industry Classification
k.	Collateral Loans with Moody's Rating/pending credit estimate and EBITDA
l.	Moody's Rating derived from a Standard & Poor's Rating
m.	Moody's Rating determined using Moody's RiskCalc
n.	Aggregate Participation Percentage
o.	PIK Loans
p.	Collateral Loan with attached Equity Kickers
8.	Listing of all Collateral Loans with attributes including
a.	Obligor name
b.	Maximum Principal Balance (commitment amount)
c.	Principal Balance (outstanding amount)
d.	Exposure Amount
e.	Unsettled Amount

f.	Moody's Industry
g.	Whether each loan is fixed or floating
h.	Spread over the applicable index or benchmark rate (for Floating Rate Obligations)
i.	Interest coupon (for Fixed Rate Obligations)
j.	Maturity Date
k.	Moody's rating (if public) and the last date of the Moody's rating estimate (if a credit estimate)
l.	For each Collateral Loan that has a credit estimate from Moody's, the date on which such credit estimate was issued
m.	Whether each Collateral Loan is a Credit Risk Loan, Defaulted Loan, Current Pay Obligation or Discount Loan
n.	Country of domicile
o.	Frequency of interest payment
p.	Revolving Collateral Loans or Delayed Funding Loans
q.	If a PIK Loan, DIP Loan, Real Estate Loan, owned via participation
r.	For Floating Rate Obligations, the index over which interest is calculated (e.g., LIBOR, prime or other)
s.	The LIBOR floor in effect (if any) for each Collateral Loan
9.	For Defaulted Loans
a.	Default Date
b.	Days in Default
c.	Principal Balance
d.	If an Appraisal has been received in last 3 months
e.	Appraisal Value
f.	Principal Collateralization Amount (and the method of calculation thereof)
10.	Participations
a.	All loans owned via participation
b.	Participation counterparty for each participation
i.	Moody's Rating for each participation counterparty
11.	List all Discount Loans and applicable purchase price
12.	List all Defaulted Loans and applicable carrying value for Principal Collateralization Amount
13.	Calculation of Overcollateralization Ratio
14.	Calculation of Interest Coverage Ratio
15.	Assets purchased or sold within the Due Period including
a.	Facility Name
b.	Trade/Settlement Dates
c.	Reason for sale/ Transaction Motivation (e.g. Discretionary, Credit Risk, Credit Improved.)
d.	Purchaser or seller is an affiliate of the Borrower?
e.	Par amount
f.	Price
g.	Proceeds
h.	Accrued interest

EXHIBIT F

Scope of Payment Date Report

1.          Quarterly Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds

2.          Beginning and ending balance of all Classes of Loans

3.          Beginning and ending balance of all Covered Accounts

4.          Calculations of the Collateral Quality Tests and Coverage Tests

EXHIBIT G

Scope of Asset-Level Reporting to Lenders

1. Within three months following the Closing Date, and to be updated at least semi-annually, an information package (which may be provided via access to an online data site to be specified to the Lenders by the Borrower) with respect to each asset that is Pledged Collateral, which will contain information with respect to each Obligor and each Underlying Instrument, including all credit agreements, amendments thereto, financial information (including any "Management Discussion and Analysis" provided by such Obligor), and other material information as provided by such Obligor with respect to the applicable Underlying Instruments (the "Asset Report").

2. Beginning in August 2012, an information package (which may be provided via access to an online data site to be specified to the Lenders by the Borrower) to be provided on the 20th day of each calendar month (or if such date is not a Business Day, the next succeeding Business Day), which will contain information with respect to all Defaulted Loans, Credit Risk Loans and Current Pay Obligations (the "Stressed Credit Report"). At any time that the Overcollateralization Ratio Test is not satisfied, any Lender may reasonably request that additional Collateral Loans be added to the Stressed Credit Report.

3. At any time that any of the Coverage Tests are not satisfied for more than three months, any Lender may reasonably request the following information: (i) the Asset Report to be delivered on a monthly basis, (ii) the Stressed Credit Report to be delivered on an every two-week basis and (iii) all other material information received by the Borrower from each Obligor and its Affiliates with respect to the applicable Underlying Instruments.

EXHIBIT H

Form of Retention of Net Economic Interest Letter

Garrison Capital LLC

c/o Garrison Investment Group LP

1350 Avenue of the Americas, Suite 905

New York, New York 10019

Garrison Funding 2012-1 Manager LLC

c/o Garrison Investment Group LP
1350 Avenue of the Americas, Suite 905
New York, New York 10019

[______ __], [____]

[ADDRESSEE(S)]

Re:       Retention of Net Economic Interest

This letter is being delivered in connection with the Credit Agreement dated as of May 21, 2012 (the "Credit Agreement") among Garrison Funding 2012-1 LLC, as borrower (the "Borrower"), the financial institutions referred to as "Lenders" in the Credit Agreement, Deutsche Bank Trust Company Americas, in its capacity as collateral agent and custodian, and Natixis, New York Branch, as administrative agent. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

1.          The Retention Provider, as originator, hereby agrees for the benefit of each Lender and the Administrative Agent for so long as the Loans and any other Obligations remain outstanding:

a.            that it has and will retain, on an ongoing basis, a material net economic interest in the securitisation position comprised by the Loans which, in any event, shall not be less than 5% of the nominal value of the Collateral Loans and Eligible Investments;

b.            that it will retain such interest by retention of the first loss tranche and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors (being the Lenders) and not maturing any earlier than those transferred or sold to investors, so that the retention equals in total no less than 5% of the nominal value of the Collateral Loans and Eligible Investments;

c.            and confirms that the retention of the net economic interest will be measured at the origination (being the occasion of each origination or acquisition of a Collateral Loan or Eligible Investment) and shall be maintained on an ongoing basis;

d.            that the retention of such interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, unless permitted by Article 122a;

e.            that it will not take, or fail to take, any action the result of which would, or could, directly or indirectly, result in it ceasing to be a wholly-owned subsidiary of Garrison BDC;

f.             that it or Garrison BDC will remain, directly or indirectly, the 100% owner of all of the equity interests in Garrison Funding 2010-1 LLC (it being understood that Garrison Funding 2010-1 LLC will be dissolved after its obligations and liabilities have been satisfied); and

g.            that it will (and to the extent possible will procure that Garrison BDC will), following a request by the Borrower, provide a refreshed letter in substantially the form hereof where the Borrower has received a request for the same from a Lender pursuant to Section 5.1(l) of the Credit Agreement.

2.          Garrison BDC hereby agrees for the benefit of each Lender and the Administrative Agent for so long as the Loans and any other Obligations remain outstanding:

a.            that it will remain, directly or indirectly, the 100% owner of all of the equity interests in the Retention Provider;

b.            that it or the Retention Provider will remain, directly or indirectly, the 100% owner of all of the equity interests in Garrison Funding 2010-1 LLC;

c.            that it will invest in and hold loans, securities and other investments, excluding loans that will be sold to or originated by the Borrower, with a principal amount not less than 10% and expected to be closer to approximately 20% of its capital (it being understood that, for this purpose, such percentage will be determined based upon the purchase price of each such investment and that the valuation of assets will fluctuate over time);

d.            that it will (and to the extent possible will procure that the Retention Provider will), following a request by the Borrower, provide a refreshed letter in substantially the form hereof where the Borrower has received a request for the same from a Lender pursuant to Section 5.1(l) of the Credit Agreement;

e.            that any of it or its direct or indirect wholly-owned subsidiaries (including the Retention Provider and the Borrower) is, and will remain, the originator of approximately 80% (or more) of the loans held by the Borrower from time to time (it being understood that, for this purpose, the Borrower may act as agent for the Retention Provider pursuant to and as described in Section 2.2(c) of the Purchase and Contribution Agreement, dated as of May 21, 2012, between the Retention Provider, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time);

f.             that a majority of its Board of Directors will remain as independent members (who are otherwise unaffiliated with the Retention Provider and other persons involved in the management of the portfolio of Collateral Loans); and

g.           that its Board of Directors (i) approved by resolutions dated May 9, 2012 the credit facility contemplated by the Credit Agreement, including the Eligibility Criteria and Concentration Limitations as described in the related term sheet, (ii) in connection with the preparation of Garrison BDC's first fiscal quarter 2012 financial statements, reviewed the loans held by Garrison Funding 2010-1 LLC and approved the acquisition thereof by the Borrower, (iii) must receive not less than 5 Business Days' prior notice of any proposed material amendment or waiver to the Eligibility Criteria and Concentration Limitations and an opportunity to veto such proposed amendment or waiver (provided that such right to veto may be deemed to be waived if no response to such proposed amendment or waiver has been given within 5 Business Days) and (iv) has the ability to propose to the Collateral Manager sales or purchases of Collateral Loans in accordance with the Credit Agreement (although, for the avoidance of doubt, the Collateral Manager shall retain the right to accept or reject such proposals).

As used in this letter, the terms "material net economic interest", "originator", "securitisation position", "ongoing basis" and "tranche" shall have the meanings given thereto for the purposes of Article 122a and in the guidelines to Article 122a published on December 31, 2010 by the European Banking Authority (formerly the Committee of European Banking Supervisors).

[Remainder of page intentionally left blank]

Very Truly Yours,

GARRISON FUNDING 2012-1 MANAGER LLC

By:
Name:
Title:

GARRISON CAPITAL LLC

By:
Name:
Title: